 Exhibit 10.4

EXECUTION COPY

CREDIT AGREEMENT

dated as of December 29, 2025

among

Janel Group LLC,
THE OTHER BORROWERS SIGNATORY HERETO,

and

SUCH ADDITIONAL BORROWERS FROM TIME TO TIME PARTY HERETO,
as Borrowers,

JANEL CORPORATION, a Nevada corporation,
as Holdings

and

SUCH ADDITIONAL GUARANTORS FROM TIME TO TIME PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO,

and

SANTANDER BANK, N.A.,
as Administrative Agent

and

SANTANDER BANK, N.A.
FIRST MERCHANTS BANK,
as Joint Lead Arrangers

-i-

-ii-

-iii-

Section 10.17	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	151
Section 10.18	Certain ERISA Matters	152
Section 10.19	Acknowledgement Regarding Any Supported QFCs	153

SCHEDULES:

Schedule 1.1	Mortgage Requirement
Schedule 2.1	Commitments
Schedule 2.4	Existing Letters of Credit
Schedule 4.1(f)	Collateral Documents and Related Requirements
Schedule 5.6	Disclosed Matters
Schedule 5.13	Subsidiaries; Equity Interests; Life Sciences Loan Parties
Schedule 5.14	Insurance
Schedule 5.16(a)	UCC Filing Offices
Schedule 5.16(b)	Mortgage Filing Offices
Schedule 5.19	Closing Date Owned Real Property/ Material Owned Property
Schedule 6.14	Deposit Accounts
Schedule 6.15	Collateral Reporting
Schedule 6.17	Certain Post-Closing Obligations
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.10	Existing Restrictions
Schedule 10.1	Notice Information

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Borrowing Base Certificate
Exhibit C-1	Form of Committed Loan Notice
Exhibit C-2	Form of Swingline Loan Notice
Exhibit D-1	Form of Revolving Loan Note
Exhibit D-2	Form of Swingline Loan Note
Exhibit D-3	Form of Term Loan Note
Exhibit D-4	Form of Mortgage Loan Note
Exhibit D-5	Form of Acquisition Loan Note
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Closing Certificate
Exhibit G-1	Form of Subsidiary Joinder Agreement
Exhibit H-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit H-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit I	Form of Master Intercompany Note
-iv-

Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Secured Obligation Designation Notice

-v-

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 29, 2025, among Janel Group LLC, a New York limited liability company (“Janel”), EACH OF THE SUBSIDIARIES OF HOLDINGS PARTY HERETO AS A BORROWER (collectively, and together with Janel and any other Person that at any time after the date hereof becomes a party hereto as a Borrower, jointly and severally, each a “Borrower” and collectively, “Borrowers”), JANEL CORPORATION, a Nevada corporation (“Holdings”), the Persons from time to time party hereto as Guarantors, the Lenders party hereto and SANTANDER BANK, N.A., a national banking association, as Administrative Agent.

RECITALS

A.          Borrowers have requested that Lenders make loans and other financial accommodations to Borrowers as more fully set forth herein.

B.          The Lenders have indicated their willingness to lend, and L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

Definitions and Rules of Construction

Section 1.1           Definitions . As used in this Credit Agreement, the following terms have the meanings specified below:

“Account” means an “account” as defined in Article 9 of the UCC.

“Account Debtor” has the meaning assigned to such term in the Security Agreement.

“Accounts Advance Rate” means:

(i) Domestic Uninsured Account	85%
(ii) Domestic Insured Account	90%
(iii) Foreign Account	85%

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the historical Consolidated EBITDA of such Acquired Entity or Business for such period as certified by a Financial Officer of Borrower Representative, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Acquired Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis. Borrower Representative shall submit to Administrative Agent such supporting documentation and calculations as Required Lenders may reasonably require to evidence such Acquired EBITDA.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by any Loan Party or any of its Subsidiaries in a Permitted Acquisition, to the extent not subsequently sold, transferred or otherwise Disposed of during such period.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Loan Party or a Subsidiary of a Loan Party) in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Acquisition Facility” means, the credit facility evidenced by the Acquisition Loan Commitment.

“Acquisition Loan” means a loan referred to in Section 2.1(d) and made pursuant to Section 2.2.

“Acquisition Loan Borrowing” means a Borrowing consisting of Acquisition Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Acquisition Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Acquisition Loans to Borrowers pursuant to Section 2.1(d) during the Acquisition Loan Draw Period in an aggregate amount not exceeding the amount of such Lender’s Acquisition Loan Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Acquisition Loan Commitment, in accordance with Section 10.4(b), as applicable, as such Acquisition Loan Commitment may be adjusted from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4. The aggregate amount of the Acquisition Loan Commitments on the Closing Date is $10,000,000.

“Acquisition Loan Draw Condition” means, after giving effect to such Acquisition Loan, the Consolidated Secured Leverage Ratio, calculated utilizing the applicable Acquired EBITDA, if applicable, shall not be greater than 3.25:1.00, as evidenced by an updated calculation of such ratio approved by Administrative Agent prior to the funding of such Acquisition Loan.

“Acquisition Loan Draw Period” means the period from and including the Closing Date to the earliest of (a) the date that falls twenty-four (24) months after the Closing Date, (b) the date of termination of all unused Acquisition Loan Commitments pursuant to Section 2.5, and (c) the date of termination pursuant to Section 8.2 of the Commitment of each Lender to make Acquisition Loans.

“Acquisition Loan Note” means with respect to a Lender, a promissory note evidencing the Acquisition Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-5.

“Acquisition Loan Principal Amortization Amount” means as of the Acquisition Loan Principal Amortization Date, that amount which is the result of (i) the then aggregate outstanding principal balance of the Acquisition Loans divided by (ii) one hundred twenty (120).

“Acquisition Loan Principal Amortization Date” means the first day of the first quarter immediately following the quarter during which the Acquisition Loan Draw Period has expired pursuant to clause (a) of the definition thereof.

“Acquisition Maturity Date” means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Acquisition Maturity Date shall be the Business Day immediately preceding such day.

“Administrative Agent” means Santander Bank, in its capacity as administrative agent for Lenders or any successor thereto.

“Administrative Agent’s Payment Office” means Administrative Agent’s office located at 75 State Street, Boston, Massachusetts, 02109 or such other office as to which Administrative Agent may from time to time notify Borrower Representative and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned to such term in Section 10.1(d)(iii).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any of the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for SOFR Loans, BR Loans, Swingline Loans or Letters of Credit or participations therein, as applicable, as notified to Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Margin” means:

(a)
with respect to the Revolving Loans and L/C Participation Fees, during the applicable periods set forth below: in the case of (i) BR Borrowings, the percentage set forth in the following table under the heading “BR Margin”, (ii) Swingline Loans, the percentage set forth in the following table under the heading “BR Margin”, and, (iii) SOFR Revolving Borrowings and the L/C Participation Fees, the percentage set forth in the following table under the heading “SOFR Margin and L/C Participation Fee”:

Pricing Level	Consolidated Secured Leverage Ratio	BR Margin	SOFR Margin and L/C Participation Fee
I	Less than 1.50:1.00	0%	1.70%
II	Greater than or equal to 1.50:1.00	0%	2.35%

(b)
with respect to the Term Loan and the Mortgage Loan, during the applicable periods set forth below: in the case of (i) BR Borrowings, the percentage set forth in the following table under the heading “BR Margin”, and (ii) SOFR Borrowings, the percentage set forth in the following table under the heading “SOFR Margin”:

Pricing Level	Consolidated Secured Leverage Ratio	BR Margin	SOFR Margin
I	Less than 1.50:1.00	0%	2.35%
II	Greater than or equal to 1.50:1.00	0%	3.00%

(c)         with respect to the Acquisition Loans, during the applicable periods set forth below: in the case of (i) BR Borrowings, the percentage set forth in the following table under the heading “BR Margin”, and (ii) SOFR Borrowings, the percentage set forth in the following table under the heading “SOFR Margin”:

Pricing Level	Consolidated Secured Leverage Ratio	BR Margin	SOFR Margin
I	Less than 1.50:1.00	0%	2.35%
II	Greater than or equal to 1.50:1.00	0%	3.00%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Margin Determination Date”) that is five Business Days after receipt by Administrative Agent of the Compliance Certificate pursuant to Section 6.1(d) for the most recently ended fiscal quarter of Loan Parties (but in any event, not later than the 45th day after the end of each fiscal quarter); provided that (a) the Applicable Margin shall be based on Pricing Level I until the Margin Determination Date for the first full fiscal quarter ending after the Closing Date, (b) if Loan Parties fail to deliver the Compliance Certificate as required by Section 6.1(d) for the most recently ended fiscal quarter preceding the applicable Margin Determination Date, the Applicable Margin from such Margin Determination Date shall be based on Pricing Level II until the fifth Business Day after an appropriate Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Secured Leverage Ratio as of the last day of the most recently ended fiscal quarter of Loan Parties preceding such Margin Determination Date. The Applicable Margin shall be effective from one Margin Determination Date until the next Margin Determination Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies. Notwithstanding the foregoing, in the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.1(d) is inaccurate (regardless of whether (i) this Credit Agreement is in effect, or (ii) any of the Commitments are in effect, or (iii) any Loans or Letters of Credit are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) Loan Parties shall immediately deliver to Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Secured Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) Loan Parties shall immediately pay to Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Administrative Agent in accordance with Section 2.8. Nothing in this paragraph shall limit the rights of Administrative Agent and Lenders with respect to Section 3.1 and Section 8.1.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that if the Commitments under the Revolving Facility have terminated or expired, the Applicable Percentages of Lenders under the Revolving Facility shall be determined based upon the Revolving Exposure at such time of the determination pursuant to clause (b) below) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Line of Business” means, collectively, (a) those lines of business in which any Loan Party and its Subsidiaries operate on the Closing Date (after giving effect to the Transactions occurring on the Closing Date) and (b) any business or activity that is the same, similar or otherwise reasonably related, ancillary, complementary or incidental thereto.

“Arranger” has the meaning assigned to such term in Section 9.7.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Attorney Costs” means when referring to the Attorney Costs of (a) Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction and one special or regulatory counsel for each relevant subject matter to the extent reasonably necessary) and (b) each Credit Party other than Administrative Agent, all reasonable and documented fees and reasonable and documented out-of-pocket expenses, charges, disbursements and other charges of one counsel to each such Credit Party.

“Attributable Indebtedness” means, at any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the Form 10-K containing the audited consolidated balance sheet of Holdings and its Subsidiaries as of the last day of each of the three most recent Fiscal Years ended at least 90 days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of Holdings and its Subsidiaries for each of the three most recent Fiscal Years ended at least 90 days prior to the Closing Date.

“Availability” means, at any time, the Line Cap at such time less the amount of the Total Revolving Outstandings at such time.

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date Facility and, the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(d).

“Average Availability” means, for any period, the average of the Availability amounts for each Business Day during such period.

“Back-to-Back Letter of Credit” means a letter of credit, in form and substance reasonably satisfactory to the L/C Issuer and issued by an issuer reasonably satisfactory to such L/C Issuer.

“Backstopped” means, in respect of any Letter of Credit that remains outstanding on the applicable date, that the L/C Issuer shall have received (a) a Back-to-Back Letter of Credit and/or (b) cash or Cash Equivalents, provided that (i) the sum of the maximum drawable amount of such Back-to-Back Letter of Credit plus the amount of such cash and Cash Equivalents shall not be less than the Minimum Collateral Amount of the maximum drawable amount of such Letter of Credit, (ii) the arrangements with respect to such cash, Cash Equivalents and drawings on any Back-to‑Back Letter of Credit allow the L/C Issuer to apply the same to reimburse itself with respect to drawings on, and other sums owing with respect to, such Letter of Credit, and (iii) the requirements under clauses (i) and (ii) of this defined term are in all respects satisfactory to the L/C Issuer.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Base Rate” means, for any day, the rate of interest established by Santander Bank from time to time as its “prime rate,” whether or not publicly announced. The prime rate is not necessarily the lowest rate charged by any financial institution to its customers. The “prime rate” is a rate set by Santander Bank based upon various factors including Santander Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Santander Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(a). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a)
Daily Simple SOFR; or

(b)
the sum of: (i) the alternate benchmark rate that has been selected by Administrative Agent (provided, however, so long as there are only two (2) Lenders party to this Credit Agreement, such alternate benchmark rate that has been agreed to by both Lenders) and Borrower Representative giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated bilateral or syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided, that any such Benchmark Replacement shall be administratively feasible as determined by Administrative Agent in its sole discretion.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Administrative Agent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated bilateral or syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)
in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)
in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8.

“Beneficial Ownership Certification” means, with respect to Borrowers, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form provided by Administrative Agent or such other form satisfactory to Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Biosensis LTD” means Biosensis PTY LTD, an Australian proprietary limited company.

“Borrower Representative” has the meaning assigned to such term in Section 2.13.

“Borrowers” has the meaning assigned to such term in the Preamble.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class and Type and, in the case of a SOFR Borrowing, having the same Interest Period, made by Lenders.

“Borrowing Base” means, as at any date of determination thereof, an amount equal to the sum of:

(i) the aggregate amount of Eligible Accounts in respect of which clause (vii)(1) of the definition of Eligible Account (Domestic Uninsured Account) applies, multiplied by the applicable Accounts Advance Rate, plus

(ii) the aggregate amount of Eligible Accounts in respect of which clause (vii)(2) of the definition of Eligible Account (Domestic Insured Account) applies, multiplied by the applicable Accounts Advance Rate, plus

(iii) Eligible Accounts in respect of which clause (vii)(3) of the definition of Eligible Account (Foreign Account) applies, multiplied by the applicable Accounts Advance Rate (but in no event to exceed the Foreign Accounts Sublimit), plus

(iv) the lesser of (x) the Inventory Cap, and (y) the Value of Eligible Inventory multiplied by the Inventory Advance Rate, minus

(v) all Reserves which Lender has established pursuant to Section 2.14.

For purposes hereof, the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Administrative Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. The Accounts and Inventory (i) acquired pursuant to a Permitted Acquisition, and (ii) of the Life Sciences Loan Parties and INDCO, in each case, shall not be included in the Borrowing Base until the completion of a field examination with respect to such Accounts, and an appraisal of such Inventory, in each case at the Loan Parties’ expense, satisfactory to Administrative Agent in its Permitted Discretion. Such field examinations and appraisals shall be in addition to the field examinations and appraisals contemplated by Section 6.6.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of Borrower Representative, on its own behalf and on behalf of Borrowers, substantially in the form of Exhibit B setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to Administrative Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified by Borrower Representative to Administrative Agent; provided that Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation after giving notice thereof to Borrower Representative, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Administrative Agent determines that such calculation is not in accordance with this Credit Agreement.

“Borrowing Minimum” means (a) in the case of a SOFR Borrowing, $250,000, (b) in the case of an BR Borrowing, $250,000, and (c), notwithstanding the foregoing, in the case of a Swingline Loan, $250,000.

“Borrowing Multiple” means (a) in the case of a SOFR Borrowing, $50,000, (b) in the case of an BR Borrowing, $50,000, and (c) notwithstanding the foregoing, in the case of a Swingline Loan, $50,000.

“BR Borrowing” means, as to any Borrowing, the BR Loans comprising such Borrowing.

“BR Loan” means a Loan bearing interest based on the Base Rate.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by such Person and its subsidiaries for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries (it being understood that “Capital Expenditures” shall not include any portion of the purchase price of a Permitted Acquisition that is required to be capitalized under GAAP).

“Capitalized Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liabilities in respect of Capitalized Leases that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all “finance leases” as defined in accordance with GAAP.

“Cash Collateralize” means to deposit in a Controlled Account or to pledge and deposit with or deliver to Administrative Agent, for the benefit of L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if each of Administrative Agent and the L/C Issuer shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Administrative Agent and the L/C Issuer. “Cash Collateral”, “Cash Collateralized” and “Cash Collateralization” shall have a meaning analogous to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means each of the following to the extent, except with respect to items described in clause (f) below, denominated in Dollars:

(a)
debt obligations maturing within one year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States;

(b)
commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c)
certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state, commonwealth or other political subdivision thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or, to the extent not otherwise included, any Lender, and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category;

(d)
repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

(e)
money market mutual funds, substantially all of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition.

“Cash Management Services” means, collectively, (a) commercial debit or credit cards, merchant card processing and other services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including cash pooling arrangements, controlled disbursement, netting, overdraft, lockbox and electronic or automatic clearing house fund transfer services, return items, sweep and interstate depository network services, foreign check clearing services), and (c) any other demand deposit or operating account relationships or other cash management services.

“Casualty Event” means any event that (a) gives rise to the receipt by any Loan Party or any of its Subsidiaries of any insurance proceeds or condemnation awards arising from any damage to, destruction of, or other casualty or loss involving, or any seizure, condemnation, confiscation or taking under power of eminent domain of, or requisition of title or use of or relating to or in respect of any equipment, fixed assets or Real Property (including any improvements thereon) of such Loan Party or any of its Subsidiaries, and (b) results in Net Cash Proceeds in the aggregate in excess of $1,000,000 being received by Loan Parties and their Subsidiaries in any Fiscal Year.

“CEA Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party (or, for purposes of Section 3.4(b), by any Applicable Lending Office of such Credit Party or such Credit Party’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which (a) any Person or group (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) shall own directly or indirectly, beneficially or of record, shares representing more than 30% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of Holdings on a fully diluted basis, (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent governing body) of Holdings shall at any time be occupied by Persons who were neither (i) nominated, approved or appointed by the board of directors (or equivalent governing body) of Holdings nor (ii) nominated, approved or appointed by individuals so nominated, approved, or appointed, and (c) each of the Loan Parties shall fail to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Liens created pursuant to any Loan Document), 100% of the aggregate ordinary voting power and economic interests represented by the issued and outstanding Equity Interests of each of its Subsidiaries (or such lesser percentage as may be owned, directly or indirectly, as of the Closing Date or the later acquisition thereof) except where such failure is as a result of a transaction permitted by the Loan Documents.

“Class” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Mortgage Loans, Acquisition Loans, or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, or Term Loan Commitment or Acquisition Commitment.

“Closing Date” means December 29, 2025.

“Closing Date Owned Real Property” is set forth on Schedule 5.19.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” as defined in the Collateral Documents and all other property of whatever kind and nature pledged or charged, or purported to be pledged or charged, as collateral under any Collateral Document, and shall include the Mortgaged Properties. For the avoidance of doubt, the assets of Non-Loan Party Subsidiaries shall not constitute “Collateral”.

“Collateral Access Agreement” means each landlord waiver, bailee waiver or other agreement, in form and substance reasonably satisfactory to Administrative Agent, between Administrative Agent and any third party (including any bailee, assignee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any Loan Party for any Real Property subject to a Mortgage or where any Collateral is located.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)
Administrative Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.1, or, following the Closing Date, pursuant to pursuant to Section 6.17 (to the extent not delivered on the Closing Date) or Section 6.12, duly executed by each Loan Party that is a party thereto;

(b)
all Secured Obligations shall have been unconditionally guaranteed jointly and severally on a senior basis by each of the Guarantors;

(c)
except to the extent otherwise provided hereunder or under any Collateral Document, the Secured Obligations shall have been secured by a perfected first priority (subject to Liens expressly permitted pursuant to Section 7.2) security interest in, and Mortgages on, substantially all tangible and intangible assets of each Loan Party (including (i) Accounts, (ii) deposit accounts, commodity accounts and security accounts which shall be Controlled Accounts except that no Restricted Account shall be required to be a Controlled Account, (iii) Inventory, (iv) machinery and equipment, (v) investment property, (vi) cash, (vii) Intellectual Property, (viii) other general intangibles, (ix) Closing Date Owned Real Property, and any Material Owned Real Property acquired after the Closing Date, (x) Pledged Debt, Pledged Debt Securities and Pledged Equity Interests (as such terms are defined in the Security Agreement), (xi) motor vehicles (provided that no action shall be required to be taken to perfect the security interest therein other than the filing of a UCC financing statement), and (xii) the proceeds of the foregoing), it being understood in the case of the pledge of Equity Interests, Administrative Agent shall have received all stock certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank; provided that the pledge of any shares in respect of any Subsidiaries that are not Wholly-Owned Subsidiaries shall be limited to the shares actually owned by the applicable pledgor;

(d)
the Secured Obligations shall have been secured by a first priority security interest in (i) all Indebtedness of each of the Loan Parties and each of their respective Subsidiaries that is owing to any Loan Party which shall be evidenced by the Master Intercompany Note and (ii) all other Indebtedness owed to a Loan Party, which if evidenced by a promissory note or other instrument, shall have been pledged to Administrative Agent, and in each case under clauses (i) and (ii), Administrative Agent shall have received the Master Intercompany Note and such other promissory notes and other instruments together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e)
none of the Collateral shall be subject to any Lien other than Liens expressly permitted by Section 7.2;

(f)
Administrative Agent shall have received a Perfection Certificate from Borrower Representative with respect to each Loan Party; and

(g)
the Mortgage Requirement shall have been satisfied.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in particular assets if and for so long as Required Lenders agree in writing that the cost of creating or perfecting such pledges or security interests in such assets shall be excessive in view of the benefits to be obtained by Lenders therefrom.

Required Lenders may grant extensions of time for the perfection of security interests in and the other requirements pursuant to this definition with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of each of the Loan Parties on such date) where it reasonably determines (and without the consent of any other Secured Party), that, except as may be required by law, perfection or other requirements cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Credit Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Credit Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth herein and in the Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between Administrative Agent and Borrower Representative, (b) in no event shall the Collateral include any Excluded Assets (as such term is defined in the Security Agreement), and (c) notwithstanding anything to the contrary included in this definition, delivery of only the Collateral Documents required to be delivered by Section 4.1 shall be a condition precedent to the Credit Extensions on the Closing Date.

“Collateral Documents” means, collectively, the Security Agreement, each Guarantee Agreement, each account control agreement, each Mortgage, each Collateral Access Agreement, each Copyright Security Agreement, each Patent Security Agreement, each Trademark Security Agreement, each Perfection Certificate, each agreement creating or perfecting rights in Cash Collateral and each other security agreement, instrument or other document executed or delivered pursuant to the Collateral and Guarantee Requirement, Section 6.12, Section 6.17 or the Security Agreement to secure any of the Secured Obligations.

“Collections” has the meaning assigned to such term in Section 6.14(a).

“Commitment” means with respect to any Lender, such Lender’s (i) Revolving Commitment, (ii) Term Loan Commitment, (iii) Mortgage Loan Commitment, and (iv) Acquisition Loan Commitment.

“Committed Loan Notice” means a notice of a Borrowing (other than a Swingline Borrower), a conversion of Loans from one Type to the other, or a continuation of SOFR Loans pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit C-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender or the L/C Issuer by means of electronic communications pursuant to Section 10.1, including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit E.

“Conforming Changes” means, with respect to either the use or administration of the Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5 and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period:

(a)
increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person for such period:

(i)
federal, state, local and foreign income or franchise taxes of such Person and its Subsidiaries paid or payable in cash during such period and, without duplication, the aggregate amount of Permitted Tax Distributions made during such period; plus

(ii)
Consolidated Interest Expense of such Person and its Subsidiaries to the extent paid or payable in cash or otherwise; plus

(iii)
Consolidated Depreciation and Amortization Expense of such Person and its Subsidiaries; plus

(iv)
non-cash losses and non-cash charges (excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period); plus

(v)
to the extent not capitalized, closing costs and expenses incurred in connection with this Credit Agreement; plus

(vi)         stock based compensation expense that is non-cash deducted in the calculation of such Net Income; plus

(vii)
fees, costs and expenses (including costs and expenses paid for advisory, legal, tax, consulting, structuring and other services), to the extent incurred in connection with (i) Investments permitted under Section 7.4, Dispositions permitted under Section 7.5, and the incurrence of Indebtedness permitted under Section 7.1, (ii) waivers, amendments and other modifications to the Loan Documents, and (iii) the offering or issuance of Equity Interests, in each case whether or not consummated during such period; provided that the aggregate amount of the fees, costs and expenses added back to Consolidated EBITDA in reliance upon this clause (vii) in connection with such transactions shall not exceed, in the aggregate, 15% of the total Consolidated EBITDA (without giving effect to this paragraph) in any four fiscal quarter period; plus

(viii)
expenses, costs, charges or losses that are covered by indemnification, reimbursement or insurance arrangements or purchase price adjustments that are actually reimbursed in cash during such period; plus

(ix)
to the extent not otherwise included in Net Income for such period, the aggregate amount of proceeds of business interruption insurance received in cash.

For purposes of determining Consolidated EBITDA of Loan Parties and their Subsidiaries for any period, without duplication, (A) there shall be included the Acquired EBITDA of any Acquired Entity or Business on a Pro Forma Basis and (B) there shall be excluded the Disposed EBITDA of any Sold Entity or Business on a Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Measurement Period and without duplication, the ratio of (a) the result of (i) the Consolidated EBITDA of Holdings and its Subsidiaries, minus (ii) the aggregate amount of all Capital Expenditures of Holdings and its Subsidiaries made in cash (except to the extent financed with the proceeds of Indebtedness (other than a Revolving Borrowing)), minus (iii) federal and state (including foreign) income taxes paid in cash by Holdings and its Subsidiaries determined on a consolidated basis, minus (iv) Restricted Payments made in cash by Holdings and its Subsidiaries to Persons other than Holdings and its direct and indirect Subsidiaries, minus (v) without duplication of clause (iv), cash payments made on Earn-Out Obligations (in each instance, to the extent not previously deducted in calculating Consolidated EBITDA), to (b) Consolidated Fixed Charges of Holdings and its Subsidiaries.

“Consolidated Fixed Charges” means, for Holdings and its Subsidiaries for any period, the sum, without duplication, of each of the following with respect to Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP:

(a)
Consolidated Interest Expense of Holdings and its Subsidiaries for such period, plus

(b)
the aggregate of all scheduled principal amounts that become payable during such period in respect of Indebtedness of Holdings and its Subsidiaries (excluding (i) the repayment of loans in connection with the Existing Credit Agreement Refinancing made on the Closing Date, and (ii) the payment of Earn-Out Obligations).

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries for any period, the sum of consolidated total interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including (without duplication), amortization of debt issuance costs and original issue discount, premiums paid to obtain payment, financial assurance or similar bonds, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capitalized Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs in respect of any obligations under any Swap Agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of such Person and its Subsidiaries).

“Consolidated Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt of Holdings and its Subsidiaries as of the last day of such Measurement Period to (b) Consolidated EBITDA of Holdings and its Subsidiaries for such Measurement Period.

“Consolidated Net Income” means, with respect to any Measurement Period the consolidated net income (or loss) of Holdings and its Subsidiaries basis, for such period, excluding any gains or non-cash losses from Dispositions, any extraordinary gains or extraordinary non-cash losses and any gains or non-cash losses from discontinued operations, in each case of such Persons, for such period.

“Consolidated Secured Debt” means all Consolidated Total Debt which is secured by a Lien on any assets of Holdings, any other Loan Party or any of their respective Subsidiaries.

“Consolidated Secured Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Secured Debt of Holdings and its Subsidiaries as of the last day of such Measurement Period to (b) Consolidated EBITDA of Holdings and its Subsidiaries for such Measurement Period.

“Consolidated Total Debt” means, with respect to any Person and its Subsidiaries at any time and as determined on a consolidated basis and without duplication, an amount equal to the sum of Indebtedness of the type set forth in clauses (a), (b), (e), (g), and (k) of the definition thereof. For the avoidance of doubt, Consolidated Total Debt shall not include Earn-Out Obligations.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or any equivalent thereof.

“Controlled Account” means, as the context may require, a commodities account, deposit account and/or securities account that is subject to a Control Agreement (as defined in the Security Agreement) in form and substance satisfactory to Administrative Agent and, with respect to Cash Collateral, the L/C Issuer.

“Copyright Security Agreement” has the meaning assigned to such term in the Security Agreement.

“Covenant Compliance Period” means the most recently ended quarter in any Fiscal Year.

“Credit Agreement” means this Credit Agreement.

“Credit Extension” means the making of a Loan or a L/C Credit Extension.

“Credit Facilities” means the Revolving Facility, the Term Facility, the Mortgage Loan Facility and the Acquisition Facility; each a “Credit Facility”.

“Credit Parties” means Administrative Agent, Swingline Lender, L/C Issuer and Lenders.

“Curative Equity” means the net amount of common equity contributions made by equity holders of Holdings (or the net amount of preferred equity on terms, and subject to documentation, acceptable to Administrative Agent in its sole discretion) in immediately available funds and which is designated “Curative Equity” by Borrowers under Section 8.4 of this Credit Agreement at the time it is contributed. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Equity.

“Daily Simple SOFR” means, for any day, a rate per annum equal to the greater of (a) SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion, and (b) the Floor.

“Debt Incurrence” means the incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries (other than Indebtedness permitted by Section 7.1).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any L/C Borrowing or any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Base Rate plus (ii) the Applicable Margin applicable to BR Revolving Borrowings plus (iii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, the L/C Issuer, the Swingline Lender, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified Borrower Representative, Administrative Agent, the L/C Issuer, or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower Representative, or, to the extent an L/C Issuer has outstanding L/C Obligations owed to it at such time, the L/C Issuer, to confirm in writing to Administrative Agent and Borrower Representative that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent, the L/C Issuer or Borrower Representative, or (d) has, or has a direct or indirect holding company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to Borrower Representative, the L/C Issuer, the Swingline Lender and each Lender.

“Deposit Account” means an “Deposit account” as defined in Article 9 of the UCC.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 5.6.

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the historical Consolidated EBITDA of such Sold Entity or Business for such period as certified by a Financial Officer of Borrower Representative, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis.

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, Sale Leaseback or any sale or issuance of Equity Interests by way of a merger or otherwise) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Subsidiary (other than directors’ qualifying shares), or (c) any other assets. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any rights of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time such Equity Interests are issued.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” refers to the lawful money of the United States.

“Domestic Insured Account” is defined in clause (vii) of the definition of Eligible Account.

“Domestic Uninsured Account” is defined in clause (vii) of the definition of Eligible Account.

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof; provided that any such obligations shall be unsecured and, except to the extent constituting Permitted Purchase Price Adjustments, shall constitute Subordinated Debt; provided that the parties hereto acknowledge and agree that the final Financed ELFS Earn-Out Payment (as defined in the Existing Credit Agreement described in clause (i) of the definition of such term) due and payable in January 2026 shall not constitute an Earn-Out Obligation hereunder.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“ELFS” means Expedited Logistics and Freight Services LLC, a Texas limited liability company.

“ELFS Earn-Outs” means the Earn-Out Obligations owed by Holdings pursuant to the ELFS Purchase Agreement.

“ELFS Notes” means those certain promissory notes dated on or about September 21, 2021 made payable by Janel Group, Inc., n/k/a Janel Group LLC to the ELFS Sellers in the original aggregate principal amount of $6,000,000.

“ELFS Purchase Agreement” means that that certain Membership Interest Purchase Agreement dated as of September 21, 2021, by and among Holdings, ELFS, and the ELFS Sellers.

“ELFS Restricted Payment Conditions” means, with respect to any payment of ELFS Subordinated Debt made under Section 7.13(c) hereof, means, (a) no Default or Event of Default shall exist immediately before and after giving effect to such transaction, (b) the Loan Parties shall be in compliance with the Financial Covenants (calculated on a Pro Forma Basis after giving to such transaction) set forth in Section 7.12 hereof, and (c) Availability for each of the thirty (30) days immediately preceding such transaction and for each of the thirty days immediately following such transaction (calculated on a Pro Forma Basis after giving effect to such transaction), is not less than $1,000,000.

“ELFS Sellers” means David W. Flake, Randall L. Cockrell, Steven R. Lalumandier, and Frederick J. Lalumandier.

“ELFS Subordination Agreement” means a subordination agreement with respect to the ELFS Subordinated Debt, to be entered into by and among Administrative Agent and the ELFS Sellers, which subordination agreement shall be in form and substance satisfactory to Administrative Agent and duly executed by the parties thereto.

“ELFS Subordinated Debt” means, each of, and collectively, the ELFS Earn-Outs, and the ELFS Notes.

“Eligible Account” means, at any time of determination, an Account owned by Borrower which satisfies the general criteria set forth below and which is otherwise acceptable to Administrative Agent in its Permitted Discretion (provided that, Administrative Agent may, in its Permitted Discretion, change the general criteria for acceptability of Eligible Accounts and shall notify Borrower of such change promptly thereafter). An Account shall be deemed to meet the current general criteria if:

(i) neither the Account Debtor nor any of its Affiliates is an Affiliate, creditor or supplier of any Loan Party or an Agent;

(ii) it does not remain unpaid more than the number of the applicable Maximum Days;

(iii) the Account Debtor or its Affiliates are not past due the applicable dates referenced in clause (ii) above on more than 40% of all of the Accounts owing to Borrower by such Account Debtor or its Affiliates;

(iv)
all Accounts owing by the Account Debtor or its Affiliates do not represent more than 25% of all otherwise Eligible Accounts (provided that Accounts which are deemed to be ineligible solely by reason of this clause (iv) shall be considered Eligible Accounts to the extent of the amount thereof which does not exceed 25% of all otherwise Eligible Accounts);

(v)
no covenant, representation or warranty contained in this Credit Agreement or any other Loan Document with respect to such Account (including any of the representations set forth in Section 5.27) has been breached;

(vi)        the Account is not subject to any contra relationship, counterclaim, dispute or set-off, but such account shall only be ineligible to the extent of such contra relationship, counterclaim, dispute or set-off;

(vii)
the Account Debtor’s chief executive office or principal place of business is located (1) in the United States (a “Domestic Uninsured Account”), (2) in the United States, and such Account is insured pursuant to credit insurance in form, substance and issued by a party satisfactory to Administrative Agent (a “Domestic Insured Account”), or (3) outside of the United States and such Account is insured pursuant to credit insurance or supported by a letter of credit, in each case, in form, substance and issued by a party satisfactory to Administrative Agent (a “Foreign Account”);

(viii) it is absolutely owing to Borrower and does not arise from a sale on a bill-and-hold, guarantied sale, sale-or-return, sale-on-approval, consignment, retainage or any other repurchase or return basis or consist of progress billings;

(ix)
Administrative Agent shall have verified the Account in a manner satisfactory to Administrative Agent;

(x)
the Account Debtor is not the United States or any state or political subdivision (or any department, agency or instrumentality thereof), unless Borrower has complied with the Assignment of Claims Act of 1940 (31 U.S.C. 3727) or other applicable similar state or local law in a manner satisfactory to Administrative Agent;

(xi)
it is at all times subject to Administrative Agent’s duly perfected, first priority security interest and to no other Lien that is not a Permitted Lien, and the goods giving rise to such Account (A) were not, at the time of sale, subject to any Lien except Permitted Liens and (B) have been sold by Borrower to the Account Debtor in the ordinary course of Borrower’s business and delivered to and accepted by the Account Debtor, or the services giving rise to such Account have been performed by Borrower and accepted by the Account Debtor in the ordinary course of Borrower’s business;

(xii)
the Account is not evidenced by Chattel Paper or an Instrument of any kind and has not been reduced to judgment;

(xiii)
the Account Debtor’s total indebtedness to Borrower does not exceed the amount of any credit limit established by Borrower or Administrative Agent and the Account Debtor is otherwise deemed to be creditworthy by Administrative Agent (provided that, Accounts which are deemed to be ineligible solely by reason of this clause (xiii), shall be considered Eligible Accounts to the extent the amount of such Accounts does not exceed the lower of such credit limits);

(xiv)
there are no facts or circumstances existing, or which would reasonably be anticipated to occur, which might result in any adverse change in the Account Debtor’s financial condition or impair or delay the collectability of all or any portion of such Account;

(xv)
Administrative Agent has been furnished with all documents and other information pertaining to such Account which Administrative Agent has requested, or which Borrower is obligated to deliver to Administrative Agent, pursuant to this Credit Agreement;

(xvi)
Borrower has not made an agreement with the Account Debtor to extend the time of payment thereof beyond the time periods set forth in clause (ii) above;

(xvii)      Borrower has not posted a surety or other bond in respect of the contract under which such Account arose;

(xvii)
the Account Debtor is not subject to any proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar applicable law;

(xix)
the Account does not constitute a Net Agent Account; and

(x)
has not been deemed ineligible by Administrative Agent in its Permitted Discretion.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Eligible Inventory” means, at any time of determination, Inventory owned by Borrower which satisfies the general criteria set forth below and which is otherwise acceptable to Administrative Agent in its Permitted Discretion (provided that, Administrative Agent may, in its Permitted Discretion, change the general criteria for acceptability of Eligible Inventory and shall notify Borrower of such change promptly thereafter). Without limiting Administrative Agent’s Permitted Discretion, Eligible Inventory shall not include any Inventory:

(i)
which is not subject to a priority Lien in favor of Administrative Agent;

(ii)
which is subject to any Lien other than (i) a Lien in favor of Administrative Agent and (ii) Liens permitted hereunder which do not have priority over the Lien in favor of Administrative Agent;

(iii)
which Administrative Agent has determined in its Permitted Discretion is slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(iv)
with respect to which any covenant, representation or warranty contained in this Credit Agreement or in the Security Agreement has been breached or it not true and which does not conform to all standards imposed by any Governmental Authority;

(v)
in which any Person other than a Borrower shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(vi)
which is not finished goods or raw materials, or which constitutes work-in-progress, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damages goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(vii)
which is not located in U.S. or is in transit with a common carrier from vendors and suppliers;

(viii)     which is located in any location leased by the Borrowers unless (i) the lessor has delivered to Administrative Agent a Collateral Access Agreement acceptable to Administrative Agent in its Permitted Discretion or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility for a period of no more than three (3) months (in addition to any amounts past due) has been established by Administrative Agent in its Permitted Discretion;

(ix)
which is located in any third-party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidence by a negotiable document, unless (i) such warehouseman or bailee has delivered to Administrative Agent a Collateral Access Agreement acceptable to Administrative Agent in its Permitted Discretion with respect to such location, or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility for a period of no more than three (3) months (in addition to any amounts past due) has been established by Administrative Agent in its Permitted Discretion;

(x)
which is being processed offsite at a third party location or outside processor, or is in transit to or from such third party location or outside processor;

(xi)
which is a discontinued product or component thereof;

(xii)
which is subject of a consignment by a Borrower as consignor;

(xiii)
which is perishable;

(xiv)
which contains or bears any intellectual property rights licensed to a Borrower unless Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights or such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties, other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(xv)
which is not reflected in a perpetual inventory report of the Borrowers;

(xvi)
for which reclamation rights have been asserted by the seller thereof;

(xvii)
which has been acquired from a Sanctioned Person; or

(xviii)    which Administrative Agent otherwise determines is unacceptable in its Permitted Discretion.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equipment” means “equipment” as defined in Article 9 of the UCC.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination and (e) any Security Entitlement (as defined in the Security Agreement) in respect of any Equity Interest described in this definition.

“Equity Issuance” means the issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the receipt by any Loan Party or any of its Subsidiaries of any capital contribution, other than (a) any such issuance to, or any such receipt from, any Borrower or any Subsidiary Guarantor, (b) any such issuance by a Loan Party as consideration to the seller in connection with a Permitted Acquisition, (c) any issuance of (i) restricted Equity Interests by any Loan Party for executive compensation, or in connection with any other employee stock ownership plan, in either case in the ordinary course of business or (ii) any directors qualifying shares, and (d) any issuance of Equity Interests in connection with the Cure Right.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 9.14(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.14(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 9.14(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.14(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.14(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded CEA Swap Obligation” means, with respect to any Guarantor, any CEA Swap Obligation if, and only to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such CEA Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such CEA Swap Obligation. If a CEA Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such CEA Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Subsidiary” means (a) each Immaterial Subsidiary, (b) any CFC, (c) any Subsidiary that owns no material assets other than the Equity Interests of one or more CFCs (each, a “CFC Holding Company”), (d) any Subsidiary of any CFC or CFC Holding Company, and (e) any captive insurance company subsidiary regulated under state law; provided that no Borrower shall be an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Loan Parties under Section 3.7(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means, singly and collectively, (i) that certain Amended and Restated Loan and Security Agreement dated as of September 21, 2021 by and among certain of the Loan Parties and Santander Bank, and (ii) that certain Amended and Restated Credit Agreement dated as of April 25, 2023 by and among certain of the Loan Parties and First Merchants.

“Existing Credit Agreement Refinancing” means the payment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement, the termination of commitments thereunder and the discharge and release of all Guarantees and Liens existing in connection therewith.

“Existing Letter of Credit” means each letter of credit previously issued for the account of Loan Parties under the Existing Credit Agreement that is outstanding on the Closing Date and is listed on Schedule 2.4.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Loan Party or any Subsidiary thereof not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), and any purchase price adjustments, to the extent that the aggregate amount of all such cash so received by or paid to all such Persons in any Fiscal Year, shall be in excess of $1,000,000; provided that “Extraordinary Receipt” shall not include any such cash to the extent such cash is otherwise included in the determination of Net Cash Proceeds with respect to any Casualty Event.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means the Fee Letter dated as of the Closing Date, among Borrowers and Administrative Agent.

“Financial Covenants” means the covenants set forth in Section 7.12.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is acceptable to Administrative Agent).

“Financial Statement Delivery Date” has the meaning assigned to such term in Section 8.4(a).

“First Merchants” means First Merchants Bank.

“Fiscal Year” means the four fiscal quarter period of Holdings ending on September 30 of each calendar year.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Documents” has the meaning assigned to such term in Section 9.11.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Flood Insurance Policies” has the meaning assigned to such term in Section 6.10(b).

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means an area identified by the Federal Emergency Management Agency (or any successor agency) as a “Special Flood Hazard Area” with respect to which flood insurance has been made available under Flood Insurance Laws.

“Floor” means 0.00% per annum.

“Foreign Account” is defined in clause (vii) of the definition of Eligible Account.

“Foreign Account Sublimit” $4,500,000.

“Foreign Lender” means (a) if any Loan Party is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Loan Party is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Loan Party is resident for tax purposes.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained, or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s L/C Exposure other than such Defaulting Lender’s L/C Exposure that has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than such Defaulting Lender’s Swingline Exposure that has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee Agreement” means a Guarantee Agreement between the Guarantors and Administrative Agent.

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means (a) each Borrower as to each other Borrower, (b) each other Loan Party, including any Subsidiary Guarantor, that executes and delivers a Guarantee Agreement on the Closing Date, including, for avoidance of doubt, Holdings, and (c) each other Person who, on or following the date hereof pursuant to the terms of any Loan Document, has executed or is required to execute: (i) as a guarantor, a Guarantee Agreement of all or any portion of the Loan Document Obligations, or (ii) as a pledgor, a third party pledge agreement (or similar document) in favor of Administrative Agent with respect to all or any portion of the Loan Document Obligations.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Holdings” has the meaning assigned to such term in the Preamble.

“Immaterial Subsidiary” means any Subsidiary of Holdings designated as an “Immaterial Subsidiary” by Borrower Representative and which Subsidiary, as of the date of determination, does not (a) have assets (individually and when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 2.00% of consolidated total assets (calculated in accordance with GAAP), (b) generate Consolidated EBITDA for the most recent twelve month period (individually and when combined with Consolidated EBITDA generated by all other Immaterial Subsidiaries) in excess of 2.00% of total Consolidated EBITDA for the applicable twelve month period, or (c) own or is the exclusive licensee of any Material IP (as defined in the Security Agreement).

“Incremental Assumption Agreement” means with respect to the Acquisition Facility, an Incremental Assumption Agreement in form and substance reasonably satisfactory to Administrative Agent and Borrowers, among Borrowers, Administrative Agent and each existing or additional Lender party thereto.

“Incremental Commitments” has the meaning assigned to such term in Section 2.11(a).

“INDCO” means Indco, Inc., a Tennessee corporation.

“Indebtedness” of any Person means, without duplication:

(a)
all obligations of such Person for borrowed money;

(b)
all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including seller paper;

(c)
the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d)
the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e)
the Attributable Indebtedness of such Person in respect of Capitalized Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP);

(f)
all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business which are paid within 120 days of their respective due dates and (ii) any purchase price adjustments, earn out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable);

(g)
indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)
all Earn-Out Obligations due and owing of such Person;

(i)
all obligations of such Person in respect of Disqualified Equity Interests;

(j)
all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and

(k)
all Guarantees by such Person of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.14(b).

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Payment Date” means (a) with respect to any Loan (other than a Swingline Loan), the first day of each calendar quarter and the Maturity Date of the Credit Facility, and (b) with respect to any Swingline Loan, the first Business Day of each calendar quarter and the earlier of the maturity date selected therefor pursuant to Section 2.3(c)(iii) and the Revolving Maturity Date.

“Interest Period” means, with respect to any applicable Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter (in each case, subject to the availability thereof), as specified in the applicable Committed Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.8(d) shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Inventory Advance Rate” means 50%.

“Inventory Cap” means $5,000,000.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance or capital contribution to, Guarantee with respect to any Indebtedness or other obligation of, such other Person. For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the fair market value (as determined reasonably and in good faith by the chief financial officer of Borrower Representative) of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment, and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance)

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, in each case as extended in accordance with this Credit Agreement or pursuant to any other Loan Document from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” has the meaning assigned to such term in Section 2.4(c)(iii).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable L/C Honor Date or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance or renewal thereof or extension of the expiry date thereof, or the reinstatement or increase of the amount thereof or any amendment thereto.

“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, with respect to any Lender at any time, its Applicable Percentage of the L/C Obligations.

“L/C Fronting Fee” has the meaning assigned to such term in Section 3.2(b)(ii).

“L/C Honor Date” has the meaning assigned to such term in Section 2.4(c)(i).

“L/C Issuer” means Santander Bank.

“L/C Obligations” means, at any time, with respect to all of the Lenders, the sum, without duplication, of (a) the undrawn portion of all Letters of Credit plus (b) the aggregate of all Unreimbursed Amounts in respect of Letters of Credit (unless refinanced as a Revolving Borrowing), including all L/C Borrowings.

“L/C Participation Fee” has the meaning assigned to such term in Section 3.2(b)(i).

“L/C Sublimit” means an amount equal to the lesser of (a) $3,000,000 and (b) the Revolving Credit Maximum Amount. The L/C Sublimit is a sublimit of the Revolving Commitments.

“Lenders” means (a) the financial institutions listed on Schedule 2.1 (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption or pursuant to an Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender but shall not include Administrative Agent or the L/C Issuer in their respective capacities as Administrative Agent or as an L/C Issuer.

“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Documents” means, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Maturity Date of the Revolving Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capitalized Lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Life Sciences Loan Parties” means those Loan Parties engaged in the life sciences line of business together with any Subsidiary acquired or formed after the Closing Date which is required to join this Credit Agreement as a Loan Party pursuant to Section 6.12. As of the Closing Date, the Life Science Loan Parties are set forth in Schedule 5.13.

“Line Cap” means, at any time, the lesser of (i) the Revolving Credit Maximum Amount and (ii) the Borrowing Base.

“Loan” means an extension of credit by a Lender to a Borrowers under Article 2 in the form of a Term Loan, a Revolving Loan, a Mortgage Loan, an Acquisition Loan, or a Swingline Loan.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan or Letter of Credit and all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, the Guarantee Agreements, each Incremental Assumption Agreement, each Subordination Agreement, each Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.10, the Fee Letter, the Collateral Documents and each other document entered into in connection herewith.

“Loan Parties” means, collectively, (a) Borrowers, and (b) Guarantors.

“Lock Box” has the meaning assigned to such term in Section 6.14(a).

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Master Intercompany Note” means a promissory note substantially in the form of Exhibit I.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, liabilities, prospects or condition, financial or otherwise, of any of the Loan Parties and their respective Subsidiaries, taken as a whole, (b) the condition that results when the legality, validity or enforceability of any Loan Document is affected in a manner that is material and adverse to Lenders, (c) the condition that results when the ability of any Loan Party to perform any of its material obligations under any Loan Document is affected in a manner that is material and adverse to Lenders, or (d) the condition that results when the material rights of or material benefits available to the Credit Parties under any Loan Document is affected in a manner that is material and adverse. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

“Material Indebtedness” means, as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or obligations in respect of one or more Swap Agreements, of any one or more of Loan Parties or any of their Subsidiaries in an aggregate principal amount exceeding the Threshold Amount. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be its Swap Termination Value.

“Material Owned Real Property” means, collectively, (a) the Real Property listed on Schedule 5.19 (which includes the Closing Date Owned Real Property) and (b) each other parcel of Real Property located in the United States which is owned by a Loan Party and acquired after the Closing Date with a fair market value in excess of $750,000.

“Maturity Date” means (a) with respect to the Revolving Facility, the Revolving Maturity Date, (b) with respect to the Term Facility, the Term Loan Maturity Date, (c) with respect to the Mortgage Facility, the Mortgage Loan Maturity Date, and (d) with respect to the Acquisition Facility, the Acquisition Facility Maturity Date.

“Maximum Days” means:

(a) With respect to Accounts with thirty (30) day terms, more than ninety (90) days from invoice date and sixty (60) days from due date;

(b) With respect to Accounts with forty-five (45) day terms, more than one hundred five (105) days from invoice date and sixty (60) days from due date; and

(c) With respect to Accounts with sixty (60) day terms, more than one hundred twenty (120) days from invoice date and sixty (60) days from due date.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Loan Parties ending on or prior to such date. A Measurement Period may be designated by reference to the last day thereof (e.g. the June 30, 2025 Measurement Period refers to the period of four consecutive fiscal quarters of Loan Parties ended June 30, 2025), and a Measurement Period shall be deemed to end on the last day thereof.

“Minimum Collateral Amount” means, with respect to any L/C Obligations at any time, an amount equal to 105% of such L/C Obligations at such time.

“MIRE Event” means if there are any Mortgaged Properties at any time, any increase, extension of the maturity or renewal of any of the Commitments or Loans (including any incremental credit facility hereunder, but excluding (i) any continuation or conversion of Borrowings, (ii) the making of any Revolving Loans or (iii) the issuance, renewal or extension of Letters of Credit).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Loan” means a loan referred to in Section 2.1(c) and made pursuant to Section 2.2.

“Mortgage Loan Borrowing” means a Borrowing consisting of Mortgage Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Mortgage Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a single Mortgage Loan on the Closing Date pursuant to Section 2.1(c) in an aggregate amount not exceeding the amount of such Lender’s Mortgage Loan Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Mortgage Lender shall have assumed its Mortgage Loan Commitment, in accordance with Section 10.4(b), as applicable, as such Mortgage Loan Commitment may be adjusted from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4. The aggregate amount of the Mortgage Loan Commitments on the Closing Date is up to $3,120,000.

“Mortgage Loan Draw Period” means the period from the Closing Date through and including February 12, 2026.

“Mortgage Loan Facility” means, the credit facility evidenced by the Mortgage Loan Commitment.

“Mortgage Loan Maturity Date” means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Mortgage Loan Maturity Date shall be the Business Day immediately preceding such day.

“Mortgage Loan Note” means with respect to a Lender, a promissory note evidencing the Mortgage Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-4.

“Mortgage Requirement” has the meaning assigned to such term on Schedule 1.1.

“Mortgaged Property” means (i) each parcel of Closing Date Owned Real Property, and (ii) if any, Material Owned Property which shall be subject to a Mortgage delivered pursuant to Section 4.1(f), Section 6.12 or Section 6.17, as applicable.

“Mortgages” means mortgages, deeds of trust, assignments of leases and rents, modifications and other collateral documents delivered pursuant to Section 4.1(f), Section 6.12 or Section 6.17, each in form and substance reasonably satisfactory to Administrative Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Agent Account” means an account owed by a “agent” being a third-party domestic or foreign, non-vessel operating common carrier, a freight forwarder, customs broker, or other service provider with whom a Borrower contracts to perform certain services for such Borrower related to the delivery of freight.

“Net Cash Proceeds” means, with respect to any (a) Disposition or Casualty Event by any Loan Party or any of its Subsidiaries, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received and including all insurance settlements and condemnation awards from any single event or series of related events) net of the sum, without duplication, of (i) transaction expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, transfer and similar taxes and the applicable Loan Party’s good faith estimate of income taxes paid or payable in connection with the receipt of such cash proceeds), (ii) amounts set aside as a reserve, in accordance with GAAP, including pursuant to any escrow arrangement, against any liabilities under any indemnification obligations associated with such Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) in the case of insurance settlements and condemnation awards related to a Casualty Event, amounts previously paid by such Loan Party or such Subsidiary to replace or restore the affected property, and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the asset sold in such Disposition which is senior in priority to the Liens securing Secured Obligations and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); provided, however, that if the applicable Loan Party satisfies the Reinvestment Conditions, such proceeds shall not be deemed Net Cash Proceeds, except to the extent not so used at the end of such 180-day period for such repair and replacement, at which time such proceeds shall be deemed to be Net Cash Proceeds, and (b) with respect to any Debt Incurrence or Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses (including reasonable broker’s fees or commissions, legal fees, accounting fees, investment banking fees and other professional fees, and discounts and commissions) incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party Subsidiary” means any Subsidiary of a Loan Party that is not a Loan Party. As of the Closing Date, the only Non-Loan Party Subsidiary is Gainesville Insurance Company.

“Notes” means, collectively, the Revolving Loan Notes, the Term Loan Notes. the Mortgage Loan Notes, the Acquisition Loan Notes, and the Swingline Loan Notes.

“Noticed Cash Management Obligations” means all Secured Cash Management Obligations that are (a) owed to Administrative Agent or any of its Affiliates or (b) owed to a Lender or an Affiliate of a Lender and such Person has executed and delivered a Secured Obligation Designation Notice to Administrative Agent.

“Noticed Swap Agreement Obligations” means all Secured Swap Agreement Obligations that (a) is with a counterparty that is Administrative Agent or any of its Affiliates or (b) is with a counterparty that is a Lender or an Affiliate of a Lender and such counterparty has executed and delivered a Secured Obligation Designation Notice to Administrative Agent.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Outstanding Amount” means (a) with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof (including any refinancing of outstanding Unreimbursed Amounts under Letters of Credit or L/C Borrowings as a Revolving Borrowing) occurring on such date, and (b) with respect to any Letter of Credit, Unreimbursed Amount, L/C Borrowing or L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overadvance” has the meaning assigned to such term Section 2.2(g).

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Patent Security Agreement” has the meaning assigned to such term in the Security Agreement.

“Payment Conditions” shall mean, with respect to any applicable transaction,

(a)
after giving pro forma effect to such transaction, the Average Availability for each Business Day in the 30-day period prior to such transaction shall be greater than or equal to the 10% of the Line Cap,

(b)
after giving pro forma effect to such transaction, Availability on the date of such transaction shall be greater than or equal to 10% of the Line Cap,

(c)
after giving pro forma effect to such transaction, (x) the Consolidated Fixed Charge Coverage shall not be less than 1.30: 1.00, and (y) the Consolidated Secured Leverage Ratio shall not be greater than 2.75: 1.00, and

(d)
no Default or Event of Default shall have occurred and be continuing or would occur as a result thereof.

“Payment Recipient” has the meaning assigned to such term in Section 9.14(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Perfection Certificate” means a perfection certificate in a form acceptable to Administrative Agent.

“Permitted Acquisition” means any Acquisition, which shall be funded with the proceeds of an Acquisition Loan, if, at the time of and immediately after giving effect thereto,

(a) no Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b) the business acquired in connection with such Acquisition is (i) located in the United States or Canada, (ii) organized under the laws of any state of the United States or the District of Columbia or any province of Canada, and (iii) is an Approved Line of Business;

(c) the aggregate consideration for any one (1) Acquisition shall not exceed $5,000,000, and the aggregate consideration for all Acquisitions completed during any trailing twelve (12) month period shall not exceed $7,500,000;

(d) such Acquisition and all transactions related thereto shall be consummated in accordance with material Laws of all applicable Governmental Authorities;

(e) to the extent required by the Collateral and Guarantee Requirement, (i) the property, assets, businesses and Equity Interests acquired in such Acquisition shall become Collateral and (ii) any newly created or acquired Subsidiary shall become a Subsidiary Guarantor, in each case in accordance with Section 6.12;

(f) such Acquisition shall have been approved by the board of directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition, and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition shall violate applicable Law;

(g) the legal structure of such Acquisition shall be acceptable to Administrative Agent in its Permitted Discretion;

(h) after giving effect to the Acquisition, if the Acquisition is an acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall control a majority of any voting interests or shall otherwise control the governance of the Person being acquired;

(i) the Administrative Borrower shall have furnished Administrative Agent with (i) thirty (30) days’ prior written notice of such intended Acquisition, (ii) a current draft of the Acquisition documents (and final copies thereof as and when executed), (iii) a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, (iv) to the extent the aggregate consideration in connection with such Acquisition exceeds $2,000,000, appropriate financial statements of the Person which is the subject of such Acquisition, together with pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a consolidated basis with all Loan Parties), and (v) such other information as Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to Administrative Agent; and

(j) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable Laws.

“Permitted Acquisition Loan Proceeds Uses” means the funding of (i) Permitted Acquisitions, (ii) the repayment of the ELFS Notes, and (iii) Specified Minority Equity Purchases.

“Permitted Discretion” means a determination made in the exercise of reasonable business judgment (from the perspective of an asset based lender).

“Permitted Encumbrances” means:

(a)
Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(b)
landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)
deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e)
judgment liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(f)
easements, zoning restrictions, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any of the Loan Parties and their respective Subsidiaries;

(g)
any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of any of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of any of the Loan Parties or their Subsidiaries;

(h)
licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of any of the Loan Parties or their Subsidiaries or materially detract from the value of the relevant assets of any of the Loan Parties or their Subsidiaries;

(i)
customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Loan Party or any of such Loan Party’s Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(j)
Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(k)
Liens (i) on earnest money deposits made in cash by any of the Loan Parties or any of their Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Credit Agreement or (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business in connection with actions or transactions not prohibited by this Credit Agreement;

(l)
Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m)
Liens resulting from the filing of UCC-1 financing statements (or equivalent) (i) as a precautionary filing with respect to operating leases or (ii) in connection with the Disposition of Accounts permitted hereunder, if any;

(n)
Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business; and

(o)
Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

provided that the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness.

“Permitted Purchase Price Adjustments” means that portion of Earn-Out Obligations consisting solely of contingent purchase price adjustments (including to the extent accounted for as bonuses to individuals) incurred in connection with a Permitted Acquisition, the payment of which is based solely on working capital adjustments or similar customary adjustments contained in the documentation for such Permitted Acquisition. For the avoidance of doubt, Permitted Purchase Price Adjustments shall not include that portion of Earn-Out Obligations consisting of contingent consideration obligations based on performance-based metrics in respect of the business or line of business acquired pursuant to an acquisition (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise).

“Permitted Tax Distributions” means, subject to the limitations and provisions herein, for each fiscal quarter (or portion thereof) of a Fiscal Year, a distribution by any Loan Party (other than Holdings) to Holdings in an amount of cash equal to (a) in the event that each of the Loan Parties is treated as a partnership or disregarded entity or other pass-through entity for federal income tax purposes, the product of (i) the taxable net income reportable by Loan Parties for federal income tax purposes during such fiscal quarter (or portion thereof), times (ii) the highest combined marginal federal, state, and local income tax rate (for clarification, excluding self-employment and similar taxes) that is applicable to any direct or indirect holder of the Equity Interests of Loan Parties or, if applicable, Holdings, or (b) in the event Loan Parties are a member of an affiliated group that files a federal consolidated, combined, unitary or similar income tax return, the amount that Holdings and its Subsidiaries would have been required to pay as a stand-alone consolidated, combined, unitary or similar group. With respect to any fiscal quarter in which any Loan Party’s, or Loan Parties if reported on a consolidated, combined, unitary or similar basis, federal reportable taxable net income is zero or a net loss (i) the Permitted Tax Distribution for such fiscal quarter shall be zero, and (ii) any such net loss shall reduce otherwise reportable taxable net income, to the extent not prohibited by applicable law, in subsequent fiscal quarters (whether in the same or a later calendar year) until all such net losses have been fully recouped by such reductions. If, upon the calculation of the annual reportable taxable net income or loss for any Fiscal Year of Loan Parties, the aggregate Permitted Tax Distributions based on such annual reportable taxable net income or loss exceeds the aggregate Permitted Tax Distribution actually made with respect to such Fiscal Year, then the amount of Permitted Tax Distributions otherwise permitted for subsequent fiscal quarters shall be reduced by the amount of such excess until all such excess amounts have been recouped by such reductions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pro Forma Balance Sheet” has the meaning assigned to such term in Section 5.5(b).

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or 12 month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction. Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Pro Forma Financial Statements” has the meaning assigned to such term in Section 5.5(b).

“Projections” means for each month during any Fiscal Year (a) for each of the Loan Party’s forecasted (i) balance sheets, (ii) profit and loss statements, (iii) income statements, and (iv) cash flow statements, all prepared on a basis consistent with such Loan Party’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions and (b) each Borrower’s forecasted Availability projections.

“Protected Person” has the meaning assigned to such term in Section 10.3(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 10.1(d)(i).

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Recipient” means Administrative Agent, any Lender or the L/C Issuer, as applicable.

“Refinancing Indebtedness” means Indebtedness of any Loan Party or its Subsidiaries arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, refund, replace, renew, continue or substitute for other Indebtedness (such extended, refinanced, refunded, replaced, renewed, continued or substituted Indebtedness, the “Refinanced Obligations”); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus any interest capitalized in connection with such Refinanced Obligations, the amount of prepayment premium, if any, original issue discount, if any, and reasonable fees, costs, and expenses incurred in connection therewith), (b) such Refinancing Indebtedness shall have a final maturity that is no earlier than the final maturity date of such Refinanced Obligations, (c) such Refinancing Indebtedness shall have a Weighted Average Life to Maturity not less than the weighted average life to maturity of the Refinanced Obligations, (d) such Refinancing Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Secured Obligations on terms, taken as a whole, not materially less favorable to the Secured Parties than the Refinanced Obligations, (e) as of the date of incurring such Refinancing Indebtedness and after giving effect thereto, no Default shall exist or have occurred and be continuing, (f) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Refinancing Indebtedness and any Guarantees thereof shall be unsecured, (g) if the Refinanced Obligations or any Guarantees thereof are secured, (1) such Refinancing Indebtedness and any Guarantees thereof shall be secured by substantially the same or less collateral, taken as a whole, as secured such Refinanced Obligations or any Guarantees thereof, on terms, taken as a whole, not materially less favorable to the Secured Parties and (2) the Liens to secure such Refinancing Indebtedness shall not have a priority, taken as a whole, more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated, taken as a whole, to Administrative Agent’s Liens on terms and conditions, taken as a whole, not materially less favorable to the Secured Parties, (h) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing, continuing, substituting or replacing thereof shall be the only obligors on such Refinancing Indebtedness, and (i) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Refinancing Indebtedness, taken as a whole, are not materially less favorable to each of the Loan Parties than the terms and conditions of the Refinanced Obligations.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Federal Reserve Board.

“Reinvestment Conditions” means (A) the applicable Loan Party shall have delivered a certificate of a Financial Officer to Administrative Agent at the time of receipt thereof setting forth the applicable Loan Party’s intent to reinvest Casualty Event or Disposition proceeds in the repair or replacement of property damaged by such Casualty Event or the replaced of a Disposed asset, within 180 days of receipt of such proceeds, (B) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, and (C) such proceeds shall be maintained in a Controlled Account maintained at Administrative Agreement until such Loan Party requests the disbursement of such proceeds from the Controlled Account.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors, attorneys-in-fact and representatives, including accountants, auditors and legal counsel, of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Removal Effective Date” has the meaning assigned to such term in Section 9.6(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (other than Swingline Loans), a Committed Loan Notice, (b) with respect to a L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, two or more unaffiliated Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. Notwithstanding the foregoing, so long as there are only two (2) Lenders party hereto, Required Lenders shall be both Lenders.

“Reserves” is defined in Section 2.14.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of Borrower Representative or a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of Borrower Representative or a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower Representative or such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower Representative or such Loan Party.

“Restricted Accounts” means Deposit Accounts (a) established and used (and at all times will be used) solely for the purpose of paying current payroll obligations of Loan Parties (and which do not (and will not at any time) contain any deposits other than those necessary to fund current payroll), in each case in the ordinary course of business, (b) maintained (and at all times will be maintained) solely in connection with an employee benefit plan, but solely to the extent that all funds on deposit therein are solely held for the benefit of, and owned by, employees (and will continue to be so held and owned) pursuant to such plan, (c) any Deposit Account the funds in which consist solely of funds held by the Loan Parties on behalf of or in trust for the benefit of any third party that is not an Affiliate of the Loan Parties, (d) zero-balance accounts, (e) cash collateral accounts subject to Permitted Encumbrances of the type described in clauses (c), (d) and (k) of the definition thereof and (f) other Deposit Accounts to the extent the aggregate amount of funds located in such accounts at any time does not exceed $250,000.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of such Person, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, (d) any payment with respect to any EarnOut Obligation, and (e) with respect to clauses (a) through (d) any transaction that has a substantially similar effect.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Revolving Commitment” means, with respect to each Lender, the commitment hereunder of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans in an aggregate outstanding amount not exceeding the amount of such Lender’s Revolving Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment in accordance with Section 10.4(b), as applicable, as such Revolving Commitment may be adjusted from time to time pursuant to Section 2.5 or Section 2.11 or pursuant to assignments by or to such Lender pursuant to Section 10.4.

“Revolving Credit Maximum Amount” means the aggregate amount of the Revolving Commitments at any time, as such amount may be increased or reduced from time to time pursuant to the terms hereof. The initial Revolving Credit Maximum Amount on the Closing Date is $40,000,000.

“Revolving Exposure” means, as to any Lender at any time, the sum of (a) the Outstanding Amount of its Revolving Loans, plus (b) its L/C Exposure, plus (c) its Swingline Exposure.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Revolving Commitments.

“Revolving Loan” means a loan referred to in Section 2.1(a) and made pursuant to Section 2.2.

“Revolving Loan Note” means with respect to a Lender, a promissory note evidencing the Revolving Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-1.

“Revolving Maturity Date” means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Revolving Maturity Date shall be the Business Day immediately preceding such day.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which any Loan Party or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (including, as of the date of this Credit Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea regions of Ukraine).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Santander Bank” means Santander Bank, N.A., a national banking association.

“SEC” means the United States Securities Exchange Commission.

“Secured Cash Management Obligations” means all obligations of Loan Parties in respect of any Cash Management Services provided to any Loan Party or its Subsidiaries (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to Administrative Agent or any of its Affiliates or (b) owed to a Lender or an Affiliate of a Lender.

“Secured Obligation Designation Notice” means a notice substantially in the form of Exhibit K executed and delivered to Administrative Agent by a counterparty (other than Administrative Agent and its Affiliates) to a Swap Agreement or an agreement to provide Cash Management Services, and in each case acknowledged by Borrower Representative, in order that the obligations in respect thereof constitute Noticed Swap Agreement Obligations or Noticed Cash Management Obligations.

“Secured Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations, (c) the Secured Swap Agreement Obligations, and (d) the Erroneous Payment Subrogation Rights.

“Secured Parties” means, collectively, (a) Administrative Agent, (b) each Lender, (c) L/C Issuer, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Agreement Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Agreement Obligations” means all obligations of Loan Parties under each Swap Agreement to which any Loan Party or its Subsidiary is a party and that (a) is with a counterparty that is Administrative Agent or any of its Affiliates or (b) is with a counterparty that is a Lender or an Affiliate of a Lender, provided that Secured Swap Agreement Obligations shall not include, with respect to any Guarantor, Excluded CEA Swap Obligations of such Guarantor.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among Loan Parties and Administrative Agent.

“SOFR” means a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Sold Entity or Business” means any Person or any property or assets constituting a line of business or a division of a Person Disposed of in a transaction permitted hereunder by any of the Loan Parties or any of their Subsidiaries.

“Solvency Certificate” means a certificate, substantially in the form of Exhibit J.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Minority Equity Purchases” means the Acquisition by Holdings of the remaining outstanding Equity Interests in each of (i) Rubicon, (ii) Interlog, (iii) Airschott, and (iv) Biosensis LTD.

“Specified Financial Covenants” has the meaning assigned to such term in Section 8.4(a).

“Specified Transaction” means any Permitted Acquisition that by the terms of this Credit Agreement requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect”.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment to the prior payment of the Loan Document Obligations of such Loan Party pursuant to a Subordination Agreement and contains subordination and other terms acceptable to Administrative Agent.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordination Agreement” means an agreement among a Loan Party, a Person who is the holder of Subordinated Debt, and Administrative Agent, which is on terms and conditions acceptable to Administrative Agent.

“subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.

“Subsidiary” means any direct or indirect subsidiary of any Borrower or a Loan Party, as the context may require.

“Subsidiary Guarantors” means each Subsidiary of a Loan Party that becomes a party to a Guarantee Agreement either by executing and delivering a Guarantee Agreement or by joining a Guarantee Agreement by executing and delivering a Subsidiary Joinder Agreement, and the permitted successors and assigns of each such Person.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit G-1, pursuant to which a Subsidiary becomes (a) a Guarantor, and (b) a party to the Security Agreement and to each other applicable Loan Document.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means, as to any Borrowing, the Swingline Loans comprising such Borrowing.

“Swingline Exposure” means, with respect to any Lender at any time, its Applicable Percentage of the Outstanding Amount of the Swingline Loans.

“Swingline Lender” means Santander Bank in its capacity as lender of Swingline Loans.

“Swingline Loan” means a loan referred to and made pursuant to Section 2.3.

“Swingline Loan Note” means with respect to the Swingline Lender, a promissory note evidencing the Swingline Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-2.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.3(c), which, if in writing, shall be substantially in the form of Exhibit C-2.

“Swingline Sublimit” means $4,000,000. The Swingline Sublimit is a sublimit of the Revolving Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means, the credit facility evidenced by the Term Loan Commitment.

“Term Loan” means a loan referred to in Section 2.1(b) and made pursuant to Section 2.2.

“Term Loan Borrowing” means a Borrowing consisting of Term Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a single Term Loan on the Closing Date pursuant to Section 2.1(b) in an aggregate amount not exceeding the amount of such Lender’s Term Loan Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, in accordance with Section 10.4(b), as applicable, as such Term Loan Commitment may be adjusted from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4. The aggregate amount of the Term Loan Commitments on the Closing Date is $6,000,000.

“Term Loan Note” means with respect to a Lender, a promissory note evidencing the Term Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit D-3.]

“Term Loan Maturity Date” means the fifth anniversary of the Closing Date, provided that if such day is not a Business Day, the Term Loan Maturity Date shall be the Business Day immediately preceding such day.

“Term SOFR” means a rate per annum equal to the greater of (a) the sum of (i) Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day and (b) the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

“Termination Date” means the date upon which all Commitments have terminated, no Letters of Credit are outstanding (or if Letters of Credit remain outstanding, the same are Backstopped), and the Loans and L/C Obligations (other than with respect to the undrawn portion of outstanding Letters of Credit), together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.

“Threshold Amount” means $500,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure, outstanding Term Loan, outstanding Mortgage Loan, outstanding Acquisition Loan, of such Lender at such time.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans, and L/C Obligations at such time.

“Trademark Security Agreement” has the meaning assigned to such term in the Security Agreement.

“Transaction Expenses” means any fees or expenses incurred or paid by Loan Parties or any Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (b) the Borrowing of the Loans and the issuance of the Letters of Credit, (c) the use of the proceeds of the Loans and the Letters of Credit, (d) the satisfaction of the Collateral and Guarantee Requirement, (e) the Existing Credit Agreement Refinancing, and (f) the payment of Transaction Expenses.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (i) Term SOFR or (ii) the Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unaudited Financial Statements” means the Form 10-Q containing the unaudited consolidated balance sheets and related statements of income, comprehensive income, changes in equity and cash flows of Loan Parties and their Subsidiaries, covering any of the first three fiscal quarters that have ended after the most recent Fiscal Year covered by the Audited Financial Statements and at least 45 days before the Closing Date.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unused Fee-Acquisition Facility” has the meaning assigned to such term in Section 3.2(a).

“Unused Fee-Revolving Facility” has the meaning assigned to such term in Section 3.2(a).

“Unused Fees” means, collectively, the Unused Fee-Acquisition Facility and the Unused Fee-Revolving Facility.

“Unused Fee Margin” means, (i) as to the Revolving Facility, 0.25% per annum, and (ii) as to the Acquisition Facility, solely during the Acquisition Loan Draw Period, 0.35% per annum.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.4(c)(i).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.6(g)(ii)(B)(3).

“Value” means, the book value of Inventory as set forth on the Borrower’s books and records.

“Voting Equity Interests” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of the members of the board of directors or other managing person of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2       Classification of Loans and Borrowings. For purposes of this Credit Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

Section 1.3         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit mean to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both. Any terms used in this Credit Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

Section 1.4           Accounting Terms; GAAP (a)
.
(a)
All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)
Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, Consolidated Fixed Charges, the Consolidated Fixed Charge Coverage Ratio, Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio (and all component definitions of any of the foregoing) shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c)
If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower Representative or Required Lenders shall so request, Administrative Agent, Lenders and Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Loan Parties shall provide to Administrative Agent and Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.

Section 1.5          Rounding.   Any financial ratios required to be maintained by Loan Parties pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6        References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.7      Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.8          Status of Loan Document Obligations. In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Debt, Loan Parties shall take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Debt. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of the Subordinated Debt Documents under which such Subordinated Debt is issued and are further given all such other designations as shall be required under the terms of any such Subordinated Debt in order that Administrative Agent and Lenders may have and exercise any payment blockage or other rights available or potentially available to holders of senior indebtedness under the terms of such Subordinated Debt.

Section 1.9     Rates Generally. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Base Rate, the Benchmark, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (b) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (c) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (d) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrowers. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.10       Divisions. For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.11         Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Article 2

THE CREDITS

Section 2.1           Commitments.
.
(a)
Revolving Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to Borrowers in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, or (ii) the Total Revolving Outstandings exceeding the Line Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be BR Loans or SOFR Loans, as further provided herein.

(b)
Term Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a single loan (each such loan, a “Term Loan”) to Borrowers in Dollars on the Closing Date in an principal amount not exceeding such Lender’s Term Loan Commitment. Term Loans which are prepaid or repaid, in whole or in part, may not be reborrowed. Term Loans may be BR Loans or SOFR Loans, as further provided herein.

(c)
Mortgage Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a single loan (such loan, a “Mortgage Loan”) to Borrowers in Dollars during the Mortgage Loan Draw Period in a principal amount not exceeding such Lender’s Mortgage Loan Commitment. Mortgage Loans which are prepaid or repaid, in whole or in part, may not be reborrowed. Mortgage Loans may be BR Loans or SOFR Loans, as further provided herein.

(d)
Acquisition Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make loans (each such loan, an “Acquisition Loan”) to Borrowers in Dollars from time to time, on any Business Day during the Acquisition Loan Draw Period, in an aggregate principal amount not exceeding such Lender’s Acquisition Loan Commitment. Acquisition Loans which are prepaid or repaid, in whole or in part, may not be reborrowed. Acquisition Loans may be BR Loans or SOFR Loans, as further provided herein. For avoidance of doubt, the Acquisition Loan Commitments shall be reduced by the amount of any Acquisition Loan used to fund any Permitted Acquisition Loan Proceeds Uses.

Section 2.2           Borrowings, Conversions and Continuations of Loans.
.
(a)
Each Borrowing (other than a Swingline Borrowing which shall be made in accordance with Section 2.3), each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the irrevocable notice of Borrower Representative on behalf of Borrowers to Administrative Agent, which may be given by telephone. Each such notice must be made in writing (or in the case of telephonic notice, promptly confirmed in writing) substantially in the form of a Committed Loan Notice appropriately completed and signed by a Responsible Officer of Borrower Representative and received by Administrative Agent (i) in the case of an BR Borrowing, not later than 11:00 a.m. one (1) Business Day before the date of the proposed Borrowing, or (ii) in the case of any other Borrowing, not later than 11:00 a.m. three (3) Government Securities Business Days before the date of the proposed Borrowing.

(b)
Each Borrowing or conversion of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of SOFR Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the Class and principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2. Notwithstanding anything in this Credit Agreement to the contrary, if Borrowers fail to specify a Type of Loan in a Committed Loan Notice or fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, continued as, or converted to, BR Loans.

For avoidance of doubt, Borrowers and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. No Swingline Loan may be converted into any other Type of Loan other than a BR Loan.

(c)
Following receipt of a Committed Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by Borrower Representative on behalf of Borrowers, Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation described in Section 2.2(b). In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to Administrative Agent, by transfer in immediately available funds to the account of Administrative Agent most recently designated by it for such purpose by notice to Lenders, not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), Administrative Agent shall make all funds so received available to the applicable Borrowers in like funds as received by transfer to the account of the applicable Borrowers maintained with Santander Bank and designated in the Commitment Loan Notice the amount of such funds; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by Borrowers, there are Swingline Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swingline Loans, and third, to Borrowers as provided above.

(d)
Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of an Interest Period for such Loan unless Borrowers pay the amount due, if any, under Section 3.5 in connection therewith. During the existence of an Event of Default, Administrative Agent or Required Lenders may require that (i) no Loans may be requested as, converted to or continued as SOFR Loans and (ii) unless repaid, each SOFR Loan be converted to an BR Loan at the end of the Interest Period applicable thereto.

(e)
Administrative Agent shall promptly notify Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate.

(f)
The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required. All Borrowings made on the Closing Date must be made as BR Borrowings unless Borrower Representative shall have given a Committed Loan Notice requesting a SOFR Borrowing and provided an indemnity letter in form and substance satisfactory to Administrative Agent extending the benefits of Section 3.5 to the Lenders in respect of such Borrowings.

(g)
Notwithstanding anything herein to the contrary, Borrower Representative may request, and Administrative Agent may, in its sole and absolute discretion, make, Revolving Loans to Borrowers at a time when the Total Revolving Outstandings exceed, or would exceed with the making of any such Revolving Loan, the Borrowing Base (such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”); provided, however, that (x) the aggregate amount of Overadvances outstanding at any time shall not exceed 10% of the Borrowing Base, (y) unless otherwise consented to by Required Lenders with respect to the Revolving Facility, Overadvances shall not be outstanding for more than 60 consecutive days and (z) unless otherwise consented to by all Lenders, no Overadvances shall be permitted to the extent that such Overadvances would cause the Total Revolving Outstandings to exceed the Revolving Credit Maximum Amount. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Credit Agreement for Revolving Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Applicable Percentages.

Section 2.3
Swingline Loans.

(a)
Swingline Generally. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth and upon the agreements of the Lenders set forth in this Section 2.3, the Swingline Lender may, in its sole discretion and without any obligation to do so, make Swingline Loans to Borrowers in Dollars from time to time on any Business Day after the making of the initial Revolving Loans, through the seventh Business Day preceding the Revolving Maturity Date; provided that after giving effect to each Swingline Loan, (i) the aggregate Outstanding Amount of Swingline Loans shall not exceed the Swingline Sublimit and (ii) the Total Revolving Outstandings shall not exceed the Line Cap; provided, further, that Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.3, prepay under Section 2.7, and reborrow under this Section 2.3. The Swingline Lender may elect, in its sole discretion, to treat a Revolving Borrowing request or deemed Revolving Borrowing as a request for a Swingline Loan, and may advance same day funds to Borrowers as a Swingline Loan’ provided, that, notwithstanding anything to the contrary provided for herein, the Swingline Lender may not make a Swingline Loan if the Swingline Lender has been notified by Administrative Agent that one or more of the applicable conditions set forth in Section 4.2 have not been satisfied.

(b)
Borrowing Procedures. Each Swingline Borrowing shall be made upon Borrower Representative’s irrevocable notice to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, (ii) the requested borrowing date, which shall be a Business Day and (iii) the maturity date of the requested Swingline Loan which shall be not later than seven Business Days after the making of such Swingline Loan. Each such telephonic notice must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Swingline Lender and Administrative Agent) of a written Swingline Loan Notice to the Swingline Lender and Administrative Agent, appropriately completed and signed by a Responsible Officer of Borrower Representative. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will, if it is willing to make the requested Swingline Loan and provided that all applicable conditions in Section 4.2 are satisfied or waived, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to Borrowers by crediting the account of the applicable Borrowers maintained with the Swingline Lender and notify Administrative Agent thereof in writing.

(c)
Refinancing of Swingline Loans. (a) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Revolving Loan in Dollars in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of BR Loans. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to Administrative Agent in immediately available funds in Dollars for the account of the Swingline Lender at Administrative Agent’s Payment Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.3(d)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to Borrowers in such amount. Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)
If for any reason any Swingline Loan cannot be refinanced by a Revolving Borrowing in accordance with Section 2.3(d)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth therein shall be deemed to be a request by the Swingline Lender that each of the Lenders purchase for cash a risk participation in the relevant Swingline Loan in Dollars and each Lender hereby irrevocably and unconditionally agrees to make such purchase in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swingline Loan. Each Lender’s payment to Administrative Agent for the account of the Swingline Lender pursuant to Section 2.3(d)(i) shall be deemed payment in respect of such participation.

(iii)
If any Lender fails to make available to Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3(d) by the time specified in Section 2.3(d)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)
Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.3(d) shall be absolute and unconditional and shall not be affected by any circumstance, provided that each Lender’s obligation to make Revolving Loans (but not to purchase and fund risk participations in Swingline Loans) pursuant to this Section 2.3(d) is subject to the conditions set forth in Section 4.2. No such funding of risk participations shall relieve or otherwise impair the obligation of Borrowers to repay Swingline Loans, together with interest as provided herein.

(d)
Repayment of Swingline Participations.

(i)          At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)
If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.11 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand by Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. Administrative Agent will make such demand upon the request of the Swingline Lender.

(e)
Interest for Account of Swingline Lender. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.3 to refinance such Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)
Payments Directly to Swingline Lender. Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender and the Swingline Lender shall notify Administrative Agent thereof.

Section 2.4           Letters of Credit

(a)
The Letter of Credit Commitment. (b) Subject to the terms and conditions hereof and of any additional Letter of Credit Documents required by the L/C Issuer and relying upon the representations and warranties herein set forth (A) based upon the agreements of the Lenders set forth in this Section 2.4, L/C Issuer agrees (1) from time to time on any Business Day during the Availability Period to issue Letters of Credit denominated in Dollars for the account of Borrowers (provided that any Letter of Credit may be for the joint account of Borrowers and any Subsidiary of a Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.4(b), and (2) to honor conforming drafts under the Letters of Credit and (B) the Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.4; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any such Letter of Credit if immediately after giving effect to such L/C Credit Extension, (w) the aggregate L/C Obligations would exceed the L/C Sublimit, (x) the Revolving Exposure of any Lender would such Lender’s Revolving Commitment or (y) the Total Revolving Outstandings would exceed the Line Cap.

(ii)
L/C Issuer shall be under no obligation to issue any Letter of Credit (and, in the case of clauses (B), (C) or (D) below, shall not issue any Letter of Credit) if:

(A)
 any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law applicable to the L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or direct that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which the L/C Issuer is not otherwise compensated hereunder);

(B)
 the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal;

(C)
 the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(D)
 the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement;

(E)
 the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit or any laws binding upon the L/C Issuer; the Letter of Credit is to be denominated in a currency other than Dollars;

(F)
 any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with Borrowers or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.10(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G)
 the Letter of Credit is in an initial amount less than $50,000 (or such lesser amount as agreed to by the L/C Issuer and Administrative Agent).

(iii)
No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)
Procedures for Issuance and Amendment of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower Representative hand delivered or sent by facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower Representative. Such Letter of Credit Application must be received by the L/C Issuer and Administrative Agent not later than 1:00 p.m. at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the L/C Issuer may reasonably request.

(ii)
Subject to the terms and conditions set forth herein, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrowers or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to have, and hereby irrevocably and unconditionally agrees to, acquire from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire risk participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(iii)
Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower Representative and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)
Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify promptly Borrower Representative and Administrative Agent thereof. On the Business Day on which Borrower Representative shall have received notice of any payment by the L/C Issuer under a Letter of Credit or, if Borrower Representative shall have received such notice later than 12:00 p.m. on any Business Day, on the succeeding Business Day (such applicable Business Day, the “L/C Honor Date”), Borrowers shall (regardless of whether or not such Letter of Credit shall be for the sole account of Borrowers or for the joint account of Borrowers and any Subsidiary) reimburse the L/C Issuer through Administrative Agent in an amount equal to such drawing in Dollars. If Borrowers fail to so reimburse the L/C Issuer on the L/C Honor Date (or if any such reimbursement payment is required to be refunded to Borrowers for any reason), then (x) Borrowers shall be deemed to have requested a Borrowing of SOFR Loans in the amount of such drawing, and (y) Administrative Agent shall promptly notify each Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.4(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For the avoidance of doubt, if any drawing occurs under a Letter of Credit and such drawing is not reimbursed on the same day, the Unreimbursed Amount of such drawing shall, without duplication, accrue interest for each day until the date of reimbursement at (x) prior to the third Business Day following the L/C Honor Date, the rate per annum applicable to the outstanding principal balance of SOFR Loans pursuant to Section 3.1(a), and (y) thereafter, a rate per annum equal to the Default Rate applicable to the outstanding principal balance of SOFR Loans.

Each Lender (including the Lender acting as the L/C Issuer) shall upon any notice pursuant to Section 2.4(c)(i) make funds available to Administrative Agent for the account of the L/C Issuer at Administrative Agent’s Payment Office in an amount equal to its Applicable Percentage of any Unreimbursed Amount in respect of a Letter of Credit in Dollars not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent. Administrative Agent shall remit the funds so received to the L/C Issuer, and may apply Cash Collateral provided for this purpose to such Unreimbursed Amount.

(iii)
Each Lender that makes funds available pursuant to Section 2.4(c)(ii) shall be deemed to have made a SOFR Loan in Dollars to Borrowers in such amount, provided that in the event the conditions for Revolving Borrowings set forth in Section 4.2 cannot be satisfied (and have not been waived) or for any other reason, then (A) Borrowers shall be deemed to have incurred from the L/C Issuer a L/C Borrowing in Dollars in the amount of the Unreimbursed Amount, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate, and (B) each Lender shall be deemed to have purchased a participation in such L/C Borrowing in an amount equal to its Applicable Percentage thereof (a “L/C Advance”).

(iv)
Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.4(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)
Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.4(c), shall be absolute and unconditional and shall not be affected by any circumstance; provided that each Lender’s obligation to make Revolving Loans (but not L/C Advances) pursuant to this Section 2.4(c) is subject to the conditions set forth in Section 4.2 (other than delivery by Borrower Representative of a Committed Loan Notice). No such making of a L/C Advance shall relieve or otherwise impair the obligation of Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)
If any Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4(c) by the time specified in Section 2.4(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this Section 2.4(c)(vi) shall be conclusive absent manifest error.

(vii)
If, at any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with this Section 2.4(c), Administrative Agent receives for the account of such Lender any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(viii)     If any payment received by Administrative Agent for the account of the L/C Issuer pursuant to this Section 2.4(c) is required to be returned under any of the circumstances described in Section 10.11, each Lender shall pay to Administrative Agent its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate.

(d)
Obligations Absolute. The obligation of Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)
any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii)
the existence of any claim, counterclaim, setoff, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)
any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)
any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with (x) any proceeding under any Debtor Relief Law or (y) any Bail-In Action;

(v)
any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from a Guarantee Agreement or any other guarantee, for all or any of the Loan Document Obligations of any Borrower in respect of such Letter of Credit; or

(vi)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower;

provided that the foregoing shall not excuse the L/C Issuer from liability to Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by each of the Borrowers to the extent permitted by applicable law) suffered by Borrowers that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)
Role of L/C Issuer. Each Lender and each of the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Required Lenders or the Required Lenders in respect of the Revolving Facility, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Each of the Borrowers hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any of its Related Parties nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.4(e); provided that anything in such clauses to the contrary notwithstanding, Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrowers caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)
Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Document (including any Letter of Credit Application), in the event of any conflict between the terms hereof and the terms of any such Letter of Credit Document, the terms hereof shall control, provided that all non-conflicting terms of any such Letter of Credit Document shall remain in full force and effect.

(g)
Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to any Loan Party for, and the L/C Issuer’s rights and remedies against any such Loan Party shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Credit Agreement, including the law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h)
Addition of L/C Issuer. A Lender acceptable to Borrower Representative and Administrative Agent may become an additional L/C Issuer hereunder pursuant to a written agreement among Borrower Representative, Administrative Agent and such Lender. Administrative Agent shall notify the Lenders of any such additional L/C Issuer.

(i)
Existing Letters of Credit. On the Closing Date, (i) each Existing Letter of Credit, to the extent outstanding, shall be automatically and without further action by the parties thereto deemed converted into a Letter of Credit under this Credit Agreement and subject to the provisions hereof as if each such Existing Letter of Credit had been issued on the Closing Date by the L/C Issuer, (ii) each such Existing Letter of Credit shall be included in the calculation of L/C Obligations and Revolving Exposure, (iii) the issuer thereof shall be deemed to be the L/C Issuer with respect to such Existing Letter of Credit and (iv) all liabilities of each of the Borrowers and each of the other Loan Parties with respect to such Existing Letters of Credit shall constitute Loan Document Obligations.

Section 2.5           Termination and Reduction of Commitments

(a)
Unless previously terminated, (i) the Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date, (ii) the Mortgage Loan Commitment shall automatically terminate upon the making of the Mortgage Loans on the Closing Date, (iii) the Acquisition Loan Commitments shall terminate on the expiration of the Acquisition Loan Draw Period, and the Acquisition Loan Commitments shall be automatically reduced on a dollar for dollar basis in connection with any Acquisition Loan Borrowing, and (iv) the Revolving Commitments shall terminate on the last day of the Availability Period.

(b)
Borrowers may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans and Swingline Loans in accordance with Section 2.7, the sum of the Revolving Exposures of all Lenders would exceed the aggregate Revolving Commitments, (ii) after giving effect to all reductions, the Revolving Commitments shall not ever be less than $10,000,000, and (iii) any reduction of the Revolving Commitments to an amount below the L/C Sublimit or Swingline Sublimit shall automatically reduce the L/C Sublimit or Swingline Sublimit, as applicable, on a Dollar for Dollar basis. If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Revolving Exposure of all Lenders would exceed the aggregate Revolving Commitments, then Borrowers shall on the date of such reduction or termination of Revolving Commitments, repay or prepay Revolving Borrowings or Swingline Loans (or a combination thereof) and/or Cash Collateralize Letters of Credit in an aggregate amount equal to such excess. In addition, during the Acquisition Loan Draw Period, Borrowers may, upon notice to Administrative Agent as set forth above, from time to time terminate (in whole or in part) the unused portion of the aggregate Acquisition Loan Commitments.

(c)
In addition to any termination or reduction of the Revolving Commitments under paragraphs (a) and (b) of this Section, the Revolving Commitments shall be reduced as required under Section 2.7(b).

(d)
Borrowers shall notify Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section shall be irrevocable, provided that a notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by written notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to each of Borrower’s obligation to indemnify Lenders pursuant to Section 3.5. Each reduction, and any termination, of the Revolving Commitments shall be permanent and each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

Section 2.6           Repayment of Loans; Evidence of Debt
.
(a)
Payment at Maturity. Each of the Borrowers hereby unconditionally promise to pay (i) to Administrative Agent for the account of each Lender (A) the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Revolving Maturity Date and, if different, the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement, (B) the then unpaid principal amount of each Term Loan together with all accrued interest thereon on earlier of the Term Loan Maturity Date or the date of the acceleration of the Loans in accordance with Section 8.2, (C) the then unpaid principal amount of each Mortgage Loan together with all accrued interest thereon on earlier of the Mortgage Loan Maturity Date or the date of the acceleration of the Loans in accordance with Section 8.2, and (D) the then unpaid principal amount of each Acquisition Loan together with all accrued interest thereon on earlier of the Acquisition Loan Maturity Date or the date of the acceleration of the Loans in accordance with Section 8.2, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan together with all accrued interest thereon on the earliest of (A) the maturity date selected by Borrower Representative for such Swingline Loan, (B) the Revolving Maturity Date and (C) the date of the termination of the Revolving Commitments in accordance with the provisions of this Credit Agreement.

(b)
Amortization Payments for Term Loans. In addition to the quarterly payments of interest on the Term Loan, as required by Section 3.1(c), the Term Loan principal shall be repaid in quarterly installments, commencing January 1, 2026, and continuing on each of April 1, July 1, October 1, and January 1 thereafter. Each such principal payment, but the last, shall be in the amount of $150,000. The final payment of the Term Loan shall be due in and payable as provided for in Section 2.6(a) above.

(c)         Amortization Payments for Mortgage Loans. In addition to the quarterly payments of interest on the Mortgage Loan, as required by Section 3.1(c), the Mortgage Loan principal shall be repaid in quarterly installments, commencing January 1, 2026, and continuing on each of April 1, July 1, October 1, and January 1 thereafter. Each such payment shall be calculated utilization a twenty (20) year mortgage style amortization assuming an interest rate equal to 6.08% per annum (an estimated interest rate as of the Closing Date). Each such quarterly principal payment, but the last, shall be in the amount of set forth in the schedule below. The final payment of the Mortgage Loan shall be due in and payable as provided for in Section 2.6(a) above.

Installment	Principal
Date	Amount

1/1/2026	$20,044.51

4/1/2026	$20,353.38

7/1/2026	$20,667.01

10/1/2026	$20,985.47

1/1/2027	$21,308.84

4/1/2027	$21,637.19

7/1/2027	$21,970.60

10/1/2027	$22,309.15

1/1/2028	$22,652.91

4/1/2028	$23,001.98

7/1/2028	$23,356.42

10/1/2028	$23,716.32

1/1/2029	$24,081.77

4/1/2029	$24,452.85

7/1/2029	$24,829.65

10/1/2029	$25,212.25

1/1/2030	$25,600.75

4/1/2030	$25,995.23

7/1/2030	$26,395.80

10/1/2030	$26,802.54

(d)
Amortization Payments for Acquisition Loans. In addition to the quarterly payments of interest on the Acquisition Loan, as required by Section 3.1(c), the Acquisition Loan principal shall be repaid in quarterly installments, commencing on the Acquisition Loan Principal Amortization Date continuing on the first day of each quarter thereafter. Each such principal payment, but the last, shall be in the amount equal to the Acquisition Loan Principal Amortization Amount. The final payment of the Term Loan shall be due in and payable as provided for in Section 2.6(a) above.

(e)
Notes. Any Lender may request through Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to each Lender (i) a Revolving Loan Note, (ii) a Term Loan Note, (iii) a Mortgage Loan Note, (iv) an Acquisition Loan Note, and a Swingline Loan Note. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns.

(f)
Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(g)
Register. Entries made in good faith by Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.6(d), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Credit Agreement, absent manifest error; provided, however, that the failure of Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of Borrowers under this Credit Agreement.

Section 2.7           Prepayments

(a)
Optional Prepayments.

(i)
Borrowers may, upon written notice to Administrative Agent, at any time and from time to time, voluntarily prepay any Borrowing of any Class (other than Swingline Loans which are dealt with in the following clause (ii)) in whole or in part without premium or penalty (except as set forth in Section 3.5)), provided that such notice must be received by Administrative Agent not later than 1:00 p.m. (1) three (3) Government Securities Business Days prior to any date of prepayment of a SOFR Borrowing and (2) one (1) Business Day prior to the date of prepayment of an BR Borrowing. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by any Borrower, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by written notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to Borrowers’ obligation to indemnify Lenders pursuant to Section 3.5. Each prepayment of Term Loan, Mortgage Loan and/or Acquisition Loan pursuant to this Section 2.7(a) shall be applied to the installments thereof against the scheduled repayments of each such Loans under Section 2.6 on a ratable basis in inverse order of maturity and shall be paid to Administrative Agent for the account of the Lenders in accordance with their respective Applicable Percentages.

(ii)
Borrowers may, upon written notice to the Swingline Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swingline Lender and Administrative Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by any Borrower, Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)
Mandatory Prepayments.

(i)
Net Cash Proceeds; Extraordinary Receipts.

(A)
Dispositions. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Disposition, then, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, Borrowers shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(B)
Debt Incurrences and Equity Issuances. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Debt Incurrence or Equity Issuance, then, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, Borrowers shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(C)        Casualty Events. In the event that any Loan Party or any of its Subsidiaries receives Net Cash Proceeds in respect of any Casualty Event, then, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, Borrowers shall prepay the Loans in an aggregate principal amount equal to 100% of such Net Cash Proceeds.

(D)
Extraordinary Receipts. In the event that any Loan Party or any of its Subsidiaries receives any Extraordinary Receipt, then, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt thereof, Borrowers shall prepay the Loans in an aggregate principal amount equal to 100% of such Extraordinary Receipt.

(ii)
[Reserved]

(iii)
Mandatory Prepayments Related to Cure Amounts. In the event that the Cure Right is exercised, then, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of any Cure Amounts, Borrowers shall prepay the Loans in an aggregate principal amount equal to 100% of such Cure Amounts.

(iv)
Application of Mandatory Prepayments. Each mandatory prepayment required to be made pursuant to Section 2.7(b) shall be applied to first, to the prepayment of the Term Loan, second, to the Mortgage Loan, third, to the Acquisition Loan, and lastly, to the Revolving Loans and Swingline Loans and, thereafter, to Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto, in each case, without a permanent reduction of the Revolving Commitments or the Acquisition Loan Commitment (to the extent not fully drawn).

(v)
Notice of Mandatory Prepayment. Borrowers shall deliver to Administrative Agent, at the time of each prepayment required under this Section 2.7(b), (i) a certificate signed by a Financial Officer of Borrower Representative setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

(c)
Prepayments of Revolving Loans. If for any reason the Total Revolving Outstandings (other than any Overadvances to the extent permitted hereunder) at any time exceed the Line Cap then in effect, Borrowers shall immediately prepay, without premium or penalty, Revolving Loans and Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(d)
General Rules. All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. All prepayments shall be accompanied by accrued interest thereon and, in the case of any prepayment of a SOFR Loan, any additional amounts required pursuant to Section 3.5.

Payments Generally; Administrative Agent’s Clawback

(a)
General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, L/C Borrowings, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds. In furtherance of the foregoing, Borrowers hereby irrevocably authorize Administrative Agent, in Administrative Agent’s sole discretion, to request on behalf of Borrowers, Revolving Loans (which shall be BR Loans) or Swingline Loans, in an amount sufficient to pay all principal, L/C Borrowings, interest, fees, or other amounts from time to time due and payable by any Loan Party to any Credit Party hereunder or under any other Loan Document. All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent’s Payment Office, except payments to be made to the L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3, shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)
Pro Rata Treatment. Except as otherwise provided in this Section 2.8 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Revolving Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

(c)
Administrative Agent’s Clawback. (i) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by Borrowers, the interest rate applicable to BR Loans. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

(ii)        Payments by Borrowers; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower Representative prior to the date on which any payment is due to Administrative Agent for the account of Lenders or the L/C Issuer hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii)
Notice by Administrative Agent. A notice from Administrative Agent to any Lender or Borrower Representative with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d)
Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans and purchase participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan or purchase participations in Letters of Credit and Swingline Loans or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation in Letters of Credit and Swingline Loans or to make its payment under Section 10.3(c).

(e)
Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to Borrowers by Administrative Agent because the conditions to the borrowing of Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)
Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)
Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by Administrative Agent under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by Administrative Agent and applied by Administrative Agent (i) first, towards payment of all fees and expenses due to Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans and unreimbursed L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed L/C Borrowings then due to such parties.

(h)
Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)
if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)
the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant.

Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Borrower in the amount of such participation.

Section 2.9           Defaulting Lenders

(a)
Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)
Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2(b).

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swingline Lender hereunder; third, to Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.10; fourth, as Borrower Representative may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) Cash Collateralize L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.10; sixth, to the payment of any amounts owing to Lenders, the L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)
Certain Fees.

(A)
No Defaulting Lender shall be entitled to receive any Unused Fee for any period during which that Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)
Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.10.

(C)
With respect to any L/C Participation Fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and the Swingline Lender, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)
Reallocation of Participations to Reduce Fronting Exposure. If any L/C Obligations or Swingline Loans are outstanding at the time such Lender becomes a Defaulting Lender, then all or any part of the Swingline Loans and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.10.

(b)
Defaulting Lender Cure. If Borrower Representative, Administrative Agent, Swingline Lender, and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)
New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.10        Cash Collateral.

(a)
Certain Credit Support Events. Borrowers shall provide Cash Collateral to any L/C Issuer:

(i)
if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a L/C Borrowing, within two Business Days following any request by Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of such L/C Borrowing,

(ii)
if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, immediately (without the necessity of any request), in an amount not less than the Minimum Collateral Amount of such L/C Obligation,

(iii)
if Borrowers shall be required to provide Cash Collateral pursuant to Section 8.2, immediately upon any request by Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of all L/C Obligations,

(iv)
if there shall exist a Defaulting Lender, within two Business Days following any request by Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of the Fronting Exposure of the L/C Issuer with respect to such Defaulting Lender, and

(v)         if the L/C Obligations exceed the L/C Sublimit, within two Business Days following any request by Administrative Agent or the L/C Issuer, in an amount not less than the Minimum Collateral Amount of such excess.

(b)
Grant of Security Interest. As security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.10(c), (i) each of the Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuer and Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, and (ii) to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the L/C Issuer and Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing. Borrowers shall enter into documentation reasonably satisfactory to Administrative Agent as may be requested in connection with the above described grant of security. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrowers will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Santander Bank. Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)
Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 2.10 or Sections 2.4, 2.7, 2.10 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)
Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.4(b)(vii))) or (ii) the determination by Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to this Section 2.10, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.11         Incremental Commitments; Acquisition Facility

(a)
Borrowers may, from time to time during the Acquisition Loan Draw Period, by written notice to Administrative Agent, request additional Acquisition Loan Commitments (collectively, “Incremental Commitments”), from one or more Lenders (in the sole discretion of such Lenders) or Eligible Assignees who will become Lenders, in an aggregate principal amount of up to $15,000,000, provided that at the time of the incurrence of such Incremental Commitments and immediately after giving effect thereto and to the use of the proceeds thereof, no Default shall have occurred and be continuing or would result therefrom; provided, further, that (1) each such Person, if not already a Lender hereunder, shall be subject to the approval of Administrative Agent (which approval shall not be unreasonably withheld or delayed) and (2) Borrowers may make only three (3) such requests. Such notice shall set forth (i) the amount of the additional Acquisition Loan Commitments being requested (which shall be in minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof), and (ii) the date on which such additional Acquisition Loan Commitments are requested to become effective (which shall not be less than ten (10) Business Days nor more than sixty (60) calendar days after the date of such notice, unless otherwise agreed to by Administrative Agent).

(b)
Borrowers and each additional Lender shall execute and deliver to Administrative Agent an Incremental Assumption Agreement and such other documentation as Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Lender. Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Credit Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by Administrative Agent with Borrowers’ consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(c)
The terms of each additional Acquisition Loan Commitment shall be reasonably satisfactory to Administrative Agent and in any event:

(i)
shall rank pari passu in right of payment and of security with the existing Revolving Loans, the existing Term Loans, the Mortgage Loan and the existing Acquisition Loans; and

(ii)
all material terms of any additional Acquisition Loan Commitments and Acquisition Loans under such additional Acquisition Loan Commitments shall be identical to the existing Acquisition Loan Commitments and Acquisition Loans.

(d)
No additional Acquisition Commitments shall become effective under this Section 2.11 unless, on the date of such effectiveness, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied as if it was a borrowing date and Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of Borrower Representative; and (ii) Administrative Agent shall have received closing certificates, opinions of counsel and other customary documentation requested by Administrative Agent.

(e)
Each of the parties hereto hereby agrees that Administrative Agent may take any and all action as may be reasonably necessary to ensure that, following the establishment of any additional Acquisition Commitments, the outstanding Acquisition Loans are held by the Lenders in accordance with their new Applicable Percentages. This may be accomplished at the discretion of Administrative Agent by requiring each outstanding SOFR Borrowing of the relevant Class to be converted into an BR Borrowing of such Class on the date of each additional Acquisition Commitment, or requiring a prepayment and reborrowing of Acquisition Loans. Any conversion or prepayment made pursuant to the preceding sentence shall be subject to Section 3.5 (it being understood that Administrative Agent shall consult with Borrower Representative regarding the foregoing and, to the extent practicable, will attempt to pursue options that minimize breakage costs).

Section 2.12         Joint and Several Liability

Loans made to Borrowers shall be deemed jointly funded to, and received by, Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable for the payment in full and performance of, all Obligations. Each Borrower acknowledges and agrees that the joint and several liability of Borrowers are provided as an inducement to Administrative Agent to provide loans and other financial accommodations to Borrowers, and that each such loan or other financial accommodation shall be deemed to have been made or extended by Administrative Agent in consideration of, and in reliance upon, the joint and several liability of Borrowers. The joint and several liability of each Borrower hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Borrower hereby waives: (a) all notices to which such Borrower may be entitled as a co-obligor with respect to the Obligations, including, without limitation, notice of (i) acceptance of this Credit Agreement, (ii) the making of loans or other financial accommodations under this Credit Agreement, or the creation or existence of the Obligations, and (iii) presentment, demand, protest, notice of protest and notice of non-payment; and (b) all defenses based on (i) any modification (or series of modifications) of this Credit Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Borrower hereunder, (ii) the release of any other Borrowers (or any other Loan Party) from its duties this Credit Agreement or the other Loan Documents, or the extension of the time of performance of any other Borrower’s duties hereunder or thereunder, (iii) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Borrower’s or Guarantor’s liabilities with respect to all or any portion of the Obligations, or (iv) any other act (or any failure to act) that fundamentally alters the risks imposed on such Borrower by virtue of its joint and several liability hereunder. It is the intent of each Borrower by this paragraph to waive any and all suretyship defenses available to such Borrower with respect to the Obligations, whether or not specifically enumerated above. Notwithstanding any provisions of this Credit Agreement to the contrary, it is the intent of the parties hereto that the joint and several nature of the liabilities of Borrowers, and the security interests and liens granted by Borrowers to secure the Obligations, not constitute a fraudulent conveyance under Section 548 of the Bankruptcy Code, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time. Accordingly, Administrative Agent and Borrowers agree that if the obligations and liabilities of any Borrowers hereunder, or any security interests or liens granted by such Borrowers securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable law, the obligations and liabilities of such Borrowers hereunder, as well as the security interests securing such obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such obligations, liabilities or security interests to constitute a fraudulent conveyance or fraudulent transfer under applicable law. Each Borrower hereby agrees that until the full and final payment and satisfaction of the Obligations and the termination of this Credit Agreement, such Borrower will not exercise any subrogation, contribution or other right or remedy against any other Borrowers or any security for any of the Obligations arising by reason of such Borrower’s performance or satisfaction of its joint and several liability hereunder. In addition, each Borrower agrees (A) such Borrower’s right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (B) not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of this Credit Agreement.

Section 2.13         Borrower Representative.

Each of the Loan Parties hereby irrevocably appoints Janel as agent and attorney-in-fact for Loan Parties (the “Borrower Representative”), which appointment is hereby accepted by Borrower Representative and shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by Loan Parties that such appointment has been revoked and that another Loan Party has been appointed Borrower Representative. Each Loan Party hereby irrevocably appoints and authorizes Borrower Representative (a) to provide Administrative Agent with all notices with respect to the Loans obtained for the benefit of any Loan Party and all other notices and instructions under this Credit Agreement and (b) to take such action as Borrower Representative deems appropriate on its behalf to obtain the Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Credit Agreement. Administrative Agent and each Lender may regard any notice or other communication pursuant to the Loan Documents from Borrower Representative as a notice or communication from all Loan Parties. Each warranty, covenant, agreement and undertaking made on behalf of a Loan Party by Borrower Representative shall be deemed for all purposes to have been made by such Loan Party and shall be binding upon and enforceable against such Loan Party to the same extent as if the same had been made directly by such Loan Party. It is understood that the handling of the Loans and the Collateral of Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Loan Parties in order to utilize the collective borrowing powers of Loan Parties in the most efficient and economical manner and at their request, and that Administrative Agent shall not incur any liability to any Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the Loans and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce Administrative Agent to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify each Credit Party and hold each such Person harmless against any and all liability, expense, loss or claim of damage or injury, made against any Credit Party by any Loan Party or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Collateral of Loan Parties as herein provided, (ii) Administrative Agent relying on any instructions of Borrower Representative, or (iii) any other action taken by Administrative Agent hereunder or under the other Loan Documents, except that Loan Parties will have no liability under this Section 2.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or wilful misconduct of Administrative Agent.

Section 2.14         Reserves.

(a)
Administrative Agent may, with prior written notice to Borrower Representative, from time to time establish and revise reserves in such amounts, and with respect to such matters, as Administrative Agent shall deem necessary or appropriate in its reasonable credit judgment exercised in good faith, against the Borrowing Base or Availability, including without limitation with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Loan Party’s business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Loan Party’s Inventory; (iv) slow moving Inventory; (v) other sums chargeable against any of the Borrowers under any provision of this Credit Agreement; (vi) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, any property of any Loan Party; (vii) amounts owing by any Loan Party in connection with Secured Cash Management Obligations and Secured Swap Agreement Obligations; (viii) rent for locations at which Inventory is stored and as to which Administrative Agent has not received a satisfactory Collateral Access Agreement, and (ix) such other specific events, conditions or contingencies as to which Administrative Agent, in its reasonable credit judgment exercised in good faith, determines reserves should be established from time to time hereunder (“Reserves”); provided, that, notwithstanding the foregoing, Administrative Agent shall not establish any Reserves in respect of any matters relating to any items of Collateral that have been taken into account in determining Eligible Accounts or Eligible Inventory, as applicable. So long as no Event of Default exists, Administrative Agent shall not establish a Reserve for outstandings for credit cards issued by any Lender to any Loan Party.

(b)
Without limiting the generality of the foregoing, if the ELFS Subordination Agreement has not been executed and delivered to Administrative Agent on or prior to January 28, 2026 as required pursuant to Section 6.17, then on the next succeeding Business Day, Administrative Agent shall establish a Reserve (the “ELFS Subordinated Debt Reserve”) in an amount equal to the outstanding principal amount of the ELFS Subordinated Debt. Administrative Agent agrees that within one Business Day following Administrative Agent’s receipt of an updated statement as to the then current outstanding principal balance of the ELFS Subordinated Debt as required by Schedule 6.15, to the extent the ELFS Subordinated Debt Reserve is then in excess of such current outstanding principal balance, Administrative Agent shall reduce the amount of the ELFS Subordinated Debt Reserve such that it does not exceed such current outstanding principal balance.

Article 3

Interest, Fees, Yield Protection, etc.

Section 3.1           Interest.

(a)
Interest Rate Generally. All BR Loans (other than Swingline Loans, which shall bear interest in accordance with the second following sentence) shall bear interest at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin. All SOFR Loans shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for such Loans plus the Applicable Margin. Each Swingline Loan shall bear interest at a rate per annum equal to Base Rate as in effect from time to time plus the Applicable Margin.

(b)
Default Rate.

(i)
Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any L/C Disbursement or any fee or other amount payable by Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent elected by the Administrative Agent at the direction of the Required Lenders, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii)
Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, and to the extent elected by the Administrative Agent at the direction of the Required Lenders, then, so long as such Event of Default is continuing, all outstanding principal of each Loan and all Unreimbursed Amounts in respect of L/C Disbursements (including L/C Borrowings) shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii)
Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)
Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d)       Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days and hall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Base Rate or Term SOFR shall be determined by Administrative Agent, and such determination shall be conclusive absent clearly manifest error.

(e)
Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. Administrative Agent will promptly notify Borrower Representative and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.2           Fees.

(a)
Unused Fees. Borrowers agree to pay to Administrative Agent for the account of each Lender, an unused fee with respect to (i) the Revolving Facility (the “Unused Fee- Revolving Facility”), and (ii) the Acquisition Facility during the Acquisition Loan Draw Period (the “Unused Fee-Acquisition Facility”).

(i)
The Unused Fee-Revolving Facility shall accrue at a rate per annum equal to the applicable Unused Fee Margin on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates in accordance with the provisions of this Credit Agreement. For purposes of computing Unused Fee-Revolving Facility, the Revolving Commitment of any Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s L/C Exposure. Accrued Unused Fee-Revolving Facility shall be payable in arrears on the first day of each calendar quarter, commencing on the first such date to occur after the Closing Date.

(ii)
The Unused Fee-Acquisition Facility shall accrue at a rate per annum equal to the applicable Unused Fee Margin on the average daily unused amount of the Acquisition Loan Commitment of such Lender during the period from and including the Closing Date to but excluding the last day of the Acquisition Loan Draw Period. Accrued Unused Fee-Acquisition Facility shall be payable in arrears on the first day of each calendar quarter, commencing on the first such date to occur after the Closing Date.

(iii)
All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)
L/C Fees. Borrowers agree to pay (i) to Administrative Agent for the account of the Lenders a fee (the “L/C Participation Fee”) in Dollars for each standby Letter of Credit, at a rate per annum equal to the Applicable Margin multiplied by the average daily amount available to be drawn under such Letter of Credit, and (ii) to each L/C Issuer for its own account a fee (the “L/C Fronting Fee”), which shall accrue at the rate or rates per annum separately agreed upon between Borrowers and the L/C Issuer on the average daily amount of the L/C Obligations attributable to Letters of Credit issued by the L/C Issuer (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any L/C Obligations, as well as the L/C Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued L/C Participation Fees and L/C Fronting Fees shall be payable in arrears on the first day of each calendar quarter, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the L/C Issuer pursuant to this paragraph shall be payable within 10 days after demand. All L/C Participation Fees and L/C Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Notwithstanding the foregoing, if an Event of Default has occurred and is continuing then, so long as such Event of Default is continuing, L/C Participation Fees and L/C Fronting Fees, as applicable, shall be calculated at a rate per annum equal to the Default Rate.

1

(c)
Other Fees. Borrowers agree to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon among Borrowers and such Credit Party.

(d)
Payment of Fees Generally. All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds. Fees and other amounts paid shall not be refundable under any circumstances. Additionally, any amount required to be paid as interest, fees, charges or other Obligations under this Credit Agreement or any Loan Document, at the election of Administration Agent, may be charged to any Borrower’s accounts maintained with Administrative Agent.

Inability to Determine Rates. Subject to Section 3.8, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)
Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)
the Required Lenders determine that for any reason in connection with any request for an SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to Administrative Agent.

Upon notice thereof by Administrative Agent to Borrower Representative, any obligation of Lenders to make or maintain SOFR Loans, and any right of Borrowers to continue SOFR Loans or to convert BR Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until Administrative Agent (with respect to clause (b) above, at the instruction of the Required Lenders) revokes such notice. Upon Borrower Representative’s receipt of such notice, (i) Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected Interest Periods) or, failing that, Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to BR Loans in the amount specified therein, and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into BR Loans at the end of the applicable Interest Period. Upon any such conversion, Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5. Subject to Section 3.8, if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on BR Loans shall be determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate” until Administrative Agent revokes such determination.

Section 3.4           Increased Costs; Illegality.

(a)
Increased Costs Generally. If any Change in Law shall:

(i)
impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining any maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement)), special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;

(ii)
subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)
impose on any Lender or the L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender, the L/C Issuer or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrowers will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)
Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Applicable Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c)
Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrowers, shall be conclusive absent manifest error. Borrowers shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower Representative of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)
Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to Borrower Representative (through Administrative Agent), any obligation of the Lenders to make or maintain SOFR Loans and any right of Borrowers to continue SOFR Loans or to convert BR Loans to SOFR Loans, shall be suspended, until such Lender notifies Administrative Agent and Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Loans to BR Loans, on the last day of the next Interest Payment Date, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day,. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

Section 3.5          Compensation for Losses. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto or maturity date applicable thereto as a result of a request by Borrowers pursuant to Section 3.7(b), then, in any such event, Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds, solely to the extent written notice thereof is delivered by Administrative Agent or such Lender to Borrower Representative within 180 days of the date of incurrence of such loss, cost or expense. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrowers and Administrative Agent and shall be conclusive absent manifest error. Borrowers shall pay such Lender such amount due within 10 days after receipt thereof.

Section 3.6           Taxes.

(a)
Defined Terms. For purposes of this Section 3.6, the term “Lender” includes L/C Issuer and the term “Applicable Law” includes FATCA.

(b)
Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)
Payment of Other Taxes by Loan Parties. Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)
Indemnification by Loan Parties. Each of the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Representative by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or L/C Issuer for any reason fails to pay indefeasibly to Administrative Agent as required pursuant to Section 3.6(e)(ii).

(e)
Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of each of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to Lender from any other source against any amount due to Administrative Agent under this paragraph (e).

(f)
Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(g)
Status of Lenders. (f) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and Administrative Agent, at the time or times reasonably requested by Borrower Representative or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower Representative or Administrative Agent as will enable Borrower Representative or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)
Without limiting the generality of the foregoing, in the event that any Loan Party is a U.S. Person,

(A)
any Lender that is a U.S. Person shall deliver to Borrower Representative and Administrative Agent on or about the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), whichever of the following is applicable:

(1)
in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)
executed copies of IRS Form W-8ECI;

(3)
in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)
to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)
any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower Representative or Administrative Agent to determine the withholding or deduction required to be made; and

(D)
if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Administrative Agent as may be necessary for Borrower Representative and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Administrative Agent in writing of its legal inability to do so.

(h)
Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)
Any replacement Administrative Agent shall deliver to the Borrower Representative on or prior to the date on which such Administrative Agent becomes a party to this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative) duly completed and executed originals of the documentation prescribed in clause (A) or (B), as applicable (together with all required attachments thereto), (A) IRS Form W-9 certifying that such Administrative Agent is exempt from United States federal backup withholding tax, or (B) (I) IRS Form W-8ECI, and (II) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Loan Parties to be treated as a U.S. Person for United States federal withholding purposes.

(j)
Survival. Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the expiration or cancellation of all Letters of Credit and the Termination Date.

(k)
Confidentiality. Nothing contained in this Section shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

Section 3.7           Mitigation Obligations; Replacement of Lenders.

(a)
Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or requires Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall (at the request of Borrower Representative) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment so long as a reasonable estimate of such expenses is provided to Borrowers, if requested, in connection with such request.

(b)
Replacement of Lenders. If any Lender requests compensation under Section 3.4 or if Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.6) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)
unless waived by Administrative Agent in its sole discretion, Borrowers shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii)
in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)
such assignment does not conflict with Applicable Law; and

(v)
in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

Section 3.8
Benchmark Replacement Setting.

(a)
Benchmark Replacement.

(i)
Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)
Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c)
Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower Representative and Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Borrower Representative of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8.

(d)
Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant, or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) principles of Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)
Benchmark Unavailability Period. Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to BR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted immediately into BR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Article 4

Conditions Precedent to Credit Extensions

Section 4.1         Conditions to Initial Credit Extensions. The effectiveness of this Credit Agreement and the obligation of each Lender and L/C Issuer to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a)
Credit Agreement. Administrative Agent (or its counsel) shall have received a counterpart of this Credit Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Credit Agreement) that, when taken together, bear the signatures of Loan Parties and each Lender.

(b)
Notes. Administrative Agent shall have received a Note for each Lender that shall have requested one, signed on behalf of Borrowers.

(c)
Legal Opinion. Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Closing Date) from Holland & Knight LLP , special counsel to Loan Parties, in form, scope and substance satisfactory to Administrative Agent. Loan Parties hereby request such counsel to deliver such opinions.

(d)
Officers’ Closing Certificate. Administrative Agent shall have received a certificate of the President or a Vice President and the Secretary or Assistant Secretary of each of the Loan Parties, dated the Closing Date, substantially in the form of Exhibit F.

(e)
Fees and Expenses. Substantially contemporaneously with the making of the Loans to be made on the Closing Date, Loan Parties shall have paid all fees and expenses that under the terms hereof or of the Fee Letter are due and payable on or prior to the Closing Date, as well as the reasonable fees, disbursements and other charges of counsel to Administrative Agent in connection with the Transactions to the extent invoiced on or prior to the Closing Date.

(f)
Collateral and Guarantee Requirement.

(i)
The Collateral Documents set forth in Schedule 4.1(f) shall have been duly executed and/or delivered by each of the parties thereto and shall be in full force and effect. Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and the priority described in each such Collateral Document; and

(ii)
Administrative Agent shall have received a Perfection Certificate with respect to each Loan Party dated the Closing Date and duly executed by a Responsible Officer of Borrower Representative and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to Loan Parties in the states (or other jurisdictions) of formation of such persons, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 7.2 or have been or will be contemporaneously released or terminated.

(iii)
Administrative Agent shall have received, reviewed and be satisfied with an appraisal of each of Borrowers’ owned Real Property (each of which appraisals shall have been performed, at Borrowers’ expense, by an appraiser satisfactory to Administrative Agent).

(iv)
The Mortgage Requirement shall have been satisfied with respect to the Closing Date Owned Real Property.

(g)
Guarantee Agreement. A Guarantee Agreement shall have been duly executed and delivered by each Guarantor that is to be a party thereto as set forth on Schedule 4.1(f) and shall be in full force and effect.

(h)
Solvency Certificate. Administrative Agent shall have received a Solvency Certificate executed by a Responsible Officer of Borrower Representative attesting to the Solvency of Loan Parties and their Subsidiaries (taken as a whole) on the Closing Date immediately before and after giving effect to the Transactions.

(i)
Committed Loan Notice; Letter of Credit Application. Administrative Agent shall have received a completed Committed Loan Notice and/or Letter of Credit Application, duly executed by a Responsible Officer of Borrower Representative with respect to any Credit Extensions to be made on the Closing Date.

(j)
Insurance. Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that Administrative Agent has been named as lender’s loss payee and/or additional insured, as applicable, under each insurance policy with respect thereto and all endorsements thereto have been delivered, in each case, in accordance with the terms of the Loan Documents, and Administrative Agent is otherwise satisfied with all of the insurance arrangements of Loan Parties and their Subsidiaries.

(k)
Pro-Forma Compliance Certificate. Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Borrower Representative, setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants on a Pro Forma Basis immediately after giving effect to the Transactions occurring on the Closing Date.

(l)
USA PATRIOT Act; KYC. At least five days prior to the Closing Date, each Lender shall have received:

(i)
any and all documentation and other information requested by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act; and

(ii)
to the extent any Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, a completed Beneficial Ownership Certification in relation to each Borrower.

(m)
Financial Statements. Administrative Agent shall have received (i) the Audited Financial Statements, and (ii) the Unaudited Financial Statements.

(n)
Legal Impediments. No law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Credit Facilities.

(o)
No Material Adverse Effect. There shall not have occurred a Material Adverse Effect or any event or circumstance that would reasonably be expected to result in a Material Adverse Effect and Administrative Agent shall have received a certificate of a Financial Officer of Borrower Representative to the foregoing effect.

(p)
Financial Officer Certificate. Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Borrower Representative confirming that the conditions set forth in paragraph (p) of this Section 4.1 and clauses (a) and (b) of Section 4.2 shall be satisfied.

(q)
Existing Credit Agreement Refinancing. The Existing Credit Agreement Refinancing shall have been consummated substantially contemporaneously with the funding of the Loans to be made on the Closing Date. The Existing Credit Agreement (and each related loan document) and all commitments thereunder shall have been terminated, all obligations thereunder shall have been paid in full (other than obligations that are contingent in nature or unliquidated at such time, which under the terms of the Existing Credit Agreement or related loan documents expressly survive such payment and termination) and all documentation necessary to release or terminate, as applicable, security interests and guarantees in respect thereof shall have been delivered to Administrative Agent or its counsel.

(r)
Borrowing Base Certificate / Availability. Administrative Agent shall have received a Borrowing Base Certificate, dated the Closing Date and signed by a Financial Officer of Borrower Representative, prepared as of such date as Administrative Agent may elect, evidencing that, immediately after the making of the initial Credit Extensions and after giving effect to the Transactions (including the payment of all Transaction Expenses), Availability shall be at least $10,000,000.

(s)
Closing Checklist. To the extent not referenced above, Administrative Agent shall have received those items on the closing checklist, unless the delivery of any such item is postponed in accordance with the provisions of Section 6.17.

Conditions to All Credit Extensions. The obligation of each Lender or L/C Issuer, as the case may be, to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) following the Closing Date is subject to the satisfaction of the following conditions precedent:

(a)
Each of the representations and warranties of Loan Parties set forth in the Loan Documents, including without limitation, those made in Section 5.5(b), shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)
No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)
Administrative Agent and, if applicable, the L/C Issuer or Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)
After giving effect to a proposed Revolving Loan or such proposed Letter of Credit, the Total Revolving Outstandings (other than any Overadvances to the extent permitted hereunder) shall not exceed the Line Cap then in effect.

(e)
With respect to an Acquisition Loan:

(i)
after giving effect to a proposed Acquisition Loan, (i) the Acquisition Loan Commitments shall not be less than zero Dollars, and (ii) Borrower shall have satisfied the Acquisition Loan Draw Condition;

(ii)
if the proceeds of the Acquisition Loan are to be used to repay all or any portion of the ELFS Notes, Borrower Representative shall advise the Administrative Agent of the same in writing;

if the proceeds of the Acquisition Loan are to be used to finance a Specified Minority Equity Purchase, Borrower Representative shall advise the Administrative Agent of the same in writing.

(f)
To the extent the Mortgage Loan was not funded on the Closing Date, with respect to the Mortgage Loan, the Mortgage Requirement shall have been satisfied with respect to the Closing Date Owned Real Property.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by Borrower Representative shall be deemed to be a representation and warranty that the applicable conditions specified in Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.

Article 5

Representations and Warranties

Each of the Loan Parties represent and warrant to Administrative Agent and Lenders that:

Section 5.1        Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and, where applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Loan Parties and their Subsidiaries are in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintains all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. For the avoidance of doubt, the business of ELFS OK is limited to owning licenses in order for ELFS and ELFS Brokerage to operate in the State of Oklahoma.

Section 5.2         Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party, and the consummation of the Transactions, are within such Loan Party’s corporate, limited liability company or other analogous powers, have been duly authorized by all necessary corporate, limited liability company or other analogous action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b) or (c), to the extent that such conflict, breach, contravention or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3        Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of any Loan Document to which it is a party, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Loan Documents, except for (i) filings and recordings necessary to satisfy the Collateral and Guarantee Requirement, and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect.

Section 5.4           Binding Effect. Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.5           Financial Statements; No Material Adverse Effect.

(a)
The Audited Financial Statements and Unaudited Financial Statements:

(i)
fairly present the financial condition of each of the Loan Parties and their Subsidiaries, as applicable, as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of footnotes; and

(ii)
show all material Indebtedness and other liabilities, direct or contingent, of each of the Loan Parties and their Subsidiaries, as applicable, as of the date thereof, including liabilities for Taxes, material commitments and contingent obligations.

(b)
Since June 30, 2025, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.6          Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against any Loan Party or, to the knowledge of any Loan Party, threatened against or affecting any of the Loan Parties or any of their Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (b) that involve or affect, or that purport to or would reasonably be expected to involve or affect, any Loan Document or the Transactions. Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 5.7          Environmental Matters.

(a)
Except for the Disclosed Matters and except for Environmental Claims which have been fully resolved with no remaining obligations or conditions:

(i)       each Loan Party and its Subsidiaries possess all Environmental Permits required under applicable Environmental Law to conduct their respective businesses and are, and within applicable statutes of limitation, have been, in material compliance with the terms of such Environmental Permits. No Loan Party or any of its Subsidiaries has received written notice that any Environmental Permits possessed by any of them will be revoked, suspended or will not be renewed;

(ii)
the execution and delivery of this Credit Agreement and the consummation by Loan Parties of the Transactions does not require any notification, registration, reporting, filing, investigation, or environmental response action under any Environmental Law;

(iii)
each of the Loan Parties and their Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law;

(iv)
no Loan Party nor any of its Subsidiaries has received (A) notice of any pending or threatened civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter or request for information under any Environmental Law, or (B) notice of actual or potential liability under any Environmental Law including any Environmental Liability that such Loan Party or Subsidiary may have retained or assumed either contractually or by operation of law or of any Environmental Claim, in either case with respect to clauses (A) or (B) that reasonably would be expected to result in material expenditure by such Loan Party or Subsidiary. No Loan Party or any of its Subsidiaries has knowledge of any circumstances that reasonably would be expected to result in a material Environmental Liability;

(v)
as of the Closing Date: (A) no property or facility currently, or to the knowledge of each Loan Party, formerly owned, operated or leased by any Loan Party or any of its current or former Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, any of its present or former Subsidiaries or any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law;

(vi)
(A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, any of its Subsidiaries or any predecessor in interest, on, at or under any property currently or formerly owned, leased or operated by any Loan Party, any of its current or former Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably would be expected to require investigation, removal, remedial or corrective measures by any Loan Party or any of its Subsidiaries or that reasonably would result in material liabilities of, or material losses, damages or costs to any Loan Party or any of its Subsidiaries under any Environmental Law, and (C) no the Loan Party nor any Subsidiary thereof has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that would reasonably be expected to result in material expenditures by any Loan Party or any of its Subsidiaries;

(vii)     (A) there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area in each case containing Hazardous Materials located on any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, and (B) no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on or under any facility or property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries, in either case (A) or (B) except in material compliance with applicable Environmental Laws or as would not result in material Environmental Liability;

(viii)
no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by any Loan Party or any of its Subsidiaries under any Environmental Law.

(b)
Since the Closing Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c)
Each of the Loan Parties and their Subsidiaries have provided to Administrative Agent and its authorized representatives all material records and files, including all material assessments, reports, studies, analyses, audits, tests and data in their possession or under their control concerning any Environmental Claim, the existence of Hazardous Materials or any other environmental concern at properties, assets or facilities currently or formerly owned, operated or leased by any Loan Party or any of their present or former Subsidiaries or predecessor in interest, or concerning compliance by any Loan Party or any such Subsidiary with, or liability under any Environmental Law.

Section 5.8        Ownership of Properties; Leases. Each Loan Party and its Subsidiaries (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and the use thereof by any of the Loan Parties and their respective Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (c) has complied in all material respects with all obligations under all material leases to which it is a party and all such leases are in full force and effect and (d) enjoys peaceful and undisturbed possession under all such material leases.

Section 5.9       Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.10      Investment Company Status, Etc. No Loan Party or any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 5.11        Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being Contested in Good Faith or (b) failures to file or pay that would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no Tax audits, deficiencies, assessments or other claims with respect to any Loan Party or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12         ERISA.

(a)
Each Loan Party and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Pension Plan.

(b)
Each Pension Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of any Loan Party, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(c)
There are no pending or, to the knowledge of any Loan Party, threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that would reasonably be expected to have a Material Adverse Effect. There has been no violation of the fiduciary responsibility rules of ERISA with respect to any Pension Plan that has resulted in or would reasonably be expected to have a Material Adverse Effect.

(d)
No Loan Party or ERISA Affiliate (i) has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (ii) has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan, and (iii) has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(e)
No such Pension Plan or trust created thereunder, or party in interest (as defined in Section 3(14) of ERISA), or any fiduciary (as defined in Section 3(21) of ERISA), has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject such Pension Plan or any other plan of any Loan Party or any of its ERISA Affiliates, any trust created thereunder, or any such party in interest or fiduciary, or any party dealing with any such Pension Plan or any such trust, to any material penalty or tax on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code.

(f)
With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

Section 5.13        Subsidiaries; Equity Interests. As of the Closing Date, no Loan Party has any direct or indirect Subsidiaries or investments (other than Cash Equivalents) in, or joint ventures or partnerships with, any Person, except as disclosed in Schedule 5.13. Such Schedule sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary and identifies each Subsidiary that is an Excluded Subsidiary (and pursuant to which clause of the definition thereof) or Subsidiary Guarantor as of the Closing Date, (b) the ownership interest of each Loan Party and tier respective Subsidiaries in each of their respective Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement. Neither any Loan Party nor any of its Subsidiaries has issued any Disqualified Equity Interests and there are no outstanding options or warrants to purchase Equity Interests of any Loan Party or any of its Subsidiaries of any class or kind, and there are no agreements, voting trusts or understandings with respect thereto or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other rights with respect thereto, whether similar or dissimilar to any of the foregoing. All of the issued and outstanding Equity Interests owned by any Loan Party in its Subsidiaries have been duly authorized and issued and are fully paid and non-assessable and are free and clear of all Liens other than Liens in favor of Administrative Agent under the Collateral Documents and other Liens expressly permitted by Section 7.2 which by operation of law or contract have priority over the Liens securing the Secured Obligations.

Section 5.14        Insurance. Schedule 5.14 sets forth a description of all insurance maintained by or on behalf of Loan Parties and their Subsidiaries on the Closing Date (including names of carriers, policy number, expiration dates, insurance types and coverage amounts). As of the Closing Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 5.15       Federal Reserve Regulations, Etc. Neither any Loan Party nor any of its Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of each Loan Party’s assets as determined in accordance with Regulation U. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X or (b) for any purpose that would violate any Anti-Corruption Laws or applicable Sanctions.

Section 5.16        Collateral Documents.

(a)
The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof and (i) when the Pledged Equity Interests (other than uncertificated Equity Interests) and the Pledged Debt Securities (as each such term is defined in the Security Agreement) are delivered to Administrative Agent together with the proper endorsements, the Lien created under Security Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of Loan Parties in such Pledged Equity Interests and Pledged Debt Securities to the extent that the laws of the United States or any state, commonwealth or other political subdivision thereof govern the creation and perfection of any such security interest, in each case prior and superior in right to any other Lien or right of any other person and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 5.16(a) and, with respect to Collateral consisting of Intellectual Property, when the Security Agreement (or Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements, as applicable) are filed with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and in each case, all applicable filing fees have been paid, the Lien created under the Security Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Parties in the Collateral to the extent such security interest may be perfected by the filing of a UCC financing statement and, with respect to Intellectual Property, the filing of such Copyright Security Agreements, Patent Security Agreements and/or Trademark Security Agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Lien or right of any other person, other than Liens expressly permitted by Section 7.2 which by operation of law or contract have priority over the Liens securing the Secured Obligations.

(b)
The Mortgages, upon the execution and delivery thereof by the parties thereto, will create in favor of Administrative Agent, subject to the exceptions listed in each insurance policy covering such Mortgage, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when (i) the Mortgages to be delivered on the Closing Date or on a post-closing basis pursuant to Section 6.17 are recorded in the offices specified in Schedule 5.16(b) and (ii) other Mortgages to be delivered pursuant to Section 6.12 and Section 6.17, and, in each case, all applicable fees have been paid, the Mortgages will constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 7.2 which by operation of law or contract would have priority over the Liens securing the Secured Obligations.

Section 5.17        Solvency. Immediately before and after the consummation of each Transaction, the Loan Parties and its Subsidiaries, taken as a whole, are Solvent.

Section 5.18         Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a)
Each Loan Party, its Subsidiaries and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or any of their respective directors, officers or employees is a Sanctioned Person. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b)
No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c)
Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

Section 5.19       Material Owned Real Property. Schedule 5.19 lists completely and correctly as of the Closing Date all Material Owned Real Property and the addresses thereof. One or more of Loan Parties own in fee all the real property set forth on Schedule 5.19.

Section 5.20         Accuracy of Information, Etc.

(a)
None of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished), when taken as a whole at the time furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)
As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.21        Labor Matters. There are no strikes, lockouts or slowdowns against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of each of the Loan Parties and their Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All material payments due from each of the Loan Parties or any of their Subsidiaries, or for which any claim may be made against any of the Loan Parties or any of their Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Loan Parties or any of their Subsidiaries is bound.

Section 5.22         Reserved.

Section 5.23         No Default. No Default has occurred and is continuing.

Section 5.24        Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by Lenders to Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Credit Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

Section 5.25      Brokers’ Fees.  None of Loan Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement and as set forth in the Fee Letter.

Section 5.26        Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

Section 5.27        Accounts. With respect to each of the Eligible Account, unless otherwise disclosed to Administrative Agent in writing:

(a)
It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;

(b)
It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between a Borrower and the Account Debtor;

(c)
It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Administrative Agent;

(d)
There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Administrative Agent with respect thereto;

(e)
To the best of Borrowers’ knowledge, the Account Debtor thereunder (i) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is Solvent; and

(f)
To the best of Borrowers’ knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor’s financial condition or the collectability of such Account.

Section 5.28        Reserved.

Section 5.29        Material Contracts. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contract to which it is a party or by which any of its assets or properties is bound, which default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in liabilities in excess of $1,000,000.

Section 5.30        Use of Proceeds. Borrower will use the proceeds of each Loan only for the permitted purposes set forth in Section 6.8, and shall not use the proceeds of any Loan, directly or indirectly, for the purpose of replacing any anticipated sources of funding in the event such source becomes unavailable, unless such use is permitted by Section 6.8.

Article 6

Affirmative Covenants

Until the Termination Date, each of the Loan Parties covenants and agrees with the Credit Parties that:

Section 6.1          Financial Statements and Other Information. Loan Parties will furnish or cause to be furnished to Administrative Agent and each Lender either in hard copy or by electronic communication (including by email, internet and intranet websites) pursuant to procedures approved in writing by Administrative Agent:

(a)
within one hundred twenty (120) days after the end of each Fiscal Year, the audited consolidated balance sheet of Holdings and its Subsidiaries, together with the related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the corresponding figures from the Projections or the Fiscal Year covered by such financial statements, all reported on by Prager Metis CPAs, LLC or another registered independent public accounting firm of recognized standing reasonably acceptable to Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)
within forty-five (45) days after the end of each month hereafter, including the last month of each Fiscal Year, unaudited interim financial statements of Holdings and its Subsidiaries as of the end of such month and of the portion of such Fiscal Year then elapsed, including balance sheet, income statement, statement of cash flow, and the results of their respective operations during such month and the then-elapsed portion of the Fiscal Year, and comparative figures for the same periods in the immediately preceding Fiscal Year and the corresponding figures from the Projections for the Fiscal Year covered by such financial statements, in each case, on a consolidated, certified by a Financial Officer of Administrative Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations (including management discussion and analysis of such results) of each Loan Party for such month and period, subject only to changes from ordinary course year-end audit adjustments and except that such statements need not contain footnotes;

(c)
within forty-five (45) days after the end of each fiscal quarter, Holdings’ Quarterly Report on Form 10-Q as filed with the SEC, together with a comparison of same to (A) the Holdings’ Quarterly Report on Form 10-Q filed for the same quarter in the prior year, and (B) Holdings’ Quarterly Report on Form 10-Q filed for the prior quarter, together with a management discussion analysis thereof;

(d)
concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer of Borrower Representative (i) stating whether any material change in GAAP or in the application thereof has occurred since the date of the Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, (ii) containing either a certification that no Default exists or, specifying the nature of each such Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, (iv) if such month end is also a quarter end, attaching reasonably detailed calculations demonstrating compliance with Section 7.12, and (v) certifying that each of the Loan Parties has no Subsidiaries other than (A) those that existed on the Closing Date and were reflected in the Perfection Certificate on such date, and (B) those formed or acquired after the Closing Date with respect to which Administrative Agent was previously notified either pursuant to Section 6.12 of the Credit Agreement, in an additional Perfection Certificate or in a previous Compliance Certificate, and (C) those other Subsidiaries set forth on the relevant Schedule to such Compliance Certificate, which Schedule sets forth for each such Subsidiary whether such Subsidiary is (x) a Subsidiary Guarantor, or (y) an Excluded Subsidiary (including the basis for its constituting an Excluded Subsidiary).

(e)
within fifteen (15) days prior to the end of each Fiscal Year, the Projections;

(f)
concurrently with the delivery of any Compliance Certificate under clause (a) above, a management discussion and analysis of the financial condition and results of operations of Holdings and its Subsidiaries for such Fiscal Year, including a discussion of the reasons for any significant variations from the figures for the corresponding period of the previous Fiscal Year;

(g)
promptly following any request therefor, (i) such other information and documentation reasonably requested by Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of Loan Parties or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request;

(h)
promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which each Loan Party has made available to its shareholders and copies of any regular, periodic and special reports or registration statements which any Loan Party files with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefor, or any national securities exchange;

(i)
copies of any annual report to be filed pursuant to the requirements of ERISA in connection with each plan subject thereto promptly upon request by Lender; and

(j)
each federal and state income tax return filed by any Loan Party promptly (but in no event later than thirty (30) days following the filing of such return), together with, if requested by any Lender, such supporting documentation as is supplied to the applicable tax authority with such return.

Documents required to be delivered pursuant to Section 6.1(a), (b), (c), or (h) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower Representative posts such documents, or provides a link thereto on the Borrower Representative’s website; or (ii) on which such documents are posted on the Borrower Representative’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access.

Section 6.2          Notices of Material Events. Loan Parties will furnish or caused to be furnished to Administrative Agent and each Lender prompt written notice of the following (and in no case later than the earlier of (i) five Business Days after the occurrence of any of the following, and (ii) such other date that such information is required to be delivered pursuant to this Credit Agreement or any other Loan Document):

(a)
the occurrence of any Default or Event of Default , specifying the nature and extent thereof;

(b)
the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against, or affecting, any Loan Party or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(c)
if requested by Administrative Agent from time to time, copies of any annual report required to be filed in connection with each Pension Plan or Foreign Plan, and as soon as possible after, and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that, any ERISA Event (or any similar event with respect to a Foreign Plan) has occurred that, alone or together with any other ERISA Event (or any similar event with respect to a Foreign Plan) would reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate in an aggregate amount exceeding the Threshold Amount;

(d)
as soon as possible and in no event later than five Business Days after the receipt by any Loan Party or any of its Subsidiaries, of a copy of any notice, summons, citation or other written communication concerning any actual, alleged, suspected or threatened violation of any Environmental Law by, Environmental Claim against or Environmental Liability of, any Loan Party or any of its Subsidiaries, in each case, which would reasonably be expected to have a Material Adverse Effect;

(e)
promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;

(f)
promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to Lenders pursuant to any other clause of this Section 6.2;

(g)
promptly after any Person becomes, or ceases to be, a Subsidiary or a Guarantor, an updated list of Subsidiaries or Guarantors, as the case may be;

(h)
the occurrence of any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(i)
any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein;

(j)
any change in any Loan Party’s President, Chief Executive Officer or Chief Financial Officer; and

(k)
any change in any Loan Party’s certified accountant.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of Borrower Representative or other executive officer of Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3          Existence; Conduct of Business. Each of the Loan Parties will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) to the extent failure to do so would reasonably be expected to have a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition permitted by Section 7.5.

Section 6.4          Payment and Performance of Obligations. Each of the Loan Parties will, and will cause each of its Subsidiaries to, pay or perform its obligations, including Tax liabilities, that, if not paid or performed, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where the validity or amount thereof is being Contested in Good Faith, provided that nothing in this Section shall be deemed to require any Loan Party to pay any subordinated Indebtedness in violation of the subordination provisions applicable thereto.

Section 6.5          Maintenance of Properties. Each of the Loan Parties will, and will cause each of their Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except as would not reasonably be expected to result in a Material Adverse Effect.

Section 6.6          Books and Records; Inspection Rights. Each of the Loan Parties will, and will cause each of their Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by any Credit Party, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm, all at the expense of Borrowers (subject to the limitations set forth in the next sentence) and at such reasonable times and as often as reasonably requested; provided, however, during the existence of an Event of Default, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrowers at any time during normal business hours and without advance notice; provided that Administrative Agent may:

(i) conduct (A) up to two commercial field examinations per year, at Borrowers’ expense, of Borrowers and the Collateral (other than Real Property), (B) one additional field examination per year at Lenders’ expense, and (C) such additional field examinations, at Borrowers’ expense, as Administrative Agent shall require if an Event of Default has occurred and is continuing, which field examinations may be conducted by employees of Administrative Agent or by third parties hired by Administrative Agent,

(ii) obtain (A) one appraisal per year from appraisers stating the then current fair market value or orderly liquidation value of the Inventory, (B) one additional appraisal per year at Lenders’ expense, and (C) such additional appraisals, at Borrowers’ expense, as Administrative Agent shall require if an Event of Default has occurred and is continuing, which appraisals may be conducted by employees of Administrative Agent or by third parties hired by Administrative Agent, and

(iii) obtain (A) if required by any applicable Governmental Authority, at Borrower’s expense, one appraisal of each Real Property which constitutes Collateral, and (B) such additional appraisals of such Real Property, at Borrowers’ expense, as Administrative Agent shall require if an Event of Default has occurred and is continuing, which appraisals may be conducted by employees of Administrative Agent or by third parties hired by Administrative Agent.

Section 6.7          Compliance with Laws. Loan Parties will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. In addition, and without limiting the foregoing sentence, each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Environmental Laws in all material respects, and with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.

Section 6.8           Use of Proceeds.

(a)
The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes not inconsistent with the terms hereof or in contravention of any Law or any Loan Document. Without limiting the foregoing, such proceeds may be used to fund the Existing Credit Agreement Refinancing; provided, however, the proceeds of the Acquisition Facility shall only be used to fund Permitted Acquisition Loan Proceeds Uses.

(b)
No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. Borrowers will not request any Credit Extension, and Borrowers shall not use, and shall ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.

Section 6.9       Information Concerning Collateral. Loan Parties will furnish to Administrative Agent at least 10 days prior written notice of any change in (a) the legal name or jurisdiction of incorporation or formation of any Loan Party, (b) the location of the chief executive office of any Loan Party, its principal place of business, any office in which it maintains books or records relating to Collateral owned or held by it or on its behalf or, except as provided in the applicable Collateral Documents, any office or facility at which Collateral owned or held by it or on its behalf with an aggregate book value in excess of $50,000 is located (including the establishment of any such new office or facility), (c) the identity or organizational structure of any Loan Party or (d) the Federal Taxpayer Identification Number or company organizational number of any Loan Party. Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and/or other steps have been taken that are required or advisable in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Loan Parties also agree promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 6.10        Insurance.

(a)
Loan Parties will, and will cause each of their Subsidiaries to, maintain, with financially sound and reputable insurance companies, adequate insurance for its insurable properties, all to such extent and against such risks, including fire, casualty, business interruption and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations and of same or similar size, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Collateral Documents), including, without limitation, credit insurance for any Domestic Insured Accounts or Foreign Accounts included in the Borrowing Base; and maintain such other insurance as may be required by law.

(b)
With respect to any portion of any Mortgaged Property that is located in a Flood Zone within a community participating in the Flood Program, Loan Parties will, and will cause any applicable Loan Party to, maintain through the Flood Program or through private insurance policies, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Property of any Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, Loan Parties shall promptly replace such insurance company with a financially sound and reputable insurance company), (A) such flood insurance coverage under policies issued pursuant to and in compliance with the Flood Insurance Laws (“Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for such Mortgaged Property under Flood Insurance Laws, subject only to deductibles consistent in scope and amount with those permitted under the Flood Program and (B) such additional coverage as required by Administrative Agent, if any, under supplemental private insurance policies in an amount so required by Administrative Agent.

(c)
Loan Parties will, and will cause each of their Subsidiaries to, (i) cause all such policies of such Loan Party and its Subsidiaries to be endorsed or otherwise amended to include an additional insured endorsement or standard lender’s loss payable endorsement, as appropriate, each in form and substance reasonably satisfactory to Administrative Agent, and which lender’s loss payable endorsement or amendment shall provide that, from and after the Closing Date, such policy shall not be canceled, modified or not renewed for any other reason without not less than 30 days’ (or (A) in the case of non-payment of premiums 10 days’ and (B) in the case of Flood Insurance Policies issued by private insurance companies, 45 days’) prior written notice thereof by the insurer to Administrative Agent, (ii) upon request, deliver to Administrative Agent copies of all such policies and (iii) deliver to Administrative Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Administrative Agent) together with evidence satisfactory to Administrative Agent of payment of the premium therefor.

(d)
Loan Parties will promptly upon request of Administrative Agent or any other Lender, deliver to Administrative Agent (for distribution to all Lenders), evidence of compliance by all Loan Parties with the requirements contained Sections 6.10(a) through (c) in form and substance reasonably acceptable to Administrative Agent and Lenders, including, without limitation, evidence of annual renewals of such insurance.

(e)
Loan Parties will, and will cause each of their Subsidiaries to, notify Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.10 is taken out by any Loan Party; and promptly deliver to Administrative Agent a duplicate original copy of such policy or policies.

(f)
In connection with the covenants set forth in this Section 6.10, it is understood and agreed that:

               (i)
              no Credit Party or any of its Related Parties shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.10, it being understood that (A) each Loan Party shall look solely to its insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against any Credit Party or any of their Related Parties except as specifically provided in any endorsement in favor of Secured Parties required hereunder, provided, however, that if the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each Loan Party (for itself and each of its Subsidiaries) hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Credit Parties and their Related Parties; and

               (ii)
             the designation of any form, type or amount of insurance coverage by Administrative Agent or Required Lenders under this Section 6.10 shall in no event be deemed a representation, warranty or advice by any Credit Party that such insurance is adequate for the purposes of the business of any Loan Party or its Subsidiaries or the protection of their properties and Administrative Agent and Required Lenders shall have the right from time to time to require Loan Parties and their respective Subsidiaries to keep other insurance in such form and amount as Administrative Agent or Required Lenders may reasonably request; provided that such insurance shall be obtainable on commercially reasonable terms.

Section 6.11         Casualty Events; Extraordinary Receipts.

(a)
Loan Parties will, and will cause each of their Subsidiaries to, furnish to the Credit Parties prompt written notice of each Casualty Event or other insured damage to any portion of any property owned or held by or on behalf of itself or any of its Subsidiaries or the commencement of any action or proceeding for the condemnation or other taking of any such property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding. Concurrently with the delivery of each Compliance Certificate, or at any time upon Administrative Agent’s reasonable request, Loan Parties will, and will cause each of their Subsidiaries to, furnish to Administrative Agent a summary of all Extraordinary Receipts received by such Persons during the period covered by such Compliance Certificate (or, to the extent furnished upon Administrative Agent’s reasonable request, during such period as reasonably requested by Administrative Agent).

(b)
If any Casualty Event results in Net Cash Proceeds (whether in the form of insurance proceeds, condemnation award or otherwise), Administrative Agent is authorized to collect such Net Cash Proceeds and, if received by any Loan Party or any of its Subsidiaries, such Net Cash Proceeds shall be held for the benefit of Administrative Agent hereunder and shall be forthwith paid over to Administrative Agent and Administrative Agent shall, and each Loan Party hereby authorizes Administrative Agent to, apply such Net Cash Proceeds to prepay the Loans in accordance with Section 2.7.

(c)
All proceeds received by or paid to Administrative Agent that do not constitute Net Cash Proceeds shall be paid over to Borrower Representative on behalf of the applicable Loan Party unless an Event of Default has occurred and is continuing.

Section 6.12        Covenant to Guarantee and Provide Security.

(a)
Subsidiary Guarantors.

             (i)
             If any Subsidiary of a Loan Party (other than an Excluded Subsidiary or a Subsidiary that is a party to this Credit Agreement and the Collateral Documents as of the Closing Date) is formed or acquired after the Closing Date or if an Excluded Subsidiary ceases to be an Excluded Subsidiary, Loan Parties will notify the Credit Parties in writing thereof within 10 Business Days following the date on which such Subsidiary is formed or acquired or such Excluded Subsidiary ceases to be an Excluded Subsidiary (or, in either case, such later date as may be acceptable to Administrative Agent in its sole discretion) and, by such date:

(A)
Loan Parties will cause each such Subsidiary to become either a Borrower or a Guarantor, and in connection therewith (1)(x) if such Subsidiary will be a Borrower, to execute and deliver a Subsidiary Joinder Agreement, or (y) if such Subsidiary will be a Guarantor, to execute and deliver either (i) a Subsidiary Joinder Agreement if a prior Guarantee Agreement has been entered into or (ii) a Guarantee Agreement and a Subsidiary Joinder Agreement if no prior Guarantee Agreement has been entered into, (2) to execute and deliver a Perfection Certificate and (3) promptly to take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Secured Obligations as Administrative Agent shall reasonably request (including the execution and delivery of any collateral document necessary or appropriate to create and perfect Liens with respect to such Subsidiary’s owned or leased real property or any Collateral Access Agreement or similar document),

(B)         if any Equity Interests issued by any such Subsidiary are owned or held by or on behalf of any Loan Party, Loan Parties will cause such Equity Interests to be pledged pursuant to the Collateral Documents not later than the 10th Business Day after the date on which such Subsidiary is formed or acquired,

(C)
Loan Parties will cause each such Subsidiary to become a party to the Master Intercompany Note not later than the 10th Business Day after the date on which such Subsidiary is formed or acquired, and

(D)
Loan Parties will deliver or cause to be delivered to Administrative Agent such certificates and legal opinions as would have been required had such Subsidiary been a Subsidiary Guarantor on the Closing Date.

(ii)         If either of (A) Gropep Bioreagents Pty Ltd, an Australian proprietary limited company, or (B) Biosensis LTD (each, a “Specified Subsidiary”), has not been dissolved or liquidated in accordance with Section 7.3(a)(v) on or before September 30, 2026, then within 10 Business Days following the request of the Required Lenders (or such later date as may be acceptable to Administrative Agent in its sole discretion) thereafter, Loan Parties shall comply with the covenants set forth in clause (i) above with respect to each such Specified Subsidiary.

(b)         Real Property.

(i)         Upon the acquisition by any Loan Party after Closing Date of any Material Owned Real Property or if any Real Property becomes Material Owned Real Property, Loan Parties shall immediately notify Administrative Agent, setting forth with specificity a description of such Material Owned Real Property, including the location thereof, any structures or improvements thereon and, as determined by Administrative Agent in its sole discretion, either an appraisal or Loan Parties’ good faith estimate of the current value of such Material Owned Real Property. Within 45 days of the delivery of such notice:

(A)          the Loan Party that owns such Material Owned Real Property shall have satisfied the Mortgage Requirement, and

(B)        Loan Parties shall pay all fees and expenses, including Attorney Costs, and all title insurances charges and premiums, in connection with each Loan Party’s obligations under this Section.

(ii)         Notwithstanding the foregoing, Administrative Agent shall not enter into any Mortgage in respect of any improved real property acquired by any Loan Party after the Closing Date or to be mortgaged in connection with a MIRE Event unless Administrative Agent has provided to Lenders:

(A)          if such Mortgage relates to an improved real property not located in a Flood Zone, a completed Flood Certificate from a third party vendor at least 10 days prior to entering into such Mortgage; or

(B)          if such Mortgage relates to an improved real property located in a Flood Zone, the following documents with respect to such improved real property at least 30 days prior to entering into such Mortgage: (i) a Flood Certificate from a third party vendor; (ii) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance coverage is not available, (iii) evidence of the receipt by the applicable Loan Party of such notice; and (iv) if required by the Flood Program, evidence of required flood insurance;

provided that Administrative Agent may enter into any such Mortgage prior to the end of any notice period set forth above if Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

(c)         Further Assurances.

(i)        Loan Parties will grant to Administrative Agent, for the benefit of the Secured Parties, security interests in such of its assets and properties as are not covered by the Collateral Documents in order that Loan Parties be in compliance with the Collateral and Guarantee Requirement. Such security interests shall (i) be granted pursuant to documentation reasonably satisfactory in form and substance to Administrative Agent and (ii) constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons, and subject to no other Liens, except Liens permitted by Section 7.2. Such additional collateral documents and the other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of Administrative Agent required to be granted pursuant to such additional collateral documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(ii)      Loan Parties will make, execute, endorse, acknowledge, file or deliver to Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, surveys, reports and other assurances or instruments, and take such further steps relating to the Collateral covered by any of the Collateral Documents as Administrative Agent may reasonably require. Loan Parties shall cause to be delivered to Administrative Agent such opinions of counsel and other related documents as may be reasonably requested by Administrative Agent.

(iii)      Each action required by this Section 6.12(c) shall be completed as soon as possible, but in no event later than 30 days (or such longer period in the case of actions involving third parties as determined by Administrative Agent in its reasonable discretion) after any such assets or properties are acquired or such action is requested to be taken by Administrative Agent, as the case may be.

             Section 6.13          Environmental Matters. Each of the Loan Parties will, and will cause each of their Subsidiaries to, (a) conduct its operations in material compliance with all applicable Environmental Laws, (b) implement any and all investigation, remediation, removal and response actions that either are necessary to materially comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, under, or from any of their owned or leased property or are requested by Government Authorities pursuant to Environmental Law, (c) notify Administrative Agent promptly upon becoming aware of any violation of Environmental Laws or any Release of Hazardous Materials on, at, under, or from, any property that is reasonably likely to result in an Environmental Claim against any Loan Party or any of its Subsidiaries in excess of the Threshold Amount in the aggregate and promptly forward to Administrative Agent a copy of any written communication received in connection therewith. If Administrative Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or a Release of Hazardous Materials on, at, under, or from any property owned or leased by any Loan Party or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, then, subject to Section 9.3(d), upon request by Administrative Agent, Loan Parties shall cause such Loan Party to permit Administrative Agent to appoint a nationally-recognized independent environmental testing firm or such other consultant as Administrative Agent shall determine, at Loan Parties’ expense, to have access to all property owned or leased by each Loan Party and each of its Subsidiaries for the purpose of conducting such environmental testing, including subsurface sampling of soil and groundwater, as Administrative Agent deems appropriate to investigate the subject of the potential violation or Release.

Section 6.14            Cash Management.

(a)        Maintenance of Controlled Accounts.  Each Loan Party hereby represents and warrants that all Deposit Accounts and all other depository and other accounts maintained by each Loan Party as of the Closing Date are described in Schedule 6.14, which description includes for each such account the name of the Loan Party maintaining such account, the name of the financial institution at which such account is maintained, the account number, and the purpose of such account. Subject to the provisions of this Section 6.14, as of the Closing Date, each Borrower (other than the Life Sciences Loan Parties and INDCO which are addressed in the next clause) will maintain their primary domestic commercial checking accounts with the Administrative Agent, including, without limitation, the Administrative Borrower’s operating account, and the Life Sciences Loan Parties and INDCO may maintain with First Merchants, such Deposit Accounts maintained at First Merchants prior to the Closing Date. Such Deposit Accounts, other than Restricted Accounts, shall be subject to a Control Agreement. After the Closing Date, no Loan Party shall open any new Deposit Accounts without updating Schedule 6.14 to reflect such Deposit Accounts or other accounts, as applicable, and such Deposit Accounts, other than Restricted Accounts, shall be subject to a Control Agreement. No Deposit Accounts or other accounts of any Loan Party shall at any time constitute Restricted Accounts other than accounts expressly indicated on Schedule 6.14 as being Restricted Accounts (and each Loan Party hereby represents, warrants and covenants that each such Deposit Account shall at all times meet the requirements set forth in the definition of Restricted Account to qualify as a Restricted Account). Each Loan Party will, at its expense, establish (and revise from time to time as Administrative Agent may reasonably require) procedures acceptable to Administrative Agent, in Administrative Agent’s Permitted Discretion, for the collection of checks, wire transfers and all other proceeds of all of such Loan Party’s Accounts and other Collateral (“Collections”), which shall include (i) directing all Account Debtors to send all Account proceeds directly to a post office box designated by Administrative Agent either in the name of such Loan Party (but as to which Administrative Agent has exclusive access) or, at Administrative Agent’s option, in the name of Administrative Agent (a “Lock Box”), (ii) depositing all Collections received by such Loan Party into Controlled Account, under an arrangement reasonably acceptable to Administrative Agent with Santander Bank or another depository bank reasonably acceptable to Administrative Agent, pursuant to which all funds deposited into each Controlled Account are to be transferred to Administrative Agent in such manner, and with such frequency, as Administrative Agent shall specify, or (iii) a combination of the foregoing. Each Loan Party agrees to execute, and to cause its depository banks and other account holders to execute, such Lock Box and Controlled Account control agreements and other documentation as Administrative Agent shall reasonably require from time to time in connection with the foregoing, all in form and substance reasonably acceptable to Administrative Agent, and in any event such arrangements and documents must be in place on the Closing Date with respect to accounts in existence on the Closing Date, or prior to any such account being opened with respect to any such account opened after such date, in each case excluding Restricted Accounts.

(b)        Collection of Accounts; Proceeds of Collateral. Each Loan Party agrees that all invoices rendered and other requests made by any Loan Party for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a Controlled Account (or a lockbox associated with a Controlled Account). All remittances received by any Loan Party in respect of Accounts, together with the proceeds of any other Collateral and all other cash, shall be transferred daily (except for funds maintained at First Merchants, which funds (to the extent in excess of the First Merchants Threshold Amount (as defined below)) shall be transferred on Friday of each week) to, or otherwise maintained in, a Controlled Account, the proceeds of which shall be applied on a daily (or weekly, with respect to funds maintained at First Merchants, as and to the extent provided above) basis, so long as no Event of Default has occurred and continuing, first to outstanding costs and expenses owed to Administrative Agent, second, to the Outstanding Amount of the Revolving Loans and Swingline Loans until paid in full, and third to the Borrower Representative’s operating account maintained at Administrative Agent. Administrative Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that any and all of Loan Parties’ Accounts have been assigned to Administrative Agent and to collect any and all of Loan Parties’ Accounts directly in its own name, or in the name of Administrative Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to Loan Parties. As used in this paragraph, “First Merchants Threshold Amount” means (i) if no Event of Default has occurred or is continuing, $500,000 in the aggregate as to all funds maintained at First Merchants, and (ii) if an Event of Default has occurred and is continuing, upon the election of Administrative Agent in its sole discretion, $0.

             Section 6.15          Borrowing Base Certificates; Collateral Administration.

(a)       Borrowing Base Certificates. Borrowers shall deliver to Administrative Agent, in form acceptable to Administrative Agent the items described on Schedule 6.15 in accordance with the provisions thereof.

(b)        Account Verification. Administrative Agent’s officers, employees or agents shall have the right, at any time or times if an Event of Default has occurred and is continuing, in the name of Administrative Agent, any designee of Administrative Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrowers shall cooperate fully with Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(c)         Records, Schedules and Assignments of Accounts.  Borrowers shall keep records of their Accounts and all payments and collections thereon, which records shall be complete and accurate in all material respects. Borrowers shall submit to Administrative Agent (i) on such periodic basis as Administrative Agent shall request, in its Permitted Discretion, a sales and collections report for the preceding period, in form acceptable to Administrative Agent, in its reasonable credit judgment, and consistent with the reports currently prepared by Borrowers with respect to such information acceptable to Administrative Agent and (ii) upon Administrative Agent’s written request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to the Accounts and such other matters and information relating to the status of then existing Accounts as Administrative Agent shall request, in its Permitted Discretion. If requested by Administrative Agent in writing, upon the occurrence and during the continuation of an Event of Default, each of the Borrowers shall execute and deliver to Administrative Agent formal written assignments of all of their Accounts on such periodic basis as Administrative Agent shall request, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.

(d)        Administration of Inventory.  Borrowers shall keep records of their Inventory, which records shall be complete and accurate in all material respects. Borrowers (or their accountants) shall conduct a physical inventory no less frequently than annually and shall provide to Administrative Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Administrative Agent shall reasonably request.

(e)          Reserved.

(f)         Collateral Access Agreements. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, Loan Parties shall use commercially reasonable efforts to provide Administrative Agent with a Collateral Access Agreement with respect to such premises. In the event Loan Parties do not provide Administrative Agent with a Collateral Access Agreement with respect to any such premises, Borrowers acknowledge that Administrative Agent may, in Administrative Agent’s reasonable credit judgment, (i) not include Inventory at such location as Eligible Inventory or (ii) establish a Reserve in the amount of not more than three (3) months’ rent or other warehouse or comparable charges (in addition to any amounts past due) for such location.

              Section 6.16        Interest Rate Swap Agreements.  No later than sixty (60) days following the Closing Date, with respect to the Term Loan and the Mortgage Loan, Borrowers will enter into, and at all times thereafter maintain, with Santander Bank and First Merchants, one or more interest rate Swap Agreements with respect to each of (i) the Term Loan, and (ii) the Mortgage Loan, and having an initial term of not less than five (5) years with respect to a notional amount equal to not less than 50% of an amount equal to the Outstanding Amount of each of the (i) the Term Loan, and (ii) the Mortgage Loan, and in all other respects reasonably satisfactory to Administrative Agent. Contemporaneously with the Acquisition Loan Amortization Date, Borrowers will enter into, and at all times thereafter maintain, with Santander Bank, one or more interest rate Swap Agreements with respect to the Acquisition Loan, and having an initial term of not less than three (3) years with respect to a notional amount equal to not less than 50% of an amount equal to the Outstanding Amount of the Acquisition Loan, and in all other respects reasonably satisfactory to Administrative Agent.

              Section 6.17         Certain Posting-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.17 or such later date as Administrative Agent reasonably agrees to in writing, Borrowers and each other Loan Party shall deliver the documents or take the actions specified on Schedule 6.17, in each case except to the extent otherwise agreed by Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”.

Article 7

Negative Covenants

Until the Termination Date, each of the Loan Parties covenants and agrees with the Credit Parties that:

              Section 7.1          Indebtedness; Equity Interests

(a)          Loan Parties will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(i)          Indebtedness created under the Loan Documents;

(ii)         Indebtedness existing on the Closing Date and set forth in Schedule 7.1, and any and any Refinancing Indebtedness with respect thereto;

(iii)       Indebtedness of Loan Parties or any of their Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Refinancing Indebtedness with respect thereto, provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (B) the principal amount of Indebtedness so incurred does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (C) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iii) shall not, without duplication, exceed $500,000 at any time;

(iv)       intercompany Indebtedness of Loan Parties or any Subsidiary owing to and held by Loan Parties or any Subsidiary; provided, however, that (A) if any Loan Party is the obligor on such Indebtedness and any Subsidiary (other than a Subsidiary Guarantor) is the obligee thereof, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Secured Obligations (including, with respect to any Subsidiary Guarantor, its obligations under the Security Agreement), (B) Indebtedness owed to any Loan Party must be evidenced by the Master Intercompany Note or an unsubordinated promissory note pledged to Administrative Agent under the Security Agreement, and (C) Indebtedness of Subsidiaries (other than Subsidiary Guarantors) owed to Loan Parties and/or a Subsidiary Guarantor may not exceed, when aggregated with Investments made pursuant to Section 7.4(d)(iv), $2,000,000 at any time outstanding;

(v)         Guarantees by (A) any Loan Party of Indebtedness of any other Loan Party, (B) any Non-Loan Party Subsidiary of Indebtedness of any other Non-Loan Party Subsidiary, and (C) any Non-Loan Party Subsidiary of any Indebtedness of any Loan Party, provided that, in each case, such Indebtedness is otherwise permitted by this Section 7.1(a);

(vi)         obligations under any Swap Agreements permitted by Section 7.7;

(vii)       Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(viii)     unsecured guarantees arising as a result of customary indemnification obligations to purchasers that are not Affiliates of a Loan Party in connection with any Disposition permitted by Section 7.5;

(ix)     Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments and (B) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of any Loan Party or its Subsidiaries and unsecured guarantees thereof;

(x)          Earn-Out Obligations;

(xi)        Subordinated Debt; provided that the aggregate outstanding principal amount thereof shall exceed $8,500,000 at any time;

(xii)       Indebtedness of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with a Loan Party or any Subsidiary thereof, in each case pursuant to a Permitted Acquisition, so long as such Indebtedness (A) was not incurred in contemplation of such Person becoming a Subsidiary or of such consolidation or merger, (B) does not constitute a working capital or revolving line of credit, and (C) the aggregate amount of all such Indebtedness shall not exceed $2,000,000; and

(xiii)       additional unsecured Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding.

(b)        Loan Parties will not, and will not permit any of their respective Subsidiaries to, (i) issue any Disqualified Equity Interests, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of any Loan Party or any of its Subsidiaries, except as permitted under Section 7.8.

             Section 7.2           Liens. Loan Parties will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)         Liens created under the Loan Documents;

(b)         Permitted Encumbrances;

(c)        any Lien on any property or asset of Loan Parties or any Subsidiary existing on the Closing Date and set forth in Schedule 7.2, provided that (i) such Lien shall not apply to any other property or asset of Loan Parties or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)        any Lien on fixed or capital assets acquired, constructed or improved by Loan Parties or any Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iii), (ii) such Lien is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (iii) such Lien shall not apply to any other property or assets of Loan Parties or any Subsidiary; and

(e)       any Lien existing on any property or asset prior to the acquisition thereof by Loan Parties or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary, pursuant to a Permitted Acquisition, after the Closing Date prior to the time such Person becomes a Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(xii), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such Lien shall not apply to any other property or assets of other Loan Parties or any other Subsidiary, and (iv) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof.

             Section 7.3           Fundamental Changes; Business; Fiscal Year.

(a)        No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or consummate a Division, provided that, if at the time thereof and immediately after giving effect thereto, no Default shall or would have occurred and be continuing:

(i)          any Wholly-Owned Subsidiary of a Loan Party may merge into or consolidate with (A) a Loan Party in a transaction in which a Borrower is the surviving entity, (B) any Subsidiary Guarantor in a transaction in which such Subsidiary Guarantor is the surviving entity, and (C) to the extent such Subsidiary is a Non-Loan Party Subsidiary, any other Non-Loan Party Subsidiary;

(ii)       a Loan Party or any Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.3(a)(i), provided that (x) in the case of a merger involving a Loan Party, a Loan Party shall be the surviving entity of such merger, (y) such merger is permitted by Section 7.4 and either (A) the Subsidiary Guarantor shall be the surviving entity or (B) such other Person shall become a Subsidiary Guarantor pursuant to Section 6.12, and (z) such merger shall not be prohibited by Section 7.5;

(iii)     (A) any Subsidiary of a Loan Party may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to a Loan Party or to any Subsidiary Guarantor and (B) any Non-Loan Party Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to a Loan Party or any Subsidiary of a Loan Party;

(iv)        Loan Parties or any of their Subsidiaries may sell, transfer, lease or otherwise Dispose of its assets in a transaction that is not permitted by Section 7.3(a)(iii), provided that such sale, transfer, lease or other Disposition is permitted by Section 7.5; and

(v)       (A) any Non-Loan Party Subsidiary may liquidate or dissolve so long as any remaining assets are transferred to another Non-Loan Party Subsidiary or a Loan Party and (B) any Subsidiary Guarantor may liquidate or dissolve so long as any remaining assets of such Subsidiary Guarantor are transferred to another Loan Party; provided that, in each case, Loan Parties determines in good faith that such liquidation or dissolution is in the best interests of Loan Parties and their Subsidiaries and is not disadvantageous to Administrative Agent or any Lender in any material respect.

(b)       Loan Parties will not, and will not permit any of their respective Subsidiaries to, engage in any line of business other than an Approved Line of Business to the extent such other line of business (the “Subject Line of Business”) is material when considered in light of the Approved Line of Business of the Loan Parties and Subsidiaries taken as a whole. For purposes hereof, “material” shall mean the Subject Line of Business generates annual revenue in excess of 10% of the Loan Parties’ most recent consolidated annual revenue.

(c)         Loan Parties will not, and will not permit any of their respective Subsidiaries to, change its Fiscal Year.

             Section 7.4            Investments, Loans, Advances, Guarantees and Acquisitions. Loan Parties will not, and will not permit any of their respective Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or Division) any Investment, make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, make any Acquisition or purchase or otherwise enter into or become party to any derivative transaction, except:

(a)         Investments in cash and Cash Equivalents;

(b)         Investments existing on the Closing Date and set forth in Schedule 5.13 and Schedule 7.4;

(c)        Investments consisting of ownership of the Equity Interests of their respective Subsidiaries to the extent such Subsidiaries are Subsidiaries as of the Closing Date or become Subsidiaries following the Closing Date in accordance with Section 6.12 (subject to Section 7.4(d)(iv) below);

(d)        Investments by (i) any Loan Party in any other Loan Party, (ii) any Non-Loan Party Subsidiary in any other Non-Loan Party Subsidiary, (iii) any Non-Loan Party Subsidiary in any Loan Party, in each case subject to the limitations set forth in Section 7.1(a)(iv), and (iv) any Loan Party in any Non-Loan Party Subsidiary consummated following the Closing Date in an aggregate outstanding amount for all such Investments under this clause (iv) not exceeding, when aggregated with intercompany Indebtedness owing by a Non-Loan Party Subsidiary to any Loan Party and/or a Subsidiary Guarantor pursuant to Section 7.1(a)(iv), $2,000,000 at any time;

(e)         Guarantees permitted by Section 7.1(a);

(f)          Swap Agreements permitted by Section 7.7;

(g)         Permitted Acquisitions;

(h)       (i) payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business and (ii) other advances to employees in the ordinary course of business not to exceed $200,000 in the aggregate at any one time outstanding;

(i)        (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(j)       Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with a Loan Party or any Subsidiary thereof (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(k)        deposits of cash made in the ordinary course of business to secure performance of (i) operating leases and (ii) other contractual obligations that do not constitute Indebtedness for borrowed money, including earnest money deposits made in cash in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(l)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(m)       advances made in connection with purchases of goods or services in the ordinary course of business; and

(n)        so long as the Payment Conditions shall have been satisfied, other Investments by Loan Parties of a nature not otherwise contemplated under this Section 7.4.

In determining the amount of Investments, acquisitions, loans, and advances permitted under this Section 7.4, Investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) minus all returns of principal, capital, dividends, distributions and other cash returns thereof and minus all liabilities expressly assumed by another Person in connection with the sale or other Disposition of any Investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

For sake of clarity, any Acquisition which is not a Permitted Acquisition, shall require the consent of the Required Lenders. In order to facilitate the Required Lenders’ review of such request, to the extent the aggregate consideration in connection with such Acquisition exceeds $2,000,000, Borrower shall have provided Required Lenders Agent with: (a) a quality of earnings report for the Person which is the subject of the Acquisition, (b) a summary of all material litigation to which such Person is party, (c) a Pro Forma Compliance Certificate evidencing Pro Forma Compliance with the Financial Covenants after giving effect to such Acquisition, and (d) evidence that, after giving Pro Forma effect to such Acquisition, Availability on the date of such transaction shall be greater than or equal to 10% of the Line Cap.

             Section 7.5           Dispositions. Loan Parties will not, and will not permit any of their respective Subsidiaries to, Dispose of any of its assets except:

(a)          the sale or lease of inventory and the collection of accounts receivable and other obligations, each in the ordinary course of business;

(b)         the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(c)      the licensing and sublicensing on a non-exclusive basis of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and the leasing and subleasing of any other property;

(d)         the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2;

(e)         any Casualty Event and the Disposition of any property subject thereto;

(f)        (i) the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Loan Party or Subsidiary thereof to the extent, in such Loan Party’s reasonable business judgment, not economically desirable in the conduct of such Loan Party’s business or so long as such lapse is not materially adverse to the interests of Lenders and (ii) the expiration of patents in accordance with their statutory terms;

(g)       Dispositions of assets acquired by Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of such Permitted Acquisition in an aggregate amount not to exceed $1,000,000 for each such Permitted Acquisition;

(h)         any trade-in of equipment in exchange for other equipment in the ordinary course of business;

(i)          the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement which are not prohibited hereunder;

(j)        any Disposition by (i) a Loan Party to another Loan Party, (ii) a Non-Loan Party Subsidiary to another Non-Loan Party Subsidiary, (iii) a Non-Loan Party Subsidiary to a Loan Party Subsidiary for not more than arm’s length consideration, or (iv) any Loan Party to any Non-Loan Party Subsidiary to the extent consisting of an Investment permitted under Section 7.4(d)(iv);

(k)          Dispositions of substantially worn out, damaged, uneconomical, surplus or obsolete equipment, equipment that is no longer useful in the business of Loan Parties or their Subsidiaries,

(l)     (i) sales, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers in the ordinary course of business, and (ii) discounting of current accounts in the ordinary course of business to induce payment thereon;

(m)        so long as no Default has occurred and is continuing, the settlement, release or surrender of tort, contractual rights or other litigation claims upon terms and conditions determined by the Loan Parties in its good faith and reasonable business judgment; and

(n)         other Dispositions resulting in aggregate Net Cash Proceeds not exceeding $1,000,000 during any Fiscal Year.

To the extent Required Lenders or all Lenders, as applicable, waive the provisions of this Section 7.5 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.5, such Collateral (unless sold to a Loan Party) shall be sold automatically free and clear of the Liens created by the Collateral Documents and, at the expense of Loan Parties, Administrative Agent shall take all reasonable actions any Loan Party reasonably requests in writing in order to effect the foregoing.

              Section 7.6           Sale and Lease Back Transactions. Loan Parties will not, and will not permit any of their respective Subsidiaries to, enter into any Sale and Leaseback arrangement, directly or indirectly, with any Person.

              Section 7.7           Swap Agreements. Loan Parties will not, and will not permit any of their respective Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Loan Party or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Loan Party or any Subsidiary) and that are not for speculative purposes, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party or Subsidiary including the Swap Agreements required under Section 6.16.

           Section 7.8             Restricted Payments. Loan Parties will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)       subject to the Collateral and Guarantee Requirement, any Subsidiary of a Loan Party may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in perpetual common Equity Interests (other than Disqualified Equity Interests),

(b)         any Subsidiary of a Loan Party may declare and pay dividends or other distributions with respect to its Equity Interests to Loan Parties or any Subsidiary Guarantor,

(c)         Loan Parties may declare and pay Permitted Tax Distributions;

(d)         the making of dividends or distributions by a Non-Loan Party Subsidiary to a Loan Party or another Non-Loan Party Subsidiary; and

(e)          Loan Parties may make the following additional Restricted Payments not otherwise permitted under this Section 7.8:

(i)           Restricted Payments so long as (A) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Restricted Payment, (B) after giving pro forma effect to such Restricted Payment, Loan Parties are in compliance with all Financial Covenants and (C) the aggregate amount of all such Restricted Payments made in any one (1) Fiscal Year pursuant to this clause (e)(i) shall not exceed $2,000,000; and

(ii)          Restricted Payments so long as the Payment Conditions shall have been satisfied.

Section 7.9          Transactions with Affiliates.  Loan Parties will not, and will not permit any of their respective Subsidiaries to, Dispose (including pursuant to a merger or Division) of any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger or Division) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business and at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being understood that this Section shall not apply to any transaction that is expressly permitted under Sections 7.1, 7.3, 7.4, 7.5 or 7.8) and (b) the Transactions.

Section 7.10          Restrictive Agreements.  Loan Parties will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist, or the ability of Administrative Agent to exercise any right or remedy with respect to, any Lien in favor of the Secured Parties created under the Loan Documents) or (b) the ability of any Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Loan Parties or any other Subsidiary or to Guarantee Indebtedness of Loan Parties or any other Subsidiary, provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by the Loan Documents, (B) restrictions and conditions existing on the Closing Date identified on Schedule 7.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), and (C) customary restrictions and conditions contained in agreements relating to the sale of a subsidiary pending such sale, provided that such restrictions and conditions apply only to its Subsidiary that is to be sold and such sale is permitted hereunder, (ii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) clause (a) of this Section shall not apply to customary provisions in agreements restricting the assignment thereof.

Section 7.11       Amendment of Material Documents.  Loan Parties will not, and will not permit any of their respective Subsidiaries to, amend, supplement modify or waive any of its rights under any Subordinated Debt Document or any of its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to adversely affect the Credit Parties, provided that Loan Parties shall deliver or cause to be delivered to Administrative Agent and each Lender a copy of all amendments, modifications or waivers thereto promptly after the execution and delivery thereof.

Section 7.12          Financial Covenants.

(a)         Consolidated Fixed Charge Coverage Ratio.  The Loan Parties will not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.20:1.00.

(b)         Consolidated Leverage Ratio.  The Loan Parties will not permit the Consolidated Leverage Ratio as of the end of any fiscal quarter to be greater than 4.50:1.00.

(c)        Consolidated Secured Leverage Ratio.  The Loan Parties will not permit the Consolidated Secured Leverage Ratio as of the end of any fiscal quarter to be greater than 3.50:1.00.

Section 7.13           Payments on Subordinated Debt.  Loan Parties will not, and will not permit any of their respective Subsidiaries to, declare or make, or agree to pay for or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Debt except that (a) Loan Parties or any Subsidiary may make payments of Subordinated Debt (other than the ELFS Subordinated Debt) so long as (i) the Payment Conditions shall have been satisfied, and (ii) any other terms and conditions of the applicable Subordination Agreement have been satisfied, and (b) Loan Parties or any Subsidiary may make payments of ELFS Subordinated Debt so long as (i) (A) the ELFS Restricted Payment Conditions shall have been satisfied, and (B) any other terms and conditions of the ELFS Subordination Agreement have been satisfied or (ii) such payment is being funded with an Acquisition Loan.  Loan Parties shall advise Administrative Agent when the ELFS Subordinated Debt has been repaid in full.

Section 7.14       Government Regulation. Loan Parties will not, and will not permit any of their respective Subsidiaries to, (a) at any time be or become the subject of any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits any Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any Loan Party or from otherwise conducting business with any Loan Party, or (b) fail to provide documentary and other evidence of any Loan Party’s identity as may be requested by any Credit Party at any time to enable such Credit Party to verify any Loan Party’s identity or to comply with any Applicable Law or regulation, including Section 326 of the USA PATRIOT Act.

Section 7.15         Hazardous Materials.  Loan Parties will not, and will not permit any of their respective Subsidiaries or agents to, cause or permit a Release or threat of Release of Hazardous Materials on, at, in, above, to, from or about any of the property where such Release or threat of Release would (a) violate, or form the basis for any Environmental Claims under, any Environmental Law or any Environmental Permit or (b) otherwise adversely impact the value or marketability of any property of any Loan Party or any of its Subsidiaries or any of the Collateral, other than such Release, violation or Environmental Claim as would not reasonably be expected to result in a material Environmental Liability.

Section 7.16          Additional Covenants Applicable to Holdings.  Holdings does not and shall not at any time (a) engage in any business activities other than serving as a passive holding company for the Loan Parties, and any other Person which Holdings may acquire after the Closing Date in accordance with the provisions of this Credit Agreement, (b) have any material assets other than the outstanding Equity Interests owned by it of the Loan Parties and Subsidiaries and any other Person which Holdings may acquire after the Closing Date in accordance with the provisions of this Credit Agreement, (c) have any Subsidiaries other than the Loan Parties and the Non-Loan Party Subsidiaries or any other Person which Holdings may acquire as a Subsidiary after the Closing Date in accordance with the provisions of this Credit Agreement, or (d) have any material liabilities, in each case of the foregoing, other than (i) the issuance of Equity Interests as otherwise not prohibited hereunder, (ii) actions required by Applicable Law, (iii) the payment of taxes and expenses of the Loan Parties and Subsidiaries, including without limitation, employee salaries and director compensation for employees and directors of Holdings, (iv) the provision of administrative services to its Subsidiaries of the type customarily provided by a non-operating holding company to its subsidiaries, (v) the receipt of Restricted Payment proceeds from another Loan Party to the extent such proceeds are used to pay obligations permitted to be incurred and paid by Holdings under this Credit Agreement, (vi) the making of Restricted Payments and guarantees expressly permitted to be made by Holdings under this Credit Agreement, (vii) the performance of its obligations under the Loan Documents and its organizational documents, (viii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance) and compliance with all Applicable Law, (ix) the consummation of the Transactions, (x) providing indemnification to officers and directors, (xi) entering into the documents relating to any Indebtedness permitted to be incurred by Holdings hereunder, (xii) transactions expressly described herein as involving Holdings and permitted under this Credit Agreement, and (xiii) activities incidental to its existence and any of the foregoing.

Article 8

Events of Default

Section 8.1            Events of Default.  Any of the following shall constitute an Event of Default:

(a)          Non-Payment of Principal or L/C Disbursement.  Any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b)       Other Non-Payment.  Any Loan Party shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any L/C Disbursement or any fee, commission or any other amount (other than an amount referred to in clause (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days.

(c)      Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made.

(d)        Specific Covenants.  Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.1(a)-(e), 6.2(a), 6.3, 6.7, 6.8, 6.10, 6.12, 6.14, 6.15(a) and (b), 6.16 or 6.17, in Article 7 or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in the Guarantee Agreement or the Security Agreement.

(e)        Other Covenants.  Any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the occurrence thereof.

(f)          Cross Default - Payment Default on Material Indebtedness.  Any Loan Party shall fail to make any payment of principal or interest in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period).

(g)          Other Cross-Defaults.  (i) Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable notice and any applicable cure period), provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness; or (ii) any Loan Party or any of its Subsidiaries shall breach or default on any Secured Swap Agreement Obligation.

(h)      Involuntary Proceedings.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(i)        Voluntary Proceedings.  Any Loan Party or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

(j)          Inability to Pay Debts.  Any Loan Party or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

(k)          Judgments.  One or more (i) non-monetary judgments which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (ii) judgments for the payment of money in an aggregate amount in excess of the Threshold Amount, shall be rendered against any Loan Party or any of its Subsidiaries or any combination thereof (which shall not be fully covered (without taking into account any applicable deductibles) by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A-, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company) and the same shall remain undischarged or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any of its Subsidiaries to enforce any such judgment.

(l)         ERISA Events.  (i) An ERISA Event shall have occurred that, in the opinion of Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, would reasonably be expected to subject any Loan Party, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code) in an aggregate amount exceeding the Threshold Amount, (ii) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (iii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iv) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (v) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Sections 302, Section 303, or Section 4068 of ERISA.

(m)        Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect, or any Loan Party shall so assert in writing or shall disavow any of its material obligations thereunder.

(n)        Liens.  Any Lien purported to be created under any Collateral Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on the Collateral, with the priority required by the applicable Collateral Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Agreement or failure to file any financing statement or other similar recording required for perfection or enforceability of any Lien solely to the extent provided to Administrative Agent by the Loan Parties.

(o)        Licenses.  There shall occur the loss, suspension or revocation of, or failure to renew any license or permit now held or hereafter acquired if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.

(p)          Change of Control.  A Change of Control shall occur.

(q)        Cessation of Business.  There shall occur a cessation of a substantial part of the business of any Loan Party which would reasonably be expected to have a Material Adverse Effect.

(r)         Criminal Forfeiture.  Any Loan Party shall be criminally indicted or convicted under any law that could lead to a forfeiture of any property of any Loan Party.

(s)       Invalidity of Subordination Provisions.  The subordination provisions of any Subordination Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Credit Agreement or such subordination provisions.

Section 8.2          Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, Administrative Agent may, and at the request of Required Lenders shall, by notice to Borrower Representative, take either or both of the following actions (whether before or after the Closing Date), at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Loan Parties, and (iii) require that Borrowers Cash Collateralize the L/C Obligations in an amount equal to the Minimum Collateral Amount with respect thereto and thereupon such Cash Collateral shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrowers, and in case of any event described in Section 8.1(h) or (i), the Commitments shall automatically terminate (whether before or after the Closing Date) the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Loan Parties and Cash Collateral for the L/C Obligations as described above shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Loan Parties.

Section 8.3          Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.10), any amounts received on account of the Secured Obligations shall be applied by Administrative Agent in the following order:

First, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article 3), in each case payable to Administrative Agent in its capacity as such;

Second, to accrued and unpaid interest then due in respect of Revolving Loans made under Section 9.13;

Third, to the principal amount of any Revolving Loans made under Section 9.13;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to L/C Issuer and the L/C Fronting Fee), in each case payable to L/C Issuer in its capacity as such;

Fifth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent of any excess of such proceeds, to the payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, L/C Obligations and other Secured Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to the extent of any excess of such proceeds, to (a) the payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Obligations, (b) to Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit and (c) and all Noticed Swap Agreement Obligations and Noticed Cash Management Obligations up to the amount of Reserves therefor, ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the extent of any excess of such proceeds, to all other Secured Swap Agreement Obligations and other Secured Cash Management Obligations, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date;

Ninth, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations that are due and payable to the Secured Parties or any other holder of Secured Obligations, or any of them, on such date, ratably based on the respective aggregate amounts of all such Secured Obligations owing to the Secured Parties on such date; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Secured Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to Borrower Representative for benefit of Loan Parties or as otherwise required by law.

Subject to Section 2.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the Secured Obligations, if any, in the order set forth above.  Administrative Agent shall have no obligation to calculate the amount of any Secured Swap Agreement Obligations or Secured Cash Management Obligations and may request a reasonably detailed calculation thereof from the provider of such Secured Obligations.  If the provider of any Secured Swap Agreement Obligations or Secured Cash Management Obligations fails to deliver the calculation of such Secured Obligations within five days following request thereof by Administrative Agent, then Administrative Agent may assume the amount of such Secured Obligations are (a) in the case of Noticed Swap Agreement Obligations or Noticed Cash Management Obligations, the amount set forth in the most recent Secured Obligation Designation Notice received by Administrative Agent and (b) in the case of any other Secured Swap Agreement Obligations or Secured Cash Management Obligations, zero.  Notwithstanding anything to the contrary set forth above, Excluded CEA Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above in this Section.

Section 8.4          Equity Cure.

(a)
Subject to the limitations set forth in clauses (d) and (e) below, Loan Parties may cure (and shall be deemed to have cured) an Event of Default pursuant to Section 8.1(d) arising out of a breach of the financial covenants set forth in Section 7.12 (the “Specified Financial Covenants”) if they receive the cash proceeds of an investment of Curative Equity on or before the date that is ten (10) Business Days after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Lender in respect of the Covenant Compliance Period with respect to which any such breach occurred (the “Specified Covenant Compliance Period”), and (ii) the date on which the Compliance Certificate is required to be delivered to Lender pursuant to Section 5.15(c) in respect of the Specified Covenant Compliance Period (such earlier date, the “Financial Statement Delivery Date”); provided, that Loan Parties’ right to so cure an Event of Default shall be contingent on their timely delivery of such Compliance Certificate and financial statements for the Specified Covenant Compliance Period as required under Section 6.1.

(b)
In connection with a cure of an Event of Default under this Section 8.4, on or before the Financial Statement Delivery Date for the Specified Covenant Compliance Period, Loan Parties shall deliver to Administrative Agent a certification of the principal financial officer of Administrative Borrower which contains, or Loan Parties shall include in the Compliance Certificate for the Specified Covenant Compliance Period:  (i) an indication that Loan Parties will receive proceeds of Curative Equity for the Specified Covenant Compliance Period and a statement setting forth the anticipated amount of such proceeds, (ii) a calculation of the financial results or prospective financial results of Loan Parties for the Specified Covenant Compliance Period (including for such purposes the proceeds of the Curative Equity (broken out separately) as deemed EBITDA as if received on such date), which shall confirm that on a Pro Forma Basis after taking into account the receipt of the Curative Equity proceeds, Loan Parties would have been or will be in compliance with the Specified Financial Covenants for the Specified Covenant Compliance Period, and (iii) a certification that any amount of the cash proceeds of the Curative Equity in excess of the amount that is sufficient to cause Loan Parties to be in compliance with the Specified Financial Covenants for the Specified Covenant Compliance Period shall not be included in the calculation of EBITDA for any fiscal quarter.

(c)
Loan Parties shall promptly notify Administrative Agent of its receipt of any proceeds of Curative Equity (and shall immediately apply the full amount of the cash proceeds of the equity investment made by Holdings to the payment of the Obligations in the manner specified in Section 2.7(b)(ii).

(d)
Any investment of Curative Equity shall be in immediately available funds and shall be in an amount that is sufficient to cause Loan Parties to be in compliance with the Specified Financial Covenants for the Specified Covenant Compliance Period, calculated for such purpose as if such amount of Curative Equity were additional EBITDA as at such date, and such amount shall not be included in the calculation of EBITDA in any subsequent Covenant Compliance Period.

(e)
Notwithstanding anything to the contrary contained herein, regardless of whether an investment of Curative Equity is made prior to the applicable Financial Statement Delivery Date, Loan Parties’ rights under this Section 8.4 may (i) be exercised not more than three (3) times during the term of this Credit Agreement, (ii) not be exercised more than one (1) time in any twelve (12) fiscal month period, and (iii) not be exercised if the amount of the proposed investment of Curative Equity exceeds the $2,000,000.  Regardless of whether an investment of Curative Equity is made prior to the applicable Financial Statement Delivery Date, any amount of Curative Equity that is in excess of the amount sufficient to cause Loan Parties to be in compliance with all of the Specified Financial Covenants as at such date shall not constitute Curative Equity (but shall be required to be used to prepay the Obligations in accordance with Section 2.7(b)(ii).

(f)
If Loan Parties have (i) delivered a certification or a Compliance Certificate conforming to the requirements of Section 8.4(b), and (ii) received proceeds of an investment of Curative Equity in immediately available funds on or before the deadline set forth in Section 8.4(a) and in an amount that is sufficient to cause Loan Parties to be in compliance with the Specified Financial Covenants for the Specified Covenant Compliance Period, any Event of Default that occurs or has occurred and is continuing as a result of a breach of the Specified Financial Covenants for the Specified Covenant Compliance Period shall be deemed cured with no further action required by the Administrative Agent.  Prior to satisfaction of the foregoing requirements of this Section 8.4(f), any Event of Default that occurs or has occurred as a result of a breach of the Specified Financial Covenants shall be deemed to be continuing and, as a result, the Administrative Agent shall have no obligation to make additional Loans or otherwise extend additional credit hereunder.  In the event Loan Parties do not cure all financial covenant violations as provided in this Section 8.4, the existing Event of Default shall continue unless waived in writing by the Administrative Agent in accordance herewith.

(g)
To the extent that Curative Equity is received and included in the calculation of the Specified Financial Covenants as deemed EBITDA for any fiscal quarter pursuant to this Section 7.4, such Curative Equity shall be deemed to be EBITDA for purposes of determining compliance with the Specified Financial Covenants for subsequent periods that include such fiscal quarter.  Curative Equity shall be disregarded for purposes of determining EBITDA for any pricing, financial covenant based conditions or any baskets with respect to the covenants contained in this Credit Agreement.  In addition, notwithstanding any mandatory prepayment of Obligations pursuant to Section 2.7(b)(ii), any Obligations so prepaid shall be deemed to remain outstanding for purposes of determining pro forma or actual compliance with the Specified Financial Covenants or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Credit Agreement, in each case in the Specified Covenant Compliance Period or subsequent periods that include such fiscal quarter.

Article 9

Administrative Agent

Section 9.1      Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Santander Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of Administrative Agent, Lenders and the L/C Issuer, and neither Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2          Rights as a Lender or L/C Issuer.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or L/C Issuer as any other Lender or L/C Issuer and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 9.3            Exculpatory Provisions.

(a)
Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:

(i)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)
 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)
 shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its branches or Affiliates in any capacity.

(b)
Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower Representative, a Lender or a L/C Issuer.

(c)
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

(d)
Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material pursuant to Section 6.13, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

Section 9.4         Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, amendment, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Administrative Agent may consult with legal counsel (who may be counsel for Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5        Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6          Resignation of Administrative Agent.

(a)
Administrative Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower Representative.  Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower Representative, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)
If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to Borrower Representative and such Person remove such Person as Administrative Agent and, in consultation with Borrower Representative, appoint a successor.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)
With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower Representative and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.  To the extent the retiring or removed Administrative Agent is holding cash, deposit account balances or other credit support as collateral for Cash Collateralized Letters of Credit, the retiring or removed Administrative Agent shall on or reasonably promptly following the Resignation Effective Date or the Removal Effective Date (as applicable) cause such collateral to be transferred to the successor Administrative Agent or, if no successor Administrative Agent has been appointed and accepted such appointment, to the respective the L/C Issuer ratably according to the outstanding amount of Cash Collateralized Letters of Credit issued by them, in each case to be held as collateral for such Cash Collateralized Letters of Credit in accordance with this Credit Agreement.

Section 9.7         Non-Reliance on Administrative Agent, the L/C Issuer and Other Lenders.  Each Lender and L/C Issuer expressly acknowledges that that none of Administrative Agent nor any arranger, including, without limitation, Santander Bank and First Merchants in such capacities, or bookrunner (collectively the “Arranger”) has made any representation or warranty to it, and that no act by Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or the Arranger to any Lender or L/C Issuer as to any matter, including whether Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender and L/C Issuer represents to Administrative Agent and the Arranger that it has, independently and without reliance upon Administrative Agent, any Arranger, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to Borrowers hereunder.  Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, any Arranger, or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Each Lender and L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring and/or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring and/or holding such commercial loans or providing such other facilities.

Section 9.8           No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of or any agent or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or a L/C Issuer hereunder.

Section 9.9          Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or reimbursement for any L/C Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b)
to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent Section 10.3.

Section 9.10        Collateral and Guarantee Matters.

(a)
The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion,

(i)
to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) at the Termination Date, (B) that is sold or otherwise Disposed of or to be sold or otherwise Disposed of as part of or in connection with any sale or other Disposition permitted under the Loan Documents to a Person that is not and is not required to become a Loan Party; provided, however, any sale or Disposition of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Guarantee Agreements shall be subject to Section 10.2(b), or (C) subject to Section 10.2, if approved, authorized or ratified in writing by Required Lenders;

(ii)
to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.2(d); and

(iii)
to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, provided, however, that the release of all or substantially all of the Collateral or all or substantially all of the value of the Guarantees under the Guarantee Agreements shall be subject to Section 10.2(b).

Upon request by Administrative Agent at any time, Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents pursuant to this Section 9.14.

(b)
Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

(c)
In the event that any part of the Collateral is sold or otherwise Disposed of (to a Person other than a Loan Party) in connection with a Disposition expressly permitted under this Credit Agreement, such Collateral shall automatically be sold or Disposed of free and clear of the Liens created by the Loan Documents.

Section 9.11        Compliance with Flood Insurance Laws.  Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the Flood Insurance Laws and will post on the applicable electronic platform (or otherwise distribute to each Lender documents that it receives in connection with the Flood Insurance Laws (collectively, the “Flood Documents”); provided, however that Administrative Agent makes no representation or warranty with respect to the adequacy of the Flood Documents or their compliance with the Flood Insurance Laws.  Each Lender acknowledges and agrees that it is individually responsible for its own compliance with the Flood Insurance Laws and that it shall, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, including the Flood Documents posted or distributed by Administrative Agent, continue to do its own due diligence to ensure its compliance with the Flood Insurance Laws.

Section 9.12        Cash Management Obligations and Swap Agreement Obligations.  Except as otherwise expressly set forth herein or in the Security Agreement, any other Collateral Document or any other Loan Document, no Person holding Secured Cash Management Obligations or Secured Swap Agreement Obligations that obtains the benefits of any Guarantee under any Guarantee Agreement or any Collateral by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral or amendment to any Loan Document (including any Collateral Document) other than in its capacity as a Lender or Administrative Agent and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 9 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations or Secured Swap Agreement Obligations except to the extent expressly required hereunder.  Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Swap Agreement Obligations.

Section 9.13         Discretionary Advances.

(a)
Notwithstanding anything contained herein to the contrary, Administrative Agent may, in its sole discretion, make Revolving Loans in an aggregate amount of not more than the lesser of (i) 10% of the Revolving Credit Maximum Amount and (ii) the largest amount that would not cause the outstanding principal balance of the Revolving Loans to exceed the Revolving Credit Maximum Amount, for the purpose of preserving or protecting the Collateral, enhancing the likelihood, or maximize the amount of, repayment of the Loans and the other Secured Obligations, or for incurring any costs associated with collection or enforcing rights or remedies against the Collateral, or incurred in any action to enforce this Credit Agreement or any other Loan Document.  Each such Revolving Loan under this Section 9.13 shall be deemed to be an BR Revolving Loan.

(b)
Upon Administrative Agent’s making of any Revolving Loans under this Section 9.13, each of the Lenders shall be deemed to have irrevocably, unconditionally and immediately purchased from Agent a participation in such Revolving Loans in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Revolving outstanding under this Section 9.13; provided that no Lender shall be required to fund more than the amount of its Revolving Commitment.  Each Lender shall effect such purchase by making available the amount of such Lender’s participation in such Revolving Loans in U.S. dollars in immediately available funds to Agent’s Account.  In the event any Lender fails to make available to Agent when due the amount of such Lender’s participation in such Revolving Loans, Agent shall be entitled to recover such amount on demand from such Lender together with interest at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  Each such purchase by a Lender shall be made without recourse to Administrative Agent, without representation or warranty of any kind, and shall be effected and evidenced pursuant to documents reasonably acceptable to Agent.  The obligations of Lenders under this Section 9.13 shall be absolute, irrevocable and unconditional, shall be made under all circumstances and shall not be affected, reduced or impaired for any reason whatsoever.

Section 9.14
Erroneous Payments.

(a)
If Administrative Agent (x) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.14(b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 9.14 and held in trust for the benefit of Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of Administrative Agent to any Payment Recipient under this Section 9.14(a) shall be conclusive, absent manifest error.

(b)
Without limiting the provisions of Section 9.14(a), each Payment Recipient (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Credit Agreement or in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i)
it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error and mistake has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii)
such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 9.14(b).  For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 9.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.14(a) or on whether or not an Erroneous Payment has been made.

(c)
Each Lender, L/C Issuer or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees, or other amounts, against any amount that Administrative Agent has demanded to be returned under Section 9.14(a).

(d)
(i)
 In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor in accordance with Section 9.14(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to Borrower Representative or Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) Administrative Agent and Borrowers shall be deemed to have waived any consents required under this Credit Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement.

(ii)
Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf).  In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest or other distribution in respect of principal and interest, received by Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by Administrative Agent) and (y) may in the sole discretion of Administrative Agent be reduced by any amount specified by Administrative Agent in writing to the applicable Lender from time to time.

(e)
The parties hereto agree (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interest of such Lender, L/C Issuer or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by Borrowers or any other Loan Party; provided that this Section 9.14 shall not be interpreted to increase (or accelerate the due date for) the Obligations of Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrowers for the purpose of making such Erroneous Payment.

(f)
To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(g)
Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof).

Article 10

Miscellaneous

Section 10.1        Notices.

(a)
Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)           if to any Loan Party:

c/o Janel Corporation
80 Eighth Avenue
New York, New York 10011
Attention: Nathan Shandy, Chief Financial Officer
Phone:
Email:

(ii)
     if to Administrative Agent, L/C Issuer or Swingline Lender to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1 (Committed Loan Notices and Letter of Credit Applications shall additionally be delivered to the addressees set forth therein); and

(iii)
       if to any other Credit Party, the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)
Electronic Communications.  Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return e-mail, confirmation of system-generated posting notices by a Platform or other written acknowledgement) and (ii) notices or communications posted to a Platform or an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding anything to the contrary herein, borrowing requests and other notices to Administrative Agent, a Swingline Lender or an L/C Issuer sent by email or posted to a Platform or an Internet or intranet website shall only be effective against such party if receipt of such transmission is affirmatively acknowledged by such party.

(c)
Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)
Platform.

(i)
Each of the Loan Parties agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the L/C Issuer and the other Lenders by posting the Communications on the Platform and that certain of Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.

(ii)
Each of the Loan Parties hereby acknowledges and agrees that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that:  (A) all such (i) shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking (ii) “PUBLIC,” each of the Loan Parties shall be deemed to have authorized Administrative Agent, Arranger, and Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to any Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 10.14); (C) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (D) Administrative Agent and Arranger shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

(iii)
The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Administrative Agent’s transmission of communications through the Platform.

Section 10.2        Waivers; Amendments.

(a)
No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b)
Except as expressly provided by Section 2.11, Section 3.1(e), Section 3.8 or in the other paragraphs of this Section 10.2, neither this Credit Agreement, any other Loan Document (other than the Fee Letter) nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Loan Parties and Required Lenders (or, in the case of waivers of any condition precedent to any Revolving Borrowing set forth in Section 4.2, the Required Lenders in respect of the Revolving Facility), or by Loan Parties and Administrative Agent with the consent of Required Lenders; provided that no such agreement shall:

(i)
       extend or increase any Commitment of any Lender without the written consent of such Lender or increase the L/C Sublimit without the consent of the L/C Issuer (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender or an increase of the L/C Sublimit);

(ii)
       reduce the principal amount of any Loan or any reimbursement obligation with respect to a L/C Disbursement, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of Required Lenders shall be necessary to amend or modify any Financial Covenant, any defined terms used therein or the definition of “Default Rate” or to waive any obligation of Loan Parties to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii)
       postpone any date scheduled for any payment of principal of, or interest on, any Loan or reimbursement obligation with respect to any L/C Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Revolving Commitments, the Acquisition Loan Commitments, the Mortgage Loan Commitments, or reduce the amount of or postpone the date of any prepayment required by Section 2.7(b) without the written consent of each Credit Party directly and adversely affected thereby;

(iv)
      except as provided in Section 2.10 and subsection (c) below change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(b) or the pro rata reduction of Revolving Commitments required by Section 2.5(d), without the written consent of each Credit Party directly and adversely affected thereby;

(v)
       change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

              (vi)
             amend, modify or waive any provision of Section 2.10 without the written consent of Administrative Agent, Swingline Lender and the L/C Issuer;

              (vii)
             change the currency in which any Commitment or Loan is, or is to be, denominated, Letters of Credit are to be issued or payment under the Loan Documents is to be made without the written consent of each Lender directly affected thereby;

              (viii)
           release any Guarantor from its Guarantee under a Guarantee Agreement (except as expressly provided therein or in Section 9.10), or limit its liability in respect of such Guarantee, without the written consent of each Lender;

              (ix)
            release all or substantially all of the Collateral from the Liens of the Loan Documents (except as expressly provided in the applicable Collateral Document or in connection with a transaction permitted by Section 7.3), or subordinate the Liens of the Loan Documents (except as expressly provided for in Section 9.10(a)(ii)), without, in either instance, the consent of each Lender; or

              (x)
         make any modification to the definition of the term “Borrowing Base” (or any defined term used in the definition of “Borrowing Base”) which would have the effect of increasing the availability thereunder to Borrowers other than changes in Reserves implemented by Administrative Agent in accordance with the terms of this Credit Agreement, without the written consent of the Required Lenders;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) Administrative Agent, unless in writing executed by Administrative Agent, (B) the L/C Issuer, unless in writing executed by the L/C Issuer, and (C) any Swingline Lender, unless in writing, in each case in addition to Borrowers and Lenders required above.

(c)
Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d)
In addition, notwithstanding anything in this Section to the contrary, if Administrative Agent and Borrower Representative shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then Administrative Agent and Borrower Representative shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by Required Lenders to Administrative Agent within 10 Business Days following receipt of notice thereof.

Section 10.3         Expenses; Indemnity; Damage Waiver.

(a)
Costs and Expenses. Loan Parties, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent, First Merchants, and their respective Affiliates (including Attorney Costs of counsel for Administrative Agent and First Merchants), in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by Administrative Agent or any Credit Party (including Attorney Costs of counsel for Administrative Agent and any Credit Party), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)
Indemnification by Loan Parties. Loan Parties, jointly and severally, shall indemnify Administrative Agent (and any sub-agent thereof), each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim or proceeding (other than a proceeding against the Administrative Agent acting pursuant to this Credit Agreement or any other Loan Document or in its capacity as such) solely between or among Indemnitees not arising from any act or omission by any Loan Party or any of such Loan Party's Affiliates. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, Loan Parties shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them. This Section 10.3(b) shall not apply with respect to Taxes, which shall be governed by Section 3.6, other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim.

(c)
Reimbursement by Lenders. To the extent that any of the Loan Parties for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid to Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the L/C Issuer, the Swingline Lender, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), the L/C Issuer in its capacity as such, the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), the L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of Lenders under this paragraph (c) are subject to the provisions of Section 2.8(d).

(d)
Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Administrative Agent (and any sub-agent thereof), any Lender and the L/C Issuer, and any Related Party of any of the foregoing Persons (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. The parties hereto intend that any amounts advanced hereunder be maintained at all times in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(e)
Payments. All amounts due under this Section shall be payable promptly and may be charged to any account of a Borrower in accordance with Section 3.2(d).

Section 10.4         Successors and Assigns.

(a)
Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent, L/C Issuer and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)
Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its applicable Commitments and the applicable Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)
in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and/or the applicable Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)
in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Facility, or $1,000,000, in the case of any assignment in respect of any of the Term Facility, the Mortgage Loan Facility and/or the Acquisition Facility, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower Representative otherwise consents (which consent of Borrower Representative shall not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the applicable Loan or the applicable Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)
the consent of Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund, provided that Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five Business Days after written notice of such assignment shall have delivered to Borrower Representative;

(B)
the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Acquisition Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) a funded Term Facility, funded Mortgage Loan Facility and/or Acquisition Facility to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)
the consent of the L/C Issuer and the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

              (iv)
           Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire. In addition, each assignee shall, on or before the effective date of such assignment, deliver to Borrower Representative and Administrative Agent certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.6(g).

              (v)
            No Assignment to Certain Persons. No such assignment shall be made to (A) a Loan Party or any of the Loan Party’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (C) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate Applicable Law.

              (vi)
         No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

              (vii)
             Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of Borrower Representative and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans, in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)
Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Loan Parties, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Loan Parties, Administrative Agent, the L/C Issuer and the applicable Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower Representative and the L/C Issuer or Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)
Participations. Any Lender may at any time, without the consent of, or notice to, Borrower Representative, the L/C Issuer or Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries, (y) any Defaulting Lender or any of its subsidiaries or (z) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate Applicable Law) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its applicable Revolving Commitment and/or the applicable Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Loan Parties, Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, the Loan Parties shall not be responsible under Section 10.3(b) for any indemnity obligation that results from a claim or proceeding solely between a Lender and a Participant of such Lender not arising from any act or omission by any Loan Party or any of such Loan Party’s Affiliates.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b) that affects such Participant. Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Loan Parties’ request and expense, to use reasonable efforts to cooperate with Loan Parties to effectuate the provisions of Section 3.7(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)
Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)
Cashless Settlement. Notwithstanding anything to the contrary contained in this Credit Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by Borrower Representative, Administrative Agent and such Lender.

Section 10.5     Survival. All covenants, agreements, representations and warranties made by Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any L/C Obligation or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, and 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6      Counterparts; Integration; Effectiveness; Electronic Execution. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Administrative Agent to accept electronic signature counterparts in any form or format and (y) Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to any Loan Document and the parties hereto agree to promptly deliver such manually executed counterpart signature pages. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent or any Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.7       Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8       Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Credit Party or any such branch or Affiliate to or for the credit or the account of any Loan Party or any of its Subsidiaries against any and all of the obligations of such Loan Party or such Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to such Credit Party or such branch or Affiliate, irrespective of whether or not such Credit Party, branch or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party or Subsidiary may be contingent or unmatured or are owed to a branch, office or Affiliate of such Credit Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Credit Party and its branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its branches and Affiliates may have. Each Credit Party agrees to notify Borrower Representative and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9         Governing Law; Jurisdiction; Consent to Service of Process.

(a)
Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)
Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall (i) affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Credit Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(c)
Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)
Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by Applicable Law.

Section 10.10     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11       Payments Set Aside. To the extent that any payment by or on behalf of Loan Parties is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or Fraudulent Transfer Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 10.13      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Obligation, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by Lender holding an interest in such Loan or L/C Obligation in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Obligation hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or L/C Obligation but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or L/C Obligations or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.14       Confidentiality; Treatment of Certain Information.

(a)
Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, contractors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Loan Parties and their obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating any Loan Party, its Subsidiaries or the Credit Facilities or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities, (viii) with the consent of any Loan Party, or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Administrative Agent, any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than Loan Parties or (C) is independently generated by Administrative Agent, any Credit Party or any of their respective Affiliates. In addition, Administrative Agent and Lenders may disclose the existence of this Credit Agreement and information about the Loan Documents to (i) market data collectors, league table providers and other similar service providers to the lending industry and (ii) service providers to Administrative Agent or any Lender.

(b)        For purposes of this Section, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any other Credit Party on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by Administrative Agent or any other Credit Party, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each Credit Party (and their Affiliates and respective partners, directors, officers, employees, agents, advisors and representatives) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Credit Party relating to such tax treatment and tax structure.

(c)         Loan Parties agree, on behalf of themselves and their Affiliates, that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Credit Agreement or any of the other Loan Documents without the prior written consent of such Person, unless (and only to the extent that) Loan Parties or such Affiliate is required to do so under law and then, in any event, Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(d)         Loan Parties consent to the publication by Administrative Agent or any Lender of customary advertising material relating to the Transactions (including, without limitation amount and type of facility) using the name, product photographs, logos or trademarks of any of the Loan Parties.

              Section 10.15       USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each of the Loan Parties shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Administrative Agent or any Lender in order to assist Administrative Agent and Lenders in maintaining compliance with the USA PATRIOT Act.

              Section 10.16      No Fiduciary Duty. Each Loan Party agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and Administrative Agent, the Arrangers, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of Administrative Agent, the Arranger, the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

              Section 10.17       Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)         the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)         the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

             Section 10.18        Certain ERISA Matters.

(a)         Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)      the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii)      (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

(b)       In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrowers or any other Loan Party, that:

(i)         none of Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)       the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iv)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)        no fee or other compensation is being paid directly to Administrative Agent or Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Credit Agreement.

(c)         Administrative Agent and Arrangers each hereby informs Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative or other agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

              Section 10.19      Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)         As used in this Section 10.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)          a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)         a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

JANEL GROUP LLC, a New York limited liability company
EXPEDITED LOGISTICS AND FREIGHT SERVICES LLC, a Texas limited liability company
EXPEDITED LOGISTICS AND FREIGHT SERVICES LLC, an Oklahoma limited liability company
ELFS BROKERAGE LLC, a Texas limited liability
AIRSCHOTT, INC., a Virginia corporation
INTERLOG USA, INC., a Minnesota corporation
COMMERCE EXPRESS, INC., a Minnesota corporation
RUBICON TECHNOLOGY, INC., a Delaware corporation
RUBICON WORLDWIDE LLC, an Illinois limited liability company
AVES LABS, INC., an Oregon corporation
PHOSPHOSOLUTIONS, LLC, a Nevada limited liability company
IMMUNOCHEMISTRY TECHNOLOGIES LLC, a Minnesota limited liability company
IMMUNOBIOSCIENCE CORP., a Washington corporation

By:	/s/ Nathan Shandy
	Name:	Nathan Shandy
	Title:	Vice President

INDCO, INC., a Tennessee corporation

By:	/s/ Kristina B. Wilberding
	Name:	Kristina B. Wilberding
	Title:	Chief Financial Officer

ANTIBODIES, INC., a California corporation

By:	/s/ Nathan Shandy
	Name:	Nathan Shandy
	Title:	Secretary

Signature Page to Credit Agreement

BIOSENSIS, LLC, a California limited liability company

By:	/s/ Nathan Shandy
	Name:	Nathan Shandy
	Title:	Agent

Signature Page to Credit Agreement

GUARANTOR:

JANEL CORPORATION, a Nevada corporation

By:	/s/ Nathan Shandy
	Name:	Nathan Shandy
	Title:	Chief Financial Officer

Signature Page to Credit Agreement

SANTANDER BANK, N.A., as Administrative Agent, L/C Issuer, Swingline Lender and a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

FIRST MERCHANTS BANK, as a Lender

By:
Name:
Title:

Signature Page to Credit Agreement

SCHEDULE 1.1

MORTGAGE REQUIREMENT

“Mortgage Requirement” means, with respect to each Closing Date Owned Real Property and at any time, the requirement that, with respect to each Material Owned Real Property, Administrative Agent shall have received the following, each in form and substance satisfactory to Administrative Agent:

(a)
a Mortgage with respect to such Real Property duly executed and delivered by the record owner of such Owned Real Property,

(b)
an appraisal with respect to such Real Property, demonstrates with respect to the Closing Date Owned Properties, a loan to value (with respect to the Mortgage Loan) not exceeding seventy-five (75%) percent,

(c)
a survey with respect to such Real Property,

(d)
a title insurance policy (including any endorsements thereto) and appropriate Lien searches with respect to such Real Property,

(e)
with respect to such Real Property: environmental reports, audits and analyses (whether produced by any Loan Party or its Subsidiaries or any third party or Governmental Authority) and Phase I or Phase II reports,

(f)
with respect to such Real Property not located in a Flood Zone, a completed Flood Certificate from a third party vendor in compliance with the Flood Program,

(g)
with respect to any portion such Real Property that is located in a Flood Zone:

(i)          a completed Flood Certificate from a third party vendor in compliance with the Flood Program,

(ii)      written acknowledgement from Loan Parties that Loan Parties received notification from Administrative Agent that such Real Property is located within a Flood Zone and indicating whether the community in which such Real Property is located is participating in the Flood Program,

(iii)     if such Real Property is located in a community participating in the Flood Program, evidence that Loan Parties have complied with the insurance requirements set forth in Section 6.10 of the Credit Agreement,

(iv)       such additional coverage as required by Administrative Agent, if any, under supplemental private insurance policies in an amount so required by Administrative Agent,

(h)
evidence of earthquake insurance with respect to such Real Property, and

(i)           legal opinions with respect to such Mortgage and related matters.

Schedule 1.1

SCHEDULE 2.1

COMmitMENTS

Lender	Revolving Commitment	Term Loan Commitment	Mortgage Loan Commitment	Acquisition Loan Commitment	Total Commitments
Santander Bank, N.A.	$24,000,000.00	$3,600,000.00	$1,872,000.00	$6,000,000.00	$35,472,000.00

First Merchants Bank	$16,000,000.00	$2,400,000.00	$1,248,000.00	$4,000,000.00	$23,648,000.00

Totals	$40,000,000.00	$6,000,000.00	$3,120,000.00	$10,000,000.00	$59,120,000.00

Schedule 2.1

SCHEDULE 2.4

existing letters of credit

Issuer	L/C Number	Expiry Date	Face Amount	Beneficiary
Santander N.A.	10277	December 10, 2026	200,000.00	Great West Casualty Company

Schedule 2.4

SCHEDULE 4.1(f)

COLLATERAL DOCUMENTS AND RELATED REQUIREMENTS

1.
Security Agreement.

2.
Guarantee Agreement provided by all Loan Parties.

3.
Control Agreement provided by Loan Parties in favor of the Administrative Agent.

4.
Control Agreement by Loan Parties in favor of First Merchants.

5.
Collateral Access Agreements to provided post-closing.

6.
Trademark Security Agreement provided by Loan Parties.

7.
Mortgages provided by:

a)
A Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement by Antibodies Incorporated in favor of First American Title Insurance Company, as Trustee for the Administrative Agent.

b)
Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing by INDCO, Inc. in favor of the Administrative Agent.

8.
Perfection Certificate provided by Loan Parties.

Schedule 4.1(f)

SCHEDULE 5.6

None.

SCHEDULE 5.16(a)

ucc filing offices

Nevada
New yOrk
Texas
OKLAHOMA
mINNESOTA
vIRGINIA
iLLINOIS
dELAWARE
tENNESSEE
oREGON
cALIFORNIA
wASHINGTON

Schedule 5.16(a)

SCHEDULE 5.16(b)

Mortgage Filing Offices

Yolo, cALIFORNIA
floyd, inDIANA

Schedule 5.16(b)

SCHEDULE 5.19

MATERIAL OWNED REAL PROPERTY

Closing Date owned real property

4040 Earnings Way, New Albany, Indiana
25242 County Road 95, Davis, California

Schedule 5.19

SCHEDULE 5.29

MATERIAL CONTACTS

NONE.

Schedule 5.29

SCHEDULE 6.15

Collateral Reporting

No later than the 15th day of each month, as of the immediately preceding month end; provided that, if any day on which the information required to be delivered hereunder is not a Business Day, such information shall be delivered on the next Business Day.

(a) a completed and signed Borrowing Base certificate in the form provided to Borrowers by Administrative Agent prior to the date hereof,

(b) a roll-forward with supporting details with respect to Loan Parties’ Accounts (delivered electronically in an acceptable format).

(c) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Loan Parties’ Accounts,

(d) a detailed aging, by total, of Loan Parties’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,

(e) a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks (delivered electronically in an acceptable format),

(f) a monthly Account roll-forward with respect to Loan Parties’ Accounts, in a format reasonably acceptable to Administrative Agent, tied to the beginning and ending Account balances of Loan Parties’ general ledger (delivered electronically in an acceptable format),

(g) a certified report of Inventory of each Loan Party, including without limitation, details on and a breakdown of age, type, category and location of such Inventory, in a format reasonably acceptable to Administrative Agent, and

(h) an accurate statement as to the then current outstanding principal balance of the ELFS Subordinated Debt.

Quarterly, no later than the 5th Business Day after each quarter end (as of such quarter end)	(a) a report regarding each Loan Party’s accrued, but unpaid, ad valorem taxes,

Schedule 6.15

Annually, on the 15th day of each January (as of the prior Fiscal Year end)
(a) a detailed list of each Loan Party’s customers, with address and contact information,

(b) a detailed list of each Loan Party’s vendors, with address and contact information, and

(c) updates to any Schedule not specified as being made as of the Closing Date, true and correct in all material respects as of the date of delivery, accompanied by a certificate executed by an officer of Borrower Representative in a form reasonably acceptable to Administrative Agent (it being understood and agreed that no such update shall serve to cure any existing Event of Default, including any Event of Default resulting from any failure to provide any such disclosure to Administrative Agent on an earlier date or any breach of any earlier made representation and/or warranty).

Schedule 6.15

SCHEDULE 6.17

Certain Post-Closing Obligations

1.
On or before January 5, 2026, the Loan Parties shall deliver to Administrative Agent such certificates in respect of insurance (including, without limitation, liability and property certificates) as are required pursuant to Section 6.10, all of which certificates shall be in form and substance satisfactory to Administrative Agent.

2.
On or before January 28, 2026, the Loan Parties shall deliver to Administrative Agent the ELFS Subordination Agreement.

3.
On or before January 28, 2026, Administrative Agent shall have received, reviewed and be satisfied with a field examination of the Collateral (which field examination shall have been performed, at Borrowers’ expense, by a field examiner satisfactory to Administrative Agent and shall include such assessments as Administrative Agent determines in its sole discretion, including in respect of Inventory). Such field examination shall be in addition to the field examinations contemplated by Section 6.6.

4.
On or before February 12, 2026, the Loan Parties shall deliver to Administrative Agent, in form and substance satisfactory to the Administrative Agent, evidence of the filing with the Oregon Secretary of State of a UCC-3 termination statement, authorized by the secured party of record and terminating that certain UCC-1 financing statement number 92641519 filed by Sally Ann Hed Dahlquist on December 4, 2020 against Aves Labs, Inc.

5.
On or before February 12, 2026, the Loan Parties shall deliver to Administrative Agent such endorsements in respect of insurance (including, without limitation, lender loss payable endorsements, additional insured endorsements and notice of cancellation endorsements) as are required pursuant to Section 6.10, all of which endorsements shall be in form and substance satisfactory to Administrative Agent.

6.
Within thirty (30) days following request from the Required Lenders, the Loan Parties shall deliver to Administrative Agent, in form and substance satisfactory to the Administrative Agent, evidence of the filing with the appropriate Governmental Authority terminating that certain New York City Tax Warrant number 5176519-1 filed by the New York City Department of Finance on October 6, 2025 against Janel Corporation.

7.
On or before February 12, 2026, the Loan Parties shall deliver to Administrative Agent the Control Agreements that are required pursuant to Section 6.14.

8.
On or before February 12, 2026, the Loan Parties shall deliver to Administrative Agent, with respect to each Loan Party the Equity Interests in which are evidenced by stock certificates as of the Closing Date, either (i) true and complete copies of amendments to the Organizational Documents for such Person providing that the Equity Interests in such Person are and shall not be evidenced by stock certificates, which amendments shall be duly executed and authorized by appropriate corporate action on behalf of such Person, in form and substance satisfactory to Administrative Agent, and in full force and effect, or (ii) original stock certificates or other instruments representing all issued and outstanding Equity Interests in such Person, together with stock powers or other instruments of transfer with respect thereto endorsed in blank.

Schedule 6.17

SCHEDULE 7.1

EXISTING INDEBTEDNESS

●
ELFS Subordinated Seller Notes - $3,227,632

●
Irrevocable Standby Letter of Credit No. 10277 issued on November 6, 2025 by Santander Bank N.A. in favor of Great West Casualty Company, as Beneficiary, and Expedited Logistics and Freight Services, LLC as Applicant for drawings up to $200,000.00, expiring on December 10, 2026.

Schedule 7.1

SCHEDULE 7.2

EXISTING LIENS

NONE.

Schedule 7.2

-

SCHEDULE 7.10

EXISTING RESTRICTIONS

NONE.

Schedule 7.10

SCHEDULE 10.1

Notice Information

SANTANDER BANK, N.A., as Administrative Agent, L/C Issuer, Swingline Lender and a Lender:

437 Madison Avenue, New York, NY 10022, Attn: Joseph Min, Portfolio Manager for Janel Corporation

Schedule 10.1